EXECUTION VERSION

Published CUSIP Number:__________
ACTIVE 233912473v.7
Term Loan CUSIP Number: __________

TERM LOAN AGREEMENT
Dated as of September 17, 2018
by and among
NATIONAL HEALTH INVESTORS, INC.,
as Borrower,
THE FINANCIAL INSTITUTIONS PARTY HERETO
AND THEIR ASSIGNEES UNDER SECTION 12.5.,
as Lenders,
WELLS FARGO BANK, NATIONAL ASSOCIATION,
    as Administrative Agent,
BANK OF AMERICA, N.A.,
KEYBANK NATIONAL ASSOCIATION
and
REGIONS BANK,
as Co-Syndication Agents,
and
BANK OF MONTREAL, CAPITAL ONE, N.A.,
GOLDMAN SACHS BANK USA and
JPMORGAN CHASE BANK, N.A.,
as Co-Documentation Agents

WELLS FARGO SECURITIES, LLC,
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
KEYBANC CAPITAL MARKETS and
REGIONS CAPITAL MARKETS,
as Joint Lead Arrangers
and
WELLS FARGO SECURITIES, LLC,
as Sole Bookrunner

TABLE OF CONTENTS
ARTICLE I. Definitions1
Section 1.1.Definitions.    1
Section 1.2.General; References to Eastern Time.    32
Section 1.3.Financial Attributes of Non-Wholly Owned Subsidiaries.    33
Section 1.4.Rates.    33
ARTICLE II. Credit Facility33
Section 2.1.[Reserved].    33
Section 2.2.Term Loans.    33
Section 2.3.[Reserved].    34
Section 2.4.[Reserved].    34
Section 2.5.Rates and Payment of Interest on Loans.    34
Section 2.6.Number of Interest Periods.    35
Section 2.7.Repayment of Loans.    35
Section 2.8.Prepayments.    35
Section 2.9.Continuation.    35
Section 2.10.Conversion.    36
Section 2.11.Notes.    36
Section 2.12.[Reserved].    37
Section 2.13.[Reserved].    37
Section 2.14.[Reserved].    37
Section 2.15.[Reserved].    37
Section 2.16.Additional Term Loan Advances.    37
Section 2.17.Funds Transfer Disbursements.    39
ARTICLE III. Payments, Fees and Other General Provisions39
Section 3.1.Payments.    39
Section 3.2.Pro Rata Treatment.    40
Section 3.3.Sharing of Payments by Lenders.    40
Section 3.4.Several Obligations.    40
Section 3.5.Fees.    41
Section 3.6.Computations.    41
Section 3.7.Usury.    41
Section 3.8.Statements of Account.    41
Section 3.9.Defaulting Lenders.    42
Section 3.10.Taxes.    43
ARTICLE IV. Yield Protection, Etc.47
Section 4.1.Additional Costs; Capital Adequacy.    47
Section 4.2.Suspension of LIBOR Loans.    48
Section 4.3.Illegality.    49
Section 4.4.Compensation.    50
Section 4.5.Treatment of Affected Loans.    50
Section 4.6.Replacement of Lenders.    51
Section 4.7.Change of Lending Office.    52
Section 4.8.Assumptions Concerning Funding of LIBOR Loans.    52
ARTICLE V. Conditions Precedent52
Section 5.1.Initial Conditions Precedent.    52
Section 5.2.Conditions Precedent to All Loans.    54
ARTICLE VI. Representations and Warranties55
Section 6.1.Representations and Warranties.    55
Section 6.2.Survival of Representations and Warranties, Etc.    61
ARTICLE VII. Affirmative Covenants62
Section 7.1.Preservation of Existence and Similar Matters.    62
Section 7.2.Compliance with Applicable Law.    62
Section 7.3.Maintenance of Property.    62
Section 7.4.Conduct of Business.    62
Section 7.5.Insurance.    62
Section 7.6.Payment of Taxes and Claims.    63
Section 7.7.Books and Records; Inspections.    63
Section 7.8.Use of Proceeds.    63
Section 7.9.Environmental Matters.    63
Section 7.10.Further Assurances.    64
Section 7.11.REIT Status.    64
Section 7.12.Exchange Listing.    64
Section 7.13.Guarantors.    64
Section 7.14.Investment Grade Release.    66
Section 7.15.Compliance with Anti-Corruption Laws and Sanctions.    67
Section 7.16.Most Favored Status.    67
ARTICLE VIII. Information67
Section 8.1.Quarterly Financial Statements.    67
Section 8.2.Year‑End Statements.    68
Section 8.3.Compliance Certificate.    68
Section 8.4.Other Information.    68
Section 8.5.Electronic Delivery of Certain Information.    70
Section 8.6.Public/Private Information.    71
Section 8.7.USA Patriot Act Notice; Compliance.    71
ARTICLE IX. Negative Covenants71
Section 9.1.Financial Covenants.    72
Section 9.2.Negative Pledge.    74
Section 9.3.Restrictions on Intercompany Transfers.    74
Section 9.4.Merger, Consolidation, Sales of Assets and Other Arrangements.    74
Section 9.5.Plans.    75
Section 9.6.Fiscal Year.    76
Section 9.7.Modifications of Organizational Documents.    76
Section 9.8.Use of Proceeds.    76
Section 9.9.Transactions with Affiliates.    76
Section 9.10.Derivatives Contracts.    76
ARTICLE X. Default77
Section 10.1.Events of Default.    77
Section 10.2.Remedies Upon Event of Default.    80
Section 10.3.Remedies Upon Default.    81
Section 10.4.Marshaling; Payments Set Aside.    81
Section 10.5.Allocation of Proceeds.    82
Section 10.6.[Reserved].    82
Section 10.7.Rescission of Acceleration by Requisite Lenders.    82
Section 10.8.Performance by Administrative Agent.    83
Section 10.9.Rights Cumulative.    83
ARTICLE XI. The Administrative Agent84
Section 11.1.Appointment and Authorization.    84
Section 11.2.Administrative Agent as Lender.    85
Section 11.3.Approvals of Lenders.    85
Section 11.4.Notice of Events of Default.    85
Section 11.5.Administrative Agent’s Reliance.    86
Section 11.6.Indemnification of Administrative Agent.    86
Section 11.7.Lender Credit Decision, Etc.    87
Section 11.8.Successor Administrative Agent.    88
Section 11.9.Titled Agents.    88
Section 11.10.Specified Derivatives Contracts and Specified Cash Management Agreements.    89
Section 11.11.Additional ERISA Matters.    89
ARTICLE XII. Miscellaneous91
Section 12.1.Notices.    91
Section 12.2.Expenses.    92
Section 12.3.Setoff.    93
Section 12.4.Litigation; Jurisdiction; Other Matters; Waivers.    93
Section 12.5.Successors and Assigns.    94
Section 12.6.Amendments and Waivers.    98
Section 12.7.Nonliability of Administrative Agent and Lenders.    100
Section 12.8.Confidentiality.    101
Section 12.9.Indemnification.    102
Section 12.10.Termination; Survival.    103
Section 12.11.Severability of Provisions.    103
Section 12.12.GOVERNING LAW.    103
Section 12.13.Counterparts.    103
Section 12.14.Obligations with Respect to Loan Parties and Subsidiaries.    103
Section 12.15.Independence of Covenants.    104
Section 12.16.Limitation of Liability.    104
Section 12.17.Entire Agreement.    104
Section 12.18.Construction.    104
Section 12.19.Acknowledgement and Consent to Bail-In of EEA Financial Institutions.    104
Section 12.20.Headings.    105

SCHEDULE I    Term Loan Commitments
SCHEDULE 1.1.    List of Loan Parties
SCHEDULE 1.1.(a)    Permitted Liens
SCHEDULE 1.1.(b)    Resident Mortgage Liens
SCHEDULE 1.1.(c)    Marketable Securities
SCHEDULE 6.1.(b)    Ownership Structure
SCHEDULE 6.1.(f)    Title to Properties; Liens
SCHEDULE 6.1.(g)    Existing Indebtedness
SCHEDULE 6.1.(h)    Litigation
SCHEDULE 6.1.(q)    Affiliate Transactions

EXHIBIT A    Form of Assignment and Assumption Agreement
EXHIBIT B    Form of Disbursement Instruction Agreement
EXHIBIT C    Form of Guaranty
EXHIBIT D    Form of Notice of Borrowing
EXHIBIT E    Form of Notice of Continuation
EXHIBIT F    Form of Notice of Conversion
EXHIBIT G    [Reserved]
EXHIBIT H    [Reserved]
EXHIBIT I    [Reserved]
EXHIBIT J    Form of Note
EXHIBITS K    Forms of U.S. Tax Compliance Certificates
EXHIBIT L    Form of Compliance Certificate

THIS TERM LOAN AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) dated as of September 17, 2018 by and among NATIONAL HEALTH INVESTORS, INC., a corporation formed under the laws of the State of Maryland (the “Borrower”), each of the financial institutions initially a signatory hereto together with their successors and assignees under Section 12.5., WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, BANK OF AMERICA, N.A., KEYBANK NATIONAL ASSOCIATION and REGIONS BANK, as Co-Syndication Agents (collectively, the “Syndication Agents”) and BANK OF MONTREAL, CAPITAL ONE, N.A., GOLDMAN SACHS BANK USA and JPMORGAN CHASE BANK, N.A., as Co-Documentation Agents (collectively, the “Documentation Agents”).
WHEREAS, the Administrative Agent and the Lenders desire to make available to the Borrower a senior credit facility in the initial amount of $300,000,000, on the terms and conditions contained herein.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree as follows:
ARTICLE I.Definitions

Section 1.1.	Definitions.
In addition to terms defined elsewhere herein, the following terms shall have the following meanings for the purposes of this Agreement:
“Accession Agreement” means an Accession Agreement substantially in the form of Annex I to the Guaranty.
“Additional Costs” has the meaning given that term in Section 4.1.(b).
“Additional Covenant” means any affirmative or negative covenant or similar restriction applicable to the Borrower or any Subsidiary (regardless of whether such provision is labeled or otherwise characterized as a covenant) the subject matter of which is either (a) similar to that of any covenant contained in Article VII. or Article IX., but contains one or more percentages, amounts or formulas that is more restrictive than those set forth herein or more beneficial to the holder or holders of the Indebtedness created or evidenced by the document in which such covenant or similar restriction is contained (and such covenant or similar restriction shall be deemed an Additional Covenant only to the extent that it is more restrictive or more beneficial) or (b) different from the subject matter of any covenant in Article VII. or Article IX.
“Additional Default” means any provision contained in any document or instrument creating or evidencing Indebtedness of the Borrower or any Subsidiary which permits the holder or holders of Indebtedness to accelerate (with the passage of time or giving of notice or both) the maturity thereof or otherwise requires the Borrower or any Subsidiary to purchase such Indebtedness prior to the stated maturity thereof and which is either (a) similar to any Default or Event of Default contained in Article X., but contains one or more percentages, amounts or formulas that is more restrictive or has a shorter grace period than those set forth herein or is more beneficial to the holders of such other Indebtedness (and such provision shall be deemed an Additional Default only to the extent that it is more restrictive, has a shorter grace period or is more beneficial) or (b) different from the subject matter of any Default or Event of Default contained in Article X.
“Additional Lender” means a Lender (whether a then existing Lender or a new Lender) that agrees to make an Additional Term Loan Advance pursuant to Section 2.16.(c). From and after the making of its Additional Term Loan Advance, an Additional Lender shall be a Lender for all purposes hereunder.
“Additional Term Loan Advance” means an advance made by an Additional Lender pursuant to Section 2.16.(c). From and after the making of an Additional Term Loan Advance, such Additional Term Loan Advance shall comprise a portion of the Term Loan.
“Adjusted Total Asset Value” means Total Asset Value determined exclusive of assets that are owned by Excluded Subsidiaries or Unconsolidated Affiliates.
“Administrative Agent” means Wells Fargo Bank, National Association, including its branches and affiliates, as contractual representative of the Lenders under this Agreement, or any successor Administrative Agent appointed pursuant to Section 11.8.
“Administrative Questionnaire” means the Administrative Questionnaire completed by each Lender and delivered to the Administrative Agent in a form supplied by the Administrative Agent to the Lenders from time to time.
“Affected Controlled Property” has the meaning given that term in the definition of “Controlled Property”.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. Unless explicitly set forth to the contrary, a reference to an “Affiliate” means an Affiliate of the Borrower.
“Agreement” has the meaning given to that term in the introductory paragraph hereof.
“Agreement Date” means the date as of which this Agreement is dated.
“AIG Purchase Agreement” means that certain Note Purchase Agreement, dated as of November 3, 2015, by and among the Borrower, as the issuer, and the purchasers of the notes named therein, as amended by that certain First Amendment to Note Purchase Agreement dated August 15, 2016, by and among the Borrower and the purchasers named therein, as further amended by that certain Second Amendment to Note Purchase Agreement dated September 30, 2016, by and among the Borrower and the purchasers named therein, as supplemented by that certain Supplement to Note Purchase Agreement dated as of September 30, 2016, by and among the Borrower and the purchasers named therein, and as further amended prior to the date hereof.
“Anti-Corruption Laws” means all Applicable Laws of any jurisdiction concerning or relating to bribery or corruption, including without limitation, the Foreign Corrupt Practices Act of 1977.
“Anti-Money Laundering Laws” means any and all Applicable Laws related to the financing of terrorism or money laundering, including without limitation, any applicable provision of the Patriot Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959).
“Applicable Law” means all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes, executive orders, and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“Applicable Margin” means: (i) at any time prior to the Investment Grade Pricing Effective Date, the Leverage-Based Applicable Margin applicable thereto in effect at such time and (ii) at any time on and after the Investment Grade Pricing Effective Date, the Ratings-Based Applicable Margin applicable thereto in effect at such time.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of any entity that administers or manages a Lender.
“Arrangers” means, collectively, Wells Fargo Securities, LLC, MLPF&S, KCM and RCM.
“Assignment and Assumption” means an Assignment and Assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 12.5.), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Bank of America” means Bank of America, N.A., and its successors and assigns.
“Bankruptcy Code” means the Bankruptcy Code of 1978.
“Base Rate” means, at any time, the highest of (a) the Prime Rate, (b) the Federal Funds Rate plus 0.50% and (c) the LIBOR Market Index Rate plus 1.0% (subject to the interest rate floors set forth in the definition of LIBOR); each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate, the Federal Funds Rate or the LIBOR Market Index Rate (provided that clause (c) shall not be applicable during any period in which LIBOR is unavailable or unascertainable).
“Base Rate Loan” means a Term Loan (or any portion thereof) bearing interest at a rate based on the Base Rate.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Internal Revenue Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code) the assets of any such “employee benefit plan” or “plan”.
“Borrower” has the meaning set forth in the introductory paragraph hereof and shall include the Borrower’s successors and permitted assigns.
“Borrower Information” has the meaning given that term in Section 2.5.(c).
“Business Day” means (a) for all purposes other than as set forth in clause (b) below, any day (other than a Saturday, Sunday or legal holiday) on which banks in Charlotte, North Carolina and New York, New York, are open for the conduct of their commercial banking business, and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, any LIBOR Loan, or any Base Rate Loan as to which the interest rate is determined by reference to LIBOR, any day that is a Business Day described in clause (a) and that is also a day for trading by and between banks in Dollar deposits in the London interbank market. Unless specifically referenced in this Agreement as a Business Day, all references to “days” shall be to calendar days.
“Capitalization Rate” means (a) 10% for hospitals, (b) 10% for Government Reimbursed Properties and (c) 8% for Non-Government Reimbursed Properties.
“Capitalized Lease Obligations” means obligations under a lease (or other arrangement conveying the right to use property) to pay rent or other amounts that are required to be capitalized for financial reporting purposes in accordance with GAAP. The amount of a Capitalized Lease Obligation is the capitalized amount of such obligation as would be required to be reflected on a balance sheet of the applicable Person prepared in accordance with GAAP as of the applicable date.
“Cash Equivalents” means: (a) securities issued, guaranteed or insured by the United States of America or any of its agencies with maturities of not more than one year from the date acquired; (b) certificates of deposit with maturities of not more than one year from the date acquired issued by a United States federal or state chartered commercial bank of recognized standing, or a commercial bank organized under the laws of any other country which is a member of the Organisation for Economic Co‑operation and Development, or a political subdivision of any such country, acting through a branch or agency, which bank has capital and unimpaired surplus in excess of $500,000,000 and which bank or its holding company has a short‑term commercial paper rating of at least A‑2 or the equivalent by S&P or at least P‑2 or the equivalent by Moody’s; (c) reverse repurchase agreements with terms of not more than seven days from the date acquired, for securities of the type described in clause (a) above and entered into only with commercial banks having the qualifications described in clause (b) above; (d) commercial paper issued by any Person incorporated under the laws of the United States of America or any State thereof and rated at least A‑2 or the equivalent thereof by S&P or at least P‑2 or the equivalent thereof by Moody’s, in each case with maturities of not more than one year from the date acquired; and (e) investments in money market funds registered under the Investment Company Act of 1940 which have net assets of at least $500,000,000 and at least 85% of whose assets consist of securities and other obligations of the type described in clauses (a) through (d) above.
“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card (including non-card electronic payables and purchasing cards), electronic funds transfer and other cash management arrangements.
“Commitment” means, as to a Lender, such Lender’s Term Loan Commitment.
“Commodity Exchange Act” means the Commodity Exchange Act, 7 U.S.C. § 1 et seq.
“Compliance Certificate” has the meaning given that term in Section 8.3.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated EBITDA” means, for any given period, the EBITDA of the Borrower and its Subsidiaries determined on a consolidated basis for such period.
“Continue”, “Continuation” and “Continued” each refers to the continuation of a LIBOR Loan from one Interest Period to another Interest Period pursuant to Section 2.9.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Controlled Property” means a Property that satisfies clauses (a) and (c) through (g) of the definition of Eligible Property and is owned in fee simple (or leased under a Ground Lease) by a Subsidiary that is not a Wholly Owned Subsidiary of the Borrower and with respect to which the Borrower or such Subsidiary has the right to take the following actions without the need to obtain the consent of any Person (other than (i) the Requisite Lenders if required pursuant to the Loan Documents or (ii) the holder of any minority interest in such Subsidiary pursuant to reasonable and customary restrictions on transfer, mortgage liens or pledges arising under any documents governing such Subsidiary and existing at the time of formation or acquisition of such Subsidiary): (A) to create Liens on such Property as security for Indebtedness of the Borrower or such Subsidiary, as applicable and (B) to sell, convey, transfer or otherwise dispose of such Property. Any Controlled Property subject to minority interest holder rights of the type described in clause (ii) above shall be an “Affected Controlled Property”.
“Convert”, “Conversion” and “Converted” each refers to the conversion of a Loan of one Type into a Loan of another Type pursuant to Section 2.10.
“Credit Event” means any of the following: (a) the making (or deemed making) of any Loan, (b) the Conversion of a Base Rate Loan into a LIBOR Loan and (c) the Continuation of a LIBOR Loan.
“Credit Rating” means, with respect to any Person, the rating assigned by a Rating Agency to the senior, unsecured, non-credit enhanced long term Indebtedness of such Person.
“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar Applicable Laws relating to the relief of debtors in the United States of America or other applicable jurisdictions from time to time in effect.
“Default” means any of the events specified in Section 10.1., whether or not there has been satisfied any requirement for the giving of notice, the lapse of time, or both.
“Defaulting Lender” means, subject to Section 3.9.(f), any Lender that (a) has failed to (i) fund all or any portion of its Loans within 2 Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any Lender any other amount required to be paid by it hereunder within 2 Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), or (c) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 3.9.(f)) upon delivery of written notice of such determination to the Borrower and each Lender.
“Derivatives Contract” means (a) any transaction (including any master agreement, confirmation or other agreement with respect to any such transaction) now existing or hereafter entered into by the Borrower, any of its Subsidiaries or any Unconsolidated Affiliate (i) which is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, weather index transaction or forward purchase or sale of a security, commodity or other financial instrument or interest (including any option with respect to any of these transactions) or (ii) which is a type of transaction that is similar to any transaction referred to in clause (i) above that is currently, or in the future becomes, recurrently entered into in the financial markets (including terms and conditions incorporated by reference in such agreement) and which is a forward, swap, future, option or other derivative on one or more rates, currencies, commodities, equity securities or other equity instruments, debt securities or other debt instruments, economic indices or measures of economic risk or value, or other benchmarks against which payments or deliveries are to be made, (b) any combination of these transactions and (c) a “swap agreement” as defined in Section 101 of the Bankruptcy Code of 1978.
“Derivatives Termination Value” means, in respect of any one or more Derivatives Contracts, after taking into account the effect of any legally enforceable netting agreement or provision relating thereto, (a) for any date on or after the date such Derivatives Contracts have been terminated or closed out, the termination amount or value determined in accordance therewith, and (b) for any date prior to the date such Derivatives Contracts have been terminated or closed out, the then-current mark-to-market value for such Derivatives Contracts, determined based upon one or more mid-market quotations or estimates provided by any recognized dealer in Derivatives Contracts (which may include the Administrative Agent, any Lender, any Specified Derivatives Provider or any Affiliate of any of them).
“Development Property” means a Property currently under construction or development (other than a Property under renovation) on which the improvements related to the construction or development have not been completed such that occupancy is not viable. The term “Development Property” shall include real property of the type described in the immediately preceding sentence that satisfies both of the following conditions: (i) it is to be (but has not yet been) acquired by the Borrower, any Subsidiary or any Unconsolidated Affiliate upon completion of construction pursuant to a contract in which the seller of such real property is required to develop or renovate prior to, and as a condition precedent to, such acquisition and (ii) a third party is developing such property using the proceeds of a loan that is Guaranteed by, or is otherwise recourse to, the Borrower, any Subsidiary or any Unconsolidated Affiliate.
“Disbursement Instruction Agreement” means an agreement substantially in the form of Exhibit B to be executed and delivered by the Borrower pursuant to Section 5.1.(a), as the same may be amended, restated or modified from time to time with the prior written approval of the Administrative Agent.
“Documentation Agents” has the meaning set forth in the introductory paragraph hereof.
“Dollars” or “$” means the lawful currency of the United States of America.
“EBITDA” means, with respect to a Person for any period and without duplication: (a) net income (loss) of such Person for such period determined on a consolidated basis excluding the following (but only to the extent included in determining net income (loss) for such period): (i) depreciation and amortization; (ii) interest expense; (iii) income and franchise tax expense; (iv) extraordinary or nonrecurring items, including without limitation, gains and losses from the sale of operating Properties and any non-recurring charges in connection with any acquisition or Investment in an aggregate amount not to exceed $5,000,000 for such period; and (v) equity in net income (loss) of its Unconsolidated Affiliates; plus (b) such Person’s Ownership Share of EBITDA of its Unconsolidated Affiliates. For purposes of this definition, nonrecurring items shall be deemed to include (x) gains and losses on early extinguishment of Indebtedness, (y) non-cash severance and other non-cash restructuring charges and (z) transaction costs of acquisitions not permitted to be capitalized pursuant to GAAP.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” means the date on which all of the conditions precedent set forth in Section 5.1. shall have been fulfilled or waived by all of the Lenders.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 12.5.(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 12.5.(b)(iii)).
“Eligible Property” means a Property which satisfies all of the following requirements: (a) such Property is a Healthcare Facility located in a State of the United States or in the District of Columbia, in the United Kingdom, in Australia or in Canada; (b) such Property is owned in fee simple, or is leased pursuant to a Ground Lease, by the Borrower or a Wholly Owned Subsidiary of the Borrower or is a Controlled Property; provided that (i) if such Property is leased by the Borrower or a Wholly Owned Subsidiary of the Borrower pursuant to a Ground Lease, (ii) the lessor’s interest in such Property is subject to a mortgage and (iii) such Ground Lease is subordinate to such mortgage, then the mortgagee shall have executed a customary non‑disturbance agreement with respect to the rights of the Borrower or such Subsidiary under the Ground Lease; (c) neither such Property, nor any interest of the Borrower, any Subsidiary or any Unconsolidated Affiliate therein (and if such Property is owned by a Subsidiary or Unconsolidated Affiliate, none of the Borrower’s direct or indirect ownership interests in such Subsidiary or Unconsolidated Affiliate) is subject to any Lien other than Permitted Liens (except for the Permitted Liens described in clause (h) of the definition of Permitted Liens) or subject to any Negative Pledge; (d) such Property is free of all structural defects or major architectural deficiencies, title defects, environmental conditions or other adverse matters except for defects, deficiencies, conditions or other matters individually or collectively which are not material to the profitable operation of such Property or which after the application of any available insurance proceeds are not material to the profitable operation of such Property; (e) such Property is leased to a tenant that is not an Affiliate of the Borrower, and such tenant is not delinquent sixty (60) days or more in rent payments; (f) such Property either is occupied or is available to be occupied; and (g) the operator with respect to such Property is not an Affiliate of the Borrower and has all necessary material qualifications from any applicable Governmental Authority to the extent required pursuant to the applicable Facility Lease with respect to such Property.
“Eligible Property Subsidiary” means (i) each Wholly Owned Subsidiary of the Borrower that owns or leases pursuant to a Ground Lease, directly or indirectly, any Eligible Property and (ii) each Subsidiary of the Borrower that owns, directly or indirectly, any Equity Interests in any Subsidiary that is described in clause (i).
“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, accusations, allegations, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of business and not in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or relating to any permit issued, or any approval given, under any such Environmental Law, including, without limitation, any and all claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages, contribution, indemnification cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to human health or the environment.
“Environmental Laws” means any Applicable Law relating to environmental protection or the manufacture, storage, remediation, disposal or clean‑up of Hazardous Materials including, without limitation, the following: Clean Air Act, 42 U.S.C. § 7401 et seq.; Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; National Environmental Policy Act, 42 U.S.C. § 4321 et seq.; regulations of the Environmental Protection Agency, any applicable rule of common law and any judicial interpretation thereof relating primarily to the environment or Hazardous Materials, and any analogous or comparable state or local laws, regulations or ordinances that concern Hazardous Materials or protection of the environment.
“Equity Interest” means, with respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person, whether or not certificated, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.
“Equity Issuance” means any issuance or sale by a Person of any Equity Interest in such Person and shall in any event include the issuance of any Equity Interest upon the conversion or exchange of any security constituting Indebtedness that is convertible or exchangeable, or is being converted or exchanged, for Equity Interests.
“ERISA” means the Employee Retirement Income Security Act of 1974, as in effect from time to time.
“ERISA Event” means, with respect to the ERISA Group, (a) any “reportable event” as defined in Section 4043 of ERISA with respect to a Plan; (b) the withdrawal of a member of the ERISA Group from a Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) the incurrence by a member of the ERISA Group of any liability with respect to the withdrawal or partial withdrawal from any Multiemployer Plan; (d) the incurrence by any member of the ERISA Group of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (e) the institution of proceedings to terminate a Plan or Multiemployer Plan by the PBGC; (f) the failure by any member of the ERISA Group to make when due required contributions to a Multiemployer Plan or Plan unless such failure is cured within 30 days or the filing pursuant to Section 412(c) of the Internal Revenue Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard; (g) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan or the imposition of liability under Section 4069 or 4212(c) of ERISA; (h) the receipt by any member of the ERISA Group of any notice or the receipt by any Multiemployer Plan from any member of the ERISA Group of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent (within the meaning of Section 4245 of ERISA), in reorganization (within the meaning of Section 4241 of ERISA), or in “critical” status (within the meaning of Section 432 of the Internal Revenue Code or Section 305 of ERISA); (i)  the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any member of the ERISA Group or the imposition of any Lien in favor of the PBGC under Title IV of ERISA; or (j) a determination that a Plan is, or is reasonably expected to be, in “at risk” status (within the meaning of Section 430 of the Internal Revenue Code or Section 303 of ERISA).
“ERISA Group” means the Borrower, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control, which, together with the Borrower or any Subsidiary, are treated as a single employer under Section 414 of the Internal Revenue Code.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Eurodollar Reserve Percentage” means, for any day, the percentage which is in effect for such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any basic, supplemental or emergency reserves) in respect of eurocurrency liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.
“Event of Default” means any of the events specified in Section 10.1., provided that any requirement for notice or lapse of time or any other condition has been satisfied.
“Exchange Act” means the Securities Exchange Act of 1934.
“Excluded Subsidiary” means any Subsidiary (other than an Eligible Property Subsidiary) (a) holding title to assets that are or are to become collateral for any Secured Indebtedness of such Subsidiary and (b) that is prohibited from Guarantying the Indebtedness of any other Person pursuant to (i) any document, instrument or agreement evidencing such Secured Indebtedness or (ii) a provision of such Subsidiary’s organizational documents which provision was included in such Subsidiary’s organizational documents as a condition to the extension of such Secured Indebtedness.
“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the liability of such Loan Party for or the Guarantee of such Loan Party of, or the grant by such Loan Party of a Lien to secure, such Swap Obligation (or any liability or guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the liability for or the Guarantee of such Loan Party or the grant of such Lien becomes effective with respect to such Swap Obligation (such determination being made after giving effect to any applicable keepwell, support or other agreement for the benefit of the applicable Loan Party, including under any applicable provision of the Guaranty). If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or Lien is or becomes illegal for the reasons identified in the immediately preceding sentence of this definition.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to an Applicable Law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 4.6.) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.10., amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.10.(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.
“Facility Lease” means a lease or sublease (including any master lease) with respect to any Property owned or ground leased by any of the Borrower or one of its Wholly Owned Subsidiaries as lessor, to a third party tenant, which is a triple-net lease such that such tenant is required to pay all taxes, utilities, insurance (including casualty insurance), maintenance and other customary expenses with respect to the subject Property (whether in the form of reimbursements, additional rent or otherwise) in addition to the base rental payments required thereunder such that net operating income to the Borrower or such Wholly Owned Subsidiary for such Property (before non-cash items) equals the base rent paid thereunder.
“Fair Market Value” means, (a) with respect to a security listed on a national securities exchange or the NASDAQ National Market, the price of such security as reported on such exchange or market by any widely recognized reporting method customarily relied upon by financial institutions and (b) with respect to any other property, the price which could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing buyer, neither of which is under pressure or compulsion to complete the transaction. Except as otherwise provided herein, Fair Market Value shall be determined by the Board of Directors of the Borrower (or an authorized committee thereof) acting in good faith conclusively evidenced by a board resolution thereof delivered to the Administrative Agent or, with respect to any asset valued at no more than $3,000,000, such determination may be made by the chief accounting officer of the Borrower evidenced by an officer’s certificate delivered to the Administrative Agent.
“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.
“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.
“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent. If the Federal Funds Rate determined as provided above would be less than zero, the Federal Funds Rate shall be deemed to be zero.
“Fee Letters” means, collectively, (i) that certain fee letter dated as of July 31, 2018, by and among the Borrower, Wells Fargo Securities, LLC and the Administrative Agent (the “Wells Fargo Fee Letter”) and (ii) that certain fee letter dated as of July 31, 2018, by and among the Borrower, Bank of America, MLPF&S, KeyBank, KCM, Regions Bank and RCM.
“Fees” means the fees and commissions provided for or referred to in Section 3.5. and any other fees payable by the Borrower hereunder or under any other Loan Document.
“Fitch” means Fitch Ratings, Inc. and its successors.
“Fixed Charges” means, with respect to a Person and for a given period: (a) the Interest Expense of such Person for such period, plus (b) the aggregate of all regularly scheduled principal payments on Indebtedness payable by such Person during such period (excluding balloon, bullet or similar payments of principal due upon the stated maturity of Indebtedness), plus (c) the aggregate amount of all Preferred Dividends paid by such Person during such period. The Borrower’s Ownership Share of the Fixed Charges of its Unconsolidated Affiliates will be included when determining the Fixed Charges of the Borrower.
“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.
“Funds From Operations” means, with respect to a Person and for a given period, (a) net income (loss) of such Person for such period determined on a consolidated basis in accordance with GAAP minus (or plus) (b) gains (or losses) from debt restructuring and sales of property during such period plus (c) depreciation with respect to such Person’s real estate assets and amortization (other than amortization of deferred financing costs) of such Person for such period, all after adjustment for Unconsolidated Affiliates. Adjustments for Unconsolidated Affiliates will be calculated to reflect Funds From Operations on the same basis. For purposes of this Agreement and the other Loan Documents, Funds From Operations shall be calculated consistent with the White Paper on Funds From Operations dated April 2002 issued by National Association of Real Estate Investment Trusts, Inc., but without giving effect to any supplements, amendments or other modifications promulgated after the Agreement Date.
“GAAP” means generally accepted accounting principles in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (including Statement of Financial Accounting Standards No. 168, “The FASB Accounting Standards Codification”) or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States of America, which are applicable to the circumstances as of the date of determination.
“Government Reimbursed Properties” means Healthcare Facilities (other than a hospital) in respect of which 51% or more of revenues are generated from reimbursements under Medicare, Medicaid and other government programs for payment of services rendered by healthcare providers.
“Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.
“Governmental Authority” means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi‑governmental, judicial, administrative, public or statutory instrumentality, authority, body, agency, bureau, commission, board, department or other entity (including, without limitation, the Federal Deposit Insurance Corporation, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority) exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank), or any arbitrator with authority to bind a party at law.
“Ground Lease” means a ground lease containing terms and conditions customarily required by mortgagees making a loan secured by the interest of the holder of the leasehold estate demised pursuant to a ground lease, including without limitation, the following: (a) a remaining term (exclusive of any unexercised extension options) of 35 years or more from the Agreement Date; (b) the right of the lessee to mortgage and encumber its interest in the leased property, and to amend the terms of any such mortgage or encumbrance, in each case, without the consent of the lessor; (c) the obligation of the lessor to give the holder of any mortgage Lien on such leased property written notice of any defaults on the part of the lessee and agreement of such lessor that such lease will not be terminated until such holder has had a reasonable opportunity to cure or complete foreclosures, and fails to do so; (d) acceptable transferability of the lessee’s interest under such lease, including ability to sublease; (e) acceptable limitations on the use of the leased property; and (f) clearly determinable rental payment terms which in no event contain profit participation rights.
“Guaranteed Obligations” means, collectively, (a) the Obligations and (b) all existing or future payment and other obligations owing by any Loan Party under any Specified Derivatives Contract (other than any Excluded Swap Obligation) and any Specified Cash Management Agreement.
“Guarantor” means any Person that is party to the Guaranty as a “Guarantor” and shall in any event include each Unsecured Indebtedness Subsidiary and, before the Investment Grade Release, each Subsidiary Guarantor (unless an Excluded Subsidiary).
“Guaranty”, “Guaranteed” or to “Guarantee” as applied to any obligation means and includes: (a) a guaranty (other than by endorsement of negotiable instruments for collection in the ordinary course of business), directly or indirectly, in any manner, of any part or all of such obligation, or (b) an agreement, direct or indirect, contingent or otherwise, and whether or not constituting a guaranty, the practical effect of which is to assure the payment or performance (or payment of damages in the event of nonperformance) of any part or all of such obligation whether by: (i) the purchase of securities or obligations, (ii) the purchase, sale or lease (as lessee or lessor) of property or the purchase or sale of services primarily for the purpose of enabling the obligor with respect to such obligation to make any payment or performance (or payment of damages in the event of nonperformance) of or on account of any part or all of such obligation, or to assure the owner of such obligation against loss, (iii) the supplying of funds to or in any other manner investing in the obligor with respect to such obligation, (iv) repayment of amounts drawn down by beneficiaries of letters of credit, or (v) the supplying of funds to or investing in a Person on account of all or any part of such Person’s obligation under a Guaranty of any obligation or indemnifying or holding harmless, in any way, such Person against any part or all of such obligation. As the context requires, “Guaranty” shall also mean the guaranty executed and delivered pursuant to Section 5.1.(a) or 7.13. and substantially in the form of Exhibit C.
“Guaranty Requirement” has the meaning given that term in Section 7.13.(c).
“Hazardous Materials” means all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Environmental Laws as “hazardous substances”, “hazardous materials”, “hazardous wastes”, “toxic substances” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, “TCLP” toxicity, or “EP toxicity”; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; (d) asbestos in any form; (e) toxic mold; and (f) electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.
“Healthcare Facility” means any skilled nursing facilities, hospitals, long term acute care facilities, inpatient rehabilitation facility, medical office buildings, assisted living facilities, independent living facilities or memory care or other personal care facilities and ancillary businesses that are supplemental or incidental to the foregoing.
“HUD” has the meaning given that term in the definition of “Material Facility”.
“ICE” has the meaning given that term in the definition of “LIBOR”.
“Incremental Facility” has the meaning given that term in Section 2.16.(a).
“Incremental Facility Amendment” has the meaning given that term in Section 2.16.(d).
“Incremental Term Loans” has the meaning given that term in Section 2.16.(a).
“Indebtedness” means, with respect to a Person, at the time of computation thereof, all of the following (without duplication): (a) all obligations of such Person in respect of money borrowed or for the deferred purchase price of property or services (other than trade debt incurred in the ordinary course of business and not more than ninety (90) days past due); (b) all obligations of such Person, whether or not for money borrowed (i) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or for services rendered; (c) Capitalized Lease Obligations of such Person; (d) all reimbursement obligations (contingent or otherwise) of such Person under or in respect of any letters of credit or acceptances (whether or not the same have been presented for payment); (e) all Off-Balance Sheet Obligations of such Person; (f) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Mandatorily Redeemable Stock issued by such Person or any other Person, valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (g) net obligations under any Derivatives Contract not entered into as a hedge against interest rate risk in respect of existing Indebtedness, in an amount equal to the Derivatives Termination Value thereof at such time (but in no event less than zero); (h) all Indebtedness of other Persons which such Person has Guaranteed or is otherwise recourse to such Person (except for guaranties of customary exceptions for fraud, misapplication of funds, environmental indemnities, voluntary bankruptcy, collusive involuntary bankruptcy and other similar customary exceptions to non-recourse liability); and (i) all Indebtedness of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness or other payment obligation. Indebtedness of a Person shall include Indebtedness of any other Person to the extent such Indebtedness is recourse to such first Person. All Loans shall constitute Indebtedness of the Borrower.
“Indemnifiable Amounts” has the meaning given that term in Section 11.6.
“Indemnified Party” has the meaning given that term in Section 12.9.(a).
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower or any other Loan Party under any Loan Document and (b) to the extent not otherwise described in the immediately preceding clause (a), Other Taxes.
“Information” has the meaning given that term in Section 12.8.
“Information Materials” has the meaning given that term in Section 8.6.
“Intellectual Property” has the meaning given that term in Section 6.1.(r).
“Interest Expense” means, with respect to a Person and for any period, without duplication, total interest expense of such Person (excluding unamortized debt issuance costs which may be capitalized as transaction costs in accordance with GAAP), including, without limitation, capitalized interest not funded under a construction loan interest reserve account, determined on a consolidated basis in accordance with GAAP for such period. The Borrower’s Ownership Share of the Interest Expense of its Unconsolidated Affiliates will be included when determining the Interest Expense of the Borrower.
“Interest Period” means, with respect to each LIBOR Loan, each period commencing on the date such LIBOR Loan is made, or in the case of the Continuation of a LIBOR Loan the last day of the preceding Interest Period for such Loan, and ending on the numerically corresponding day in the first, third or sixth calendar month thereafter, as the Borrower may select in a Notice of Borrowing, Notice of Continuation or Notice of Conversion, as the case may be, except that each Interest Period that commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month. Notwithstanding the foregoing: (i) if any Interest Period for a Loan would otherwise end after the Termination Date then in effect with respect to such Loan, such Interest Period shall end on such Termination Date; and (ii) each Interest Period that would otherwise end on a day which is not a Business Day shall end on the immediately following Business Day (or, if such immediately following Business Day falls in the next calendar month, on the immediately preceding Business Day).
“Internal Revenue Code” means the Internal Revenue Code of 1986.
“Investment” means, with respect to any Person, any acquisition or investment (whether or not of a controlling interest) by such Person, by means of any of the following: (a) the purchase or other acquisition of any Equity Interest in another Person, (b) a loan, advance or extension of credit to, capital contribution to, Guaranty of Indebtedness of, or purchase or other acquisition of any Indebtedness of, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute the business or a division or operating unit of another Person. Any commitment to make an Investment in any other Person, as well as any option of another Person to require an Investment in such Person, shall constitute an Investment. Except as expressly provided otherwise, for purposes of determining compliance with any covenant contained in a Loan Document, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
“Investment Grade Pricing Effective Date” means the first Business Day following the later of the date on which (a) the Investment Grade Ratings Criteria have been satisfied and (b) the Borrower has delivered to the Administrative Agent (and the Administrative Agent shall promptly provide a copy of such notice to the Lenders) a certificate signed by a Responsible Officer of the Borrower (i) certifying that the Investment Grade Ratings Criteria have been satisfied (which certification shall also set forth the Credit Rating(s) as in effect, if any, from each of S&P, Fitch and Moody’s as of such date) and (ii) notifying the Administrative Agent that the Borrower has irrevocably elected to have the Ratings-Based Applicable Margin apply to the pricing of the Term Loan Facility.
“Investment Grade Ratings Criteria” means a Credit Rating of either (a) (i) BBB- or higher from S&P or Baa3 or higher from Moody’s and (ii) BBB- or higher from Fitch or (b) BBB- or higher from S&P and Baa3 or higher from Moody’s, in each case, applicable to the senior, unsecured, non-credit enhanced long-term debt of the Borrower.
“Investment Grade Release” has the meaning given that term in Section 7.14.
“Investment Grade Release Request” has the meaning given that term in Section 7.14.(a).
“KCM” means KeyBanc Capital Markets, and its successors and assigns.
“KeyBank” means KeyBank National Association, and its successors and assigns.
“Lender” means each financial institution from time to time party hereto as a “Lender”, together with its respective successors and permitted assigns; provided, however, that, except as otherwise expressly provided herein, the term “Lender” shall exclude any Lender (or its Affiliates) in its capacity as a Specified Derivatives Provider or Specified Cash Management Bank.
“Lender Parties” means, collectively, the Administrative Agent, the Lenders, the Specified Derivatives Providers, the Specified Cash Management Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 11.5., any other holder from time to time of any of any Obligations and, in each case, their respective successors and permitted assigns.
“Lending Office” means, for each Lender and for each Type of Loan, the office of such Lender specified in such Lender’s Administrative Questionnaire or in the applicable Assignment and Assumption, or such other office of such Lender as such Lender may notify the Administrative Agent in writing from time to time.
“Level” has the meaning given that term in the definition of the terms “Leverage-Based Applicable Margin” and “Ratings-Based Applicable Margin”, as the context may require.
“Leverage-Based Applicable Margin” means the applicable percentage rate set forth in the table below corresponding to the level (each a “Level”) corresponding to the Leverage Ratio as determined in accordance with Section 9.1.(a):

Level	Leverage Ratio	Leverage-Based Applicable Margin for LIBOR Loans	Leverage-Based Applicable Margin for Base Rate Loans
1	Less than 0.35 to 1.00	1.20%	0.20%
2	Greater than or equal to 0.35 to 1.00 but less than 0.40 to 1.00	1.25%	0.25%
3	Greater than or equal to 0.40 to 1.00 but less than 0.45 to 1.00	1.30%	0.30%
4	Greater than or equal to 0.45 to 1.00 but less than 0.50 to 1.00	1.40%	0.40%
5	Greater than or equal to 0.50 to 1.00 but less than 0.55 to 1.00	1.50%	0.50%
6	Greater than or equal to 0.55 to 1.00	1.70%	0.70%

The Leverage-Based Applicable Margin shall be determined by the Administrative Agent from time to time, based on the Leverage Ratio as set forth in the Compliance Certificate most recently delivered by the Borrower pursuant to Section 8.3. Any adjustment to the Leverage-Based Applicable Margin shall be effective as of the first day of the calendar month immediately following the month during which the Borrower delivers to the Administrative Agent the applicable Compliance Certificate pursuant to Section 8.3. If the Borrower fails to deliver a Compliance Certificate pursuant to Section 8.3., the Leverage-Based Applicable Margin shall equal the percentages corresponding to Level 6 until the first Business Day following the day that the required Compliance Certificate is delivered. Notwithstanding the foregoing, for the period from the Effective Date through but excluding the date on which the Administrative Agent first determines the Leverage-Based Applicable Margin as set forth above, the Leverage-Based Applicable Margin shall be determined based on Level 2. Thereafter, such Leverage-Based Applicable Margin shall be adjusted from time to time as set forth in this definition. The provisions of this definition shall be subject to Section 2.5.(c).
“Leverage Ratio” means, as of a given date, the ratio of Total Indebtedness to Total Asset Value.
“Leverage Ratio Increase Period” has the meaning given that term in Section 9.1.(a).
“LIBOR” means, subject to the implementation of a Replacement Rate in accordance with Section 4.2.(b), with respect to any LIBOR Loan for any Interest Period, the rate of interest obtained by dividing (i) the rate of interest per annum determined on the basis of the rate as published by the ICE Benchmark Administration Limited, a United Kingdom company (“ICE”) (or a comparable or successor quoting service approved by the Administrative Agent) for deposits in Dollars for a period equal to the applicable Interest Period at approximately 11:00 a.m. (London time) two Business Days prior to the first day of the applicable Interest Period by (ii) a percentage equal to 1 minus the Eurodollar Reserve Percentage. If, for any reason, the rate referred to in the preceding clause (i) is not so published, then the rate to be used for such clause (i) shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two Business Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period. Any change in the Eurodollar Reserve Percentage shall result in a change in LIBOR on the date on which such change in such Eurodollar Reserve Percentage becomes effective. If LIBOR determined as provided above (including, without limitation, any Replacement Rate with respect thereto) would be less than zero, LIBOR shall be deemed to be zero. Each calculation by the Administrative Agent of LIBOR shall be conclusive and binding for all purposes, absent manifest error. Notwithstanding the foregoing, unless otherwise specified in any amendment to this Agreement entered into in accordance with Section 4.2.(b), in the event that a Replacement Rate with respect to LIBOR is implemented in accordance with Section 4.2.(b), then all references herein and in any other Loan Document to LIBOR shall be deemed references to such Replacement Rate.
“LIBOR Loan” means a Term Loan (or any portion thereof) (other than a Base Rate Loan) bearing interest at a rate based on LIBOR.
“LIBOR Market Index Rate” means, for any day, LIBOR as of that day that would be applicable for a LIBOR Loan having a one-month Interest Period determined at approximately 10:00 a.m. Eastern time for such day (rather than 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period as otherwise provided in the definition of “LIBOR”), or if such day is not a Business Day, the immediately preceding Business Day. The LIBOR Market Index Rate shall be determined on a daily basis.
“Lien” as applied to the property of any Person means: (a) any security interest, encumbrance, mortgage, deed to secure debt, deed of trust, assignment of leases and rents, pledge, lien, hypothecation, assignment, charge, privilege or lease constituting a Capitalized Lease Obligation, conditional sale or other title retention agreement, or other security title or encumbrance of any kind in respect of any property of such Person, or upon the income, rents or profits therefrom, whether now owned or hereafter acquired or arising; (b) any arrangement, express or implied, under which any property of such Person, whether now owned or hereafter acquired or arising, is transferred, sequestered or otherwise identified for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to the payment of the general, unsecured creditors of such Person; and (c) the authorized filing of any financing statement under the UCC or its equivalent in any jurisdiction, other than any precautionary filing not otherwise constituting or giving rise to a Lien, including a financing statement filed (i) in respect of a lease not constituting a Capitalized Lease Obligation pursuant to Section 9-505 (or a successor provision) of the UCC or its equivalent as in effect in an applicable jurisdiction or (ii) in connection with a sale or other disposition of accounts or other assets not prohibited by this Agreement in a transaction not otherwise constituting or giving rise to a Lien.
“Loan” means a Term Loan or an Additional Term Loan Advance.
“Loan Document” means this Agreement, each Note, the Guaranty, each Fee Letter and each other document or instrument now or hereafter executed and delivered by a Loan Party in connection with, pursuant to or relating to this Agreement (other than any Specified Derivatives Contract and any Specified Cash Management Agreement).
“Loan Party” means each of the Borrower, each other Person who guarantees all or a portion of the Obligations and/or who pledges any collateral to secure all or a portion of the Obligations. Schedule 1.1. sets forth the Loan Parties in addition to the Borrower as of the Agreement Date.
“Mandatorily Redeemable Stock” means, with respect to any Person, any Equity Interest of such Person which by the terms of such Equity Interest (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than an Equity Interest to the extent redeemable in exchange for common stock or other equivalent common Equity Interests at the option of the issuer of such Equity Interest), (b) is convertible into or exchangeable or exercisable for Indebtedness or Mandatorily Redeemable Stock, or (c) is redeemable at the option of the holder thereof, in whole or in part (other than an Equity Interest which is redeemable solely in exchange for common stock or other equivalent common Equity Interests), in the case of each of clauses (a) through (c), on or prior to the Termination Date.
“Material Acquisition” means any acquisition (or series of related acquisitions) permitted by the Loan Documents and consummated in accordance with the terms of the Loan Documents if the aggregate consideration paid in respect of such acquisition (including any Indebtedness assumed in connection therewith) exceeds $200,000,000.
“Material Adverse Effect” means a material adverse effect on (a) the business, assets, liabilities (actual or contingent), condition (financial or otherwise), results of operations or properties of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower or any other Loan Party to perform its obligations under any Loan Document to which it is a party, (c) the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party or (d) the rights and remedies of the Lenders and the Administrative Agent under any of the Loan Documents.
“Material Contract” means any contract or other arrangement (other than Loan Documents, Specified Derivatives Contracts and Specified Cash Management Agreements), whether written or oral, to which the Borrower, any Subsidiary or any other Loan Party is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect.
“Material Facility” means, with respect to the Borrower and any Subsidiary, (a) the Prudential Note Purchase Agreement, including any renewals, extensions, amendments, supplements, restatements, replacements or refinancing thereof; (b) the AIG Purchase Agreement, including any renewals, extensions, amendments, supplements, restatements, replacements or refinancing thereof and (c) any other agreement(s) creating, evidencing or governing Indebtedness in an aggregate principal amount of $70,000,000 or more incurred after the Agreement Date by the Borrower or any Subsidiary permitted hereunder (but excluding Indebtedness incurred after the Agreement Date owed to the U.S. Department of Housing and Urban Development (“HUD”), Fannie Mae, Freddie Mac or a HUD, Fannie Mae or Freddie Mac qualified lender, in each case, of a type similar to the Indebtedness listed as items 1 and 5-14 on Schedule 10.3 of the Prudential Note Purchase Agreement).
“Material Indebtedness” has the meaning given that term in Section 10.1.(d)(i).
“Material Subsidiary” means any Subsidiary of the Borrower having assets (including any Equity Interests in any direct or indirect Subsidiary of the Borrower that is a Material Subsidiary) with a Fair Market Value greater than or equal to $5,000,000.
“MLPF&S” means Merrill Lynch, Pierce, Fenner & Smith Incorporated, and its successors and assigns.
“Moody’s” means Moody’s Investors Service, Inc. and its successors.
“Mortgage Receivable” means the principal amount of an obligation owing to the Borrower or any Subsidiary of the Borrower that is secured by a mortgage, deed of trust, deed to secure debt or other similar security instrument granting a Lien on real property as security for the payment of such obligation, so long as the mortgagor or grantor with respect to such Mortgage Receivable is not delinquent sixty (60) days or more in interest or principal payments due thereunder.
“Multiemployer Plan” means at any time a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group (a) is then making or accruing an obligation to make contributions or (b) has within the preceding six plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such six-year period, but in the case of a plan described in clause (b), only to the extent that any member of the ERISA Group could reasonably be expected to have liability.
“Negative Pledge” means, with respect to a given asset, any provision of a document, instrument or agreement (other than any Loan Document) which prohibits or purports to prohibit the creation or assumption of any Lien on such asset as security for Indebtedness of the Person owning such asset or any other Person; provided, however, that an agreement that establishes a maximum ratio of unsecured debt to unencumbered assets or of secured debt to total assets, or that otherwise conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, shall not constitute a Negative Pledge.
“Net Operating Income” means, for any Property and for a given period, the following (without duplication and determined on a consistent basis with prior periods): (a) rents and other revenues received in cash in the ordinary course from such Property (whether in the nature of base rent, minimum rent, percentage rent, additional rent, proceeds from rent loss or business interruption insurance or otherwise, but excluding (x) pre-paid rents and revenues, security deposits, earnest money deposits, advance rentals, reserves for capital expenditures, impounds, escrows, charges, expenses or items required to be paid or reimbursed by the tenant thereunder, except to the extent applied in satisfaction of tenants’ obligations for rent and (y) proceeds from the sale of such Property) pursuant to the Facility Lease applicable to such Property, minus (b) all expenses paid by the Borrower or its Subsidiaries and not reimbursed by a Person that is the Borrower or any Subsidiary of the Borrower (excluding interest but including an appropriate accrual for property taxes and insurance) related to the ownership, operation or maintenance of such Property, including but not limited to property taxes, assessments and the like, insurance, utilities, payroll costs, maintenance, repair and landscaping expenses, marketing expenses, and general and administrative expenses (including an appropriate allocation for legal, accounting, advertising, marketing and other expenses incurred in connection with such Property, but specifically excluding general overhead expenses of the Borrower and its Subsidiaries and any property management fees).
“Net Proceeds” means with respect to an Equity Issuance by a Person, the aggregate amount of all cash and the Fair Market Value of all other property (other than securities of such Person being converted or exchanged in connection with such Equity Issuance) received by such Person in respect of such Equity Issuance net of investment banking fees, legal fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred by such Person in connection with such Equity Issuance.
“Non-Consenting Lender” means any Lender that does not approve any consent, approval, amendment or waiver that (a) requires the consent of all Lenders or all affected Lenders in accordance with the terms of Section 12.6. and (b) has been approved by the Requisite Lenders.
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Non-Government Reimbursed Properties” means Healthcare Facilities (other than hospitals) that are not Government Reimbursed Properties (e.g., assisted living facilities, independent living facilities, memory care facilities, medical office buildings, etc.).
“Nonrecourse Indebtedness” means, with respect to a Person, Indebtedness for borrowed money in respect of which recourse for payment (except for customary exceptions for fraud, misapplication of funds, environmental indemnities, voluntary bankruptcy, collusive involuntary bankruptcy and other similar customary exceptions to nonrecourse liability) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness; provided, however, except with respect to Indebtedness of the Borrower, any Guarantor or any Eligible Property Subsidiary, such Indebtedness may be recourse to the Person or Persons that own the assets encumbered by the Lien securing such Indebtedness so long as (x) such Person or Persons do not own any assets that are not subject to such Lien (other than assets customarily excluded from an all assets financing) and (y) in the event such Person or Persons directly or indirectly own Equity Interests in any other Person, all assets of such Person or Persons (other than assets customarily excluded from an all assets financing) are also encumbered by the Lien securing such financing.
“Note” means a promissory note of the Borrower substantially in the form of Exhibit J, payable to the order of a Lender in a principal amount equal to the amount of such Lender’s Term Loan.
“Notice of Borrowing” means a notice substantially in the form of Exhibit D (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such Exhibit) to be delivered to the Administrative Agent pursuant to Section 2.2.(b) evidencing the Borrower’s request for a borrowing of Term Loans.
“Notice of Continuation” means a notice substantially in the form of Exhibit E (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such Exhibit) to be delivered to the Administrative Agent pursuant to Section 2.9. evidencing the Borrower’s request for the Continuation of a LIBOR Loan.
“Notice of Conversion” means a notice substantially in the form of Exhibit F (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such Exhibit) to be delivered to the Administrative Agent pursuant to Section 2.10. evidencing the Borrower’s request for the Conversion of a Loan from one Type to another Type.
“Obligations” means, individually and collectively: (a) the aggregate principal balance of, and all accrued and unpaid interest on, all Loans; and (b) all other indebtedness, liabilities, obligations, covenants and duties of the Borrower and the other Loan Parties owing to the Administrative Agent or any Lender of every kind, nature and description, under or in respect of this Agreement or any of the other Loan Documents, including, without limitation, the Fees and indemnification obligations, whether direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any promissory note. For the avoidance of doubt, “Obligations” shall not include any indebtedness, liabilities, obligations, covenants or duties in respect of Specified Derivatives Contracts or Specified Cash Management Agreements.
“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.
“Off-Balance Sheet Obligations” means, with respect to a Person: (a) obligations of such Person in respect of any financing transaction or series of financing transactions (including factoring arrangements) pursuant to which such Person or any Subsidiary of such Person has sold, conveyed or otherwise transferred, or granted a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a special purpose Subsidiary or Affiliate of such Person; (b) obligations of such Person under a sale and leaseback transaction that do not create a liability on the balance sheet of such Person; (c) obligations of such Person under any so-called “synthetic” lease transaction; (d) obligations of such Person under any other transaction which is the functional equivalent of, or takes the place of, a borrowing but which does not constitute a liability on the balance sheet of such Person; and (e) in the case of the Borrower, liabilities and obligations of the Borrower, any Subsidiary or any other Person in respect of “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act) which the Borrower would be required to disclose in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of the Borrower’s report on Form 10‑Q or Form 10‑K (or their equivalents) which the Borrower is required to file with the SEC.
“OpCo” has the meaning given that term in the definition of “Permitted UPREIT Reorganization”.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Non-Mortgage Receivables” means any mezzanine loans or loan or note receivables (other than Mortgage Receivables), whether senior or subordinated (in right of payment or otherwise), owing to the Borrower or any Subsidiary of the Borrower by any Person (other than an Affiliate of the Borrower), so long as the obligor with respect to such Other Non‑Mortgage Receivable is not delinquent sixty (60) days or more in interest or principal payments due thereunder.
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 4.6.).
“Ownership Share” means, with respect to any Subsidiary of a Person (other than a Wholly Owned Subsidiary) or any Unconsolidated Affiliate of a Person, the greater of (a) such Person’s relative nominal direct and indirect ownership interest (expressed as a percentage) in such Subsidiary or Unconsolidated Affiliate or (b) such Person’s relative direct and indirect economic interest (calculated as a percentage) in such Subsidiary or Unconsolidated Affiliate determined in accordance with the applicable provisions of the declaration of trust, articles or certificate of incorporation, articles of organization, partnership agreement, joint venture agreement or other applicable organizational document of such Subsidiary or Unconsolidated Affiliate.
“Parent” means National Health Investors, Inc., a corporation formed under the laws of the State of Maryland.
“Participant” has the meaning given that term in Section 12.5.(d).
“Participant Register” has the meaning given that term in Section 12.5.(d).
“Patriot Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).
“PBGC” means the Pension Benefit Guaranty Corporation and any successor agency.
“Permitted Liens” means, with respect to any asset or property of a Person, (a) Liens securing taxes, assessments and other charges or levies imposed by any Governmental Authority (excluding any Lien imposed pursuant to any of the provisions of ERISA or pursuant to any Environmental Laws), which, in each case, are not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP; (b) the claims of materialmen, mechanics, carriers, warehousemen or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, which, in each case, are not overdue for a period of more than thirty (30) days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP; (c) Liens consisting of deposits or pledges made, in the ordinary course of business, in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance or similar Applicable Laws; (d) Liens consisting of encumbrances in the nature of zoning restrictions, easements, and rights or restrictions of record on the use of real property, which do not materially detract from the value of such property or impair the intended use thereof in the business of such Person; (e) the rights of tenants under leases or subleases not interfering with the ordinary conduct of business of such Person; (f) judgment Liens not constituting a Default; (g) Liens in favor of the Administrative Agent for its benefit and the benefit of the Lenders, each Specified Cash Management Bank and each Specified Derivatives Provider; (h) Liens in existence on the Agreement Date and set forth on Schedule 1.1.(a); and (i) Resident Mortgage Liens.
“Permitted UPREIT Reorganization” means any transaction in which the Borrower becomes a limited partnership (including a limited liability limited partnership) (“OpCo”), the general partner of which shall be the Parent or a Wholly Owned Subsidiary of the Parent organized under the laws of a State of the United States, with (a) the Parent or such Wholly Owned Subsidiary of the Parent being the record and beneficial owners, cumulatively, of 100% of each class of outstanding Equity Interests of OpCo, (b) all of the Parent’s Subsidiaries and other assets being thereafter held directly or indirectly by OpCo and (c) OpCo thereafter being the sole Borrower hereunder; provided that (i) the Borrower shall have delivered written notice of any such transaction to the Administrative Agent not less than thirty (30) days prior thereto; (ii) as of the date of notice of such transaction and at the time of, and after giving effect to, such transaction, (x) no Default or Event of Default shall exist and (y) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of the date of such notice and on the effective date of such transaction with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of such earlier date); (iii) concurrently with the effectiveness of such transaction, to the extent reasonably requested by the Administrative Agent, the Parent, OpCo and the other Loan Parties shall have executed and delivered assumption, guaranty and reaffirmation documentation in connection herewith, and pursuant to which OpCo shall expressly assume all the obligations of the Borrower under this Agreement and the Parent shall Guaranty the Obligations, in form and substance reasonably acceptable to the Administrative Agent, together with such organizational documentation, certificates, resolutions, opinions of counsel and other documentation as the Administrative Agent deems reasonably necessary or appropriate to implement such assumption, guaranty and reaffirmation (and which documentation, certificates, resolutions, opinions of counsel and other documentation shall be substantially similar to the documentation delivered as of the Effective Date), and, if requested by any applicable Lender, Notes in favor of such Lender executed by OpCo; (iv) the Parent, OpCo and each other Loan Party shall have provided all information requested by the Administrative Agent and each Lender in order to comply with applicable “know your customer” and Anti-Money Laundering Laws, including, without limitation, the Patriot Act, as determined in the good faith judgment of the Administrative Agent; and (v) the Parent and OpCo shall have delivered to the Administrative Agent an officer’s certificate, in form and substance reasonably satisfactory to the Administrative Agent, certifying the compliance with clause (ii) above.
“Person” means any natural person, corporation, limited partnership, general partnership, joint stock company, limited liability company, limited liability partnership, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, or any other nongovernmental entity, or any Governmental Authority.
“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (a) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (b) has at any time within the preceding six years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.
“Post-Default Rate” means (a) with respect to any principal of any Loan, the rate otherwise applicable plus an additional two percent (2.0%) per annum and (b) with respect to any other Obligation, a rate per annum equal to the Base Rate as in effect from time to time plus the Applicable Margin for Base Rate Loans plus two percent (2.0%).
“Preferred Dividends” means, for any period and without duplication, all Restricted Payments paid during such period on Preferred Equity Interests issued by the Borrower or any Subsidiary. Preferred Dividends shall not include dividends or distributions (a) paid or payable solely in Equity Interests (other than Mandatorily Redeemable Stock) payable to holders of such class of Equity Interests, (b) paid or payable to the Borrower or a Subsidiary, or (c) constituting or resulting in the redemption of Preferred Equity Interests, other than scheduled redemptions not constituting balloon, bullet or similar redemptions in full.
“Preferred Equity Interests” means, with respect to any Person, Equity Interests in such Person which are entitled to preference or priority over any other Equity Interest in such Person in respect of the payment of dividends or distribution of assets upon liquidation or both.
“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by the Lender then acting as the Administrative Agent as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by the Lender acting as Administrative Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.
“Principal Office” means the office of the Administrative Agent located at 1525 W. W.T. Harris Blvd., 1st Floor, Charlotte, NC 28262-8522, Attention: Agency Services, or any other subsequent office that the Administrative Agent shall have specified as the Principal Office by written notice to the Borrower and the Lenders.
“Pro Rata Share” means, as to each Lender, the ratio, expressed as a percentage of (a) the amount of such Lender’s outstanding Term Loans to (b) the aggregate amount of all outstanding Term Loans. If at the time of determination the Commitments have been terminated or reduced to zero and there are no outstanding Loans, then the Pro Rata Shares of the Lenders shall be determined as of the most recent date on which Loans were outstanding.
“Property” means a parcel (or group of related parcels) of real property owned or leased (in whole or in part) and developed (or to be developed) by the Borrower, any Subsidiary or any Unconsolidated Affiliate.
“Prudential Note Purchase Agreement” means the Note Purchase Agreement dated as of January 13, 2015, by and among the Borrower, The Prudential Insurance Company of America and certain of its affiliates party thereto, as purchasers, as amended by that certain First Amendment to Note Purchase Agreement dated as of March 20, 2015, by and among the Borrower, The Prudential Insurance Company of America and the other noteholders party thereto, as further amended by that certain Second Amendment to Note Purchase Agreement, dated as of June 30, 2015, by and among the Borrower, The Prudential Insurance Company of America and the other noteholders party thereto, and as further amended prior to the date hereof.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Qualified Plan” means a Benefit Arrangement that is intended to be tax-qualified under Section 401(a) of the Internal Revenue Code.
“Rating Agency” means S&P, Moody’s, Fitch or any other nationally recognized securities rating agency selected by the Borrower and approved of by the Administrative Agent in writing.
“Ratings-Based Applicable Margin” means the applicable percentage rate set forth in the table below corresponding to the level (each a “Level”) into which the Borrower’s Credit Rating then falls.

Level	Borrower’s Credit Rating (S&P/Moody’s or equivalent)	Ratings-Based Applicable Margin for LIBOR Loans	Ratings-Based Applicable Margin for Base Rate Loans
1	A+/A1 (or equivalent) or better	0.75%	0%
2	A/A2 (or equivalent)	0.80%	0%
3	A-/A3 (or equivalent)	0.85%	0%
4	BBB+/Baa1 (or equivalent)	0.90%	0%
5	BBB/Baa2 (or equivalent)	1.00%	0.00%
6	BBB-/Baa3 (or equivalent)	1.25%	0.25%
7	Lower than BBB-/Baa3 (or equivalent)	1.65%	0.65%

Any change in the Borrower’s Credit Rating which would cause the Ratings-Based Applicable Margin to be determined with respect to a different Level shall be effective as of the first day of the first calendar month immediately following receipt by the Administrative Agent of written notice delivered by the Borrower in accordance with Section 8.4.(o) that the Borrower’s Credit Rating has changed; provided, however, if the Borrower has not delivered the notice required by such Section but the Administrative Agent becomes aware that the Borrower’s Credit Rating has changed, then the Administrative Agent may, in its sole discretion, adjust the Level effective as of the first day of the first calendar month following the date the Administrative Agent becomes aware that the Borrower’s Credit Rating has changed. During any period that the Borrower has received three Credit Ratings that are not equivalent, the Ratings-Based Applicable Margin shall be determined based on the Level corresponding to (a) the highest Credit Rating if the highest Credit Rating and the second-highest Credit Rating differ by only one Level or (b) the average of the two highest Credit Ratings if they differ by two or more Levels (unless the average is not a recognized Level, in which case the Ratings-Based Applicable Margin will be based on the Credit Rating one Level below the Level corresponding to the highest Credit Rating). During any period for which the Borrower has received only two Credit Ratings and such Credit Ratings are not equivalent, the Ratings-Based Applicable Margin will be determined by (i) the highest Credit Rating if they differ by only one Level or (ii) the average of the two Credit Ratings if they differ by two or more Levels (unless the average is not a recognized Level, in which case the Ratings-Based Applicable Margin will be based on the Credit Rating one Level below the Level corresponding to the higher Credit Rating).  During any period after the Investment Grade Pricing Effective Date for which the Borrower has received no Credit Rating from Fitch, if the Borrower also ceases to have a Credit Rating from one of S&P or Moody’s, then the Ratings-Based Applicable Margin shall be determined based on the remaining such Credit Rating. Notwithstanding any Credit Rating from Fitch, during any period in which the Borrower has not (a) received a Credit Rating from either S&P or Moody’s corresponding to Level 6 or better or (b) received a Credit Rating from any Rating Agency, the Ratings-Based Applicable Margin shall be determined based on Level 7.
“RCM” means Regions Capital Markets, and its successors and assigns.
“Recipient” means (a) the Administrative Agent and (b) any Lender, as applicable.
“Recourse Indebtedness” means any Indebtedness of a Person that is not Nonrecourse Indebtedness.
“Regions” means Regions Bank, and its successors and assigns.
“Register” has the meaning given that term in Section 12.5.(c).
“Regulatory Change” means, with respect to any Lender, any change effective after the Agreement Date in Applicable Law (including without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks, including such Lender, of or under any Applicable Law (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any Governmental Authority or monetary authority charged with the interpretation or administration thereof or compliance by any Lender with any request or directive regarding capital adequacy or liquidity. Notwithstanding anything herein to the contrary, (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (b) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Regulatory Change”, regardless of the date enacted, adopted, implemented or issued.
“REIT” means a Person qualifying for treatment as a “real estate investment trust” under the Internal Revenue Code.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, shareholders, directors, trustees, officers, employees, agents, counsel, other advisors and representatives of such Person and of such Person’s Affiliates and each of their respective heirs, successors and assigns.
“Replacement Rate” has the meaning given that term in Section 4.2.(b).
“Required Subsidiary” means (a) each Eligible Property Subsidiary, (b) each other Material Subsidiary (other than Excluded Subsidiaries and Unsecured Indebtedness Subsidiaries) and (c) each Subsidiary of the Borrower that owns, directly or indirectly, any Equity Interests in any Subsidiary described in the foregoing clause (b).
“Requisite Lenders” means, as of any date, Lenders having more than 50% of the aggregate outstanding principal amount of the Term Loans; provided that (i) in determining such percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded and the pro rata shares of the Lenders shall be redetermined, for voting purposes only, to exclude the pro rata shares of such Defaulting Lenders, and (ii) at all times when two or more Lenders (excluding Defaulting Lenders) are party to this Agreement, the term “Requisite Lenders” shall in no event mean less than two Lenders.
“Resident Mortgage Liens” means, collectively, (a) the Liens in existence on the Agreement Date on Properties as set forth on Schedule 1.1.(b) in favor of individual residents and (b) any other similar Liens on any other Property after the Agreement Date that shall be reasonably acceptable to the Administrative Agent, in each case, that, in the aggregate, do not in any case materially detract from the value of such Property, or materially interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries taken as a whole.
“Responsible Officer” means with respect to the Borrower or any Subsidiary, the chief executive officer, the chief accounting officer and the Executive Vice President of Finance of the Borrower or such Subsidiary.
“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any Equity Interest of the Borrower or any of its Subsidiaries now or hereafter outstanding, except a dividend payable solely in shares of that class of Equity Interests to the holders of that class; (b) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interests of the Borrower or any of its Subsidiaries now or hereafter outstanding; and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of the Borrower or any of its Subsidiaries now or hereafter outstanding.
“Sanctioned Country” means, at any time, a country, territory or region which is, or whose government is, the subject or target of any Sanctions.
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by any Governmental Authority of the United States of America, including without limitation, OFAC or the U.S. Department of State, or by the United Nations Security Council, Her Majesty’s Treasury, the European Union or any other Governmental Authority, (b) any Person located, operating, organized or resident in a Sanctioned Country, (c) an agency of the government of a Sanctioned Country or (d) any Person owned or Controlled by any Persons or agencies described in any of the preceding clauses (a) through (c).
“Sanctions” means any sanctions or trade embargoes imposed, administered or enforced by any Governmental Authority of the United States of America, including without limitation, OFAC or the U.S. Department of State, or by the United Nations Security Council, Her Majesty’s Treasury, the European Union or any other Governmental Authority.
“SEC” means the U.S. Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Secured Indebtedness” means, with respect to a Person as of a given date, the aggregate principal amount of all Indebtedness of such Person outstanding on such date that is secured in any manner by any Lien on any property and, in the case of the Borrower, shall include (without duplication) the Borrower’s Ownership Share of the Secured Indebtedness of its Unconsolidated Affiliates.
“Securities Act” means the Securities Act of 1933.
“Senior Notes” means the 3.25% Convertible Senior Notes due 2021 issued pursuant to the Indenture, dated as of March 25, 2014, by and between the Borrower, as issuer and The Bank of New York Mellon Trust Company, N.A., as trustee.
“Solvent” means, when used with respect to any Person, that (a) the fair value and the fair salable value of its assets (excluding any Indebtedness due from any Affiliate of such Person) are each in excess of the fair valuation of its total liabilities (including all contingent liabilities computed at the amount which, in light of all facts and circumstances existing at such time, represents the amount that could reasonably be expected to become an actual and matured liability); (b) such Person is able to pay its debts or other obligations in the ordinary course as they mature; and (c) such Person has capital not unreasonably small to carry on its business and all business in which it proposes to be engaged.
“Specified Cash Management Agreement” means any Cash Management Agreement that is made or entered into at any time, or in effect at any time now or hereafter, whether as a result of an assignment or transfer or otherwise, between or among any Loan Party and any Specified Cash Management Bank.
“Specified Cash Management Bank” means any Person that (a) at the time it enters into a Cash Management Agreement with a Loan Party, is a Lender or an Affiliate of a Lender or (b) at the time it (or its Affiliate) becomes a Lender or the Administrative Agent (including on the Effective Date), is a party to a Cash Management Agreement with a Loan Party, in each case in its capacity as a party to such Cash Management Agreement.
“Specified Derivatives Contract” means any Derivatives Contract that is made or entered into at any time, or in effect at any time now or hereafter, whether as a result of an assignment or transfer or otherwise, between or among any Loan Party and any Specified Derivatives Provider.
“Specified Derivatives Obligations” means all indebtedness, liabilities, obligations, covenants and duties of a Loan Party under or in respect of any Specified Derivatives Contract, whether direct or indirect, absolute or contingent, due or not due, liquidated or unliquidated, and whether or not evidenced by any written confirmation.
“Specified Derivatives Provider” means any Person that (a) at the time it enters into a Specified Derivatives Contract with a Loan Party, is a Lender or an Affiliate of a Lender or (b) at the time it (or its Affiliate) becomes a Lender or the Administrative Agent (including on the Effective Date), is a party to a Specified Derivatives Contract with a Loan Party, in each case in its capacity as a party to such Specified Derivatives Contract.
“S&P” means Standard & Poor’s Global Ratings, a Standard & Poor’s Financial Services LLC business, or any successor.
“Subsidiary” means, for any Person, any corporation, partnership, limited liability company, trust or other entity of which at least a majority of the Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors, trustees or other individuals performing similar functions of such corporation, partnership, limited liability company, trust or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are consolidated with those of such Person pursuant to GAAP. Unless explicitly set forth to the contrary, a reference to a “Subsidiary” means a direct or indirect Subsidiary of the Borrower.
“Subsidiary Guarantors” means each Subsidiary (other than an Unsecured Indebtedness Subsidiary) that hereafter joins in the Guaranty by execution of an Accession Agreement (or Guaranty, as the case may be) pursuant to Section 7.13.(b).
“Subsidiary Guaranty Documents” means, with respect to any Subsidiary that is required to become a Guarantor pursuant to Section 7.13., the following documents: (x) an Accession Agreement (or if the Guaranty is not then in effect, the Guaranty) executed by such Subsidiary and (y) the items with respect to such Subsidiary that would have been delivered under Sections 5.1.(a)(iv) through (viii) and (xv) if such Subsidiary had been a Subsidiary Guarantor on the Agreement Date (in the case of Section 5.1.(a)(iv), only to the extent reasonably requested by the Administrative Agent), each in form and substance reasonably satisfactory to the Administrative Agent.
“Substantial Amount” means, at the time of determination thereof, an amount in excess of 10% of total consolidated assets (exclusive of depreciation) at such time of the Borrower and its Subsidiaries determined on a consolidated basis.
“Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“Syndication Agents” has the meaning set forth in the introductory paragraph hereof.
“Tangible Net Worth” means, as of a given date, the stockholders’ equity of the Borrower and its Subsidiaries determined on a consolidated basis plus accumulated depreciation and amortization, minus (to the extent included when determining stockholders’ equity of the Borrower and its Subsidiaries): (a) the amount of any write-up in the book value of any assets reflected in any balance sheet of the Borrower resulting from revaluation thereof or any write‑up in excess of the cost of such assets acquired by the Borrower, and (b) the aggregate of all amounts appearing on the assets side of any such balance sheet for franchises, licenses, permits, patents, patent applications, copyrights, trademarks, service marks, trade names, goodwill, treasury stock, experimental or organizational expenses and other like assets which would be classified as intangible assets under GAAP, all determined on a consolidated basis.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Loan” means a loan made by a Lender to the Borrower pursuant to Section 2.2.
“Term Loan Commitment” means, as to each Lender, such Lender’s obligation to make Term Loans on the Effective Date pursuant to Section 2.2., in an amount up to, but not exceeding, the amount set forth for such Lender on Schedule I as such Lender’s “Term Loan Commitment Amount”, and shall include any undertaking to make Additional Term Loan Advances effected in accordance with Section 2.16.
“Term Loan Facility” means, at any time, the aggregate Term Loan Commitments of all Lenders outstanding at such time, or, if the Term Loan Commitments have been reduced to zero at such time, the aggregate principal amount of the Term Loans of all Lenders outstanding.
“Termination Date” means September 15, 2023.
“Titled Agent” has the meaning given that term in Section 11.9.
“Total Asset Value” means, at a given time, the sum (without duplication) of all of the following of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP applied on a consistent basis: (a) cash and Cash Equivalents (other than tenant deposits and other cash and cash equivalents that are subject to a Lien or a Negative Pledge or the disposition of which is restricted in any way); plus (b)(i) Net Operating Income for all Properties for the fiscal quarter most recently ended multiplied by 4 divided by (ii) the Capitalization Rate; plus (c) the purchase price paid by the Borrower or any Subsidiary (less any amounts paid to the Borrower or such Subsidiary as a purchase price adjustment, held in escrow, retained as a contingency reserve, or in connection with other similar arrangements) for any Property acquired by the Borrower or such Subsidiary during the fiscal quarter most recently ended; plus (d) the GAAP book value of all Development Properties; plus (e) the GAAP book value of Unimproved Land; plus (f) the GAAP book value of all Mortgage Receivables, Other Non-Mortgage Receivables and unencumbered marketable securities (at the value reflected in the Borrower’s consolidated financial statements in accordance with GAAP, as of such date, including the effect of impairment charges). The Borrower’s Ownership Share of assets held by Unconsolidated Affiliates shall be included in the calculation of Total Asset Value consistent with the above described treatment for assets owned by the Borrower or a Subsidiary. For purposes of determining Total Asset Value: (t) Net Operating Income from Development Properties, Properties disposed of by the Borrower or any Subsidiary during the fiscal quarter most recently ended and Properties acquired by the Borrower or any Subsidiary during the fiscal quarter most recently ended shall be excluded from the immediately preceding clause (b); (u) to the extent the amount of Total Asset Value attributable to Development Properties would exceed 15% of Total Asset Value, such excess shall be excluded; (v) to the extent the amount of Total Asset Value attributable to Unimproved Land would exceed 5% of Total Asset Value, such excess shall be excluded; (w) to the extent the amount of Total Asset Value attributable to Mortgage Receivables, Other Non-Mortgage Receivables and unencumbered marketable securities (at the value reflected in the Borrower’s consolidated financial statements in accordance with GAAP, as of such date, including the effect of impairment charges) would, in the aggregate, exceed 20% of Total Asset Value, such excess shall be excluded; (x) to the extent the amount of Total Asset Value attributable to Development Properties, Unimproved Land, Mortgage Receivables, Other Non-Mortgage Receivables, unencumbered marketable securities (at the value reflected in the Borrower’s consolidated financial statements in accordance with GAAP, as of such date, including the effect of impairment charges) and Unconsolidated Affiliates Properties would, in the aggregate, exceed 30% of Total Asset Value, such excess shall be excluded; (y) to the extent the amount of Total Asset Value attributable to Unconsolidated Affiliates Properties would exceed 20% of Total Asset Value, such excess shall be excluded and (z) to the extent the amount of Total Asset Value attributable to Eligible Properties located in the United Kingdom, Australia or Canada would exceed 10% of Total Asset Value, such excess shall be excluded.
“Total Indebtedness” means, as to any Person as of a given date and without duplication: (a) all Indebtedness of such Person and its Subsidiaries determined on a consolidated basis and (b) such Person’s Ownership Share of the Indebtedness of any Unconsolidated Affiliate of such Person.
“Type” with respect to any Term Loan, refers to whether such Loan or portion thereof is a LIBOR Loan or a Base Rate Loan.
“UCC” means the Uniform Commercial Code as in effect in any applicable jurisdiction.
“Unconsolidated Affiliate” means, with respect to any Person, any other Person in whom such Person holds an Investment, which Investment is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such Person on the consolidated financial statements of such Person.
“Unencumbered Asset Value” means, at a given time, the sum (without duplication) of all of the following of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP applied on a consistent basis: (a) the Unencumbered NOI for the fiscal quarter most recently ended times 4 divided by the Capitalization Rate, plus (b) the GAAP book value of all Eligible Properties acquired during the fiscal quarter most recently ended, plus (c) the GAAP book value of Development Properties not subject to any Lien other than Permitted Liens (except for the Permitted Liens described in clause (h) of the definition of Permitted Liens) or subject to any Negative Pledge, plus (d) the GAAP book value of all Mortgage Receivables and unencumbered marketable securities (at the value reflected in the Borrower’s consolidated financial statements in accordance with GAAP, as of such date, including the effect of impairment charges) not subject to any Lien other than Permitted Liens (except for the Permitted Liens described in clause (h) of the definition of Permitted Liens) or subject to any Negative Pledge plus (e) Unrestricted Cash and Cash Equivalents. For purposes of this definition, (x) to the extent that more than 20% of Unencumbered Asset Value would be attributable to Controlled Properties, Development Properties, Mortgage Receivables and unencumbered marketable securities (at the value reflected in the Borrower’s consolidated financial statements in accordance with GAAP, as of such date, including the effect of impairment charges), such excess shall be excluded, (y) to the extent that more than 5% of Unencumbered Asset Value would be attributable to Affected Controlled Properties, such excess shall be excluded and (z) to the extent that more than 10% of Unencumbered Asset Value would be attributable to Eligible Properties located in the United Kingdom, Australia or Canada, such excess shall be excluded. For purposes of determining Unencumbered Asset Value: (x) Net Operating Income from Development Properties, Properties disposed of by the Borrower or any Subsidiary during the fiscal quarter most recently ended and Properties acquired by the Borrower or any Subsidiary during the fiscal quarter most recently ended shall be excluded from the immediately preceding clause (a); and (y) to the extent the amount of Unencumbered Asset Value attributable to Properties leased under Ground Leases would exceed 10% of Unencumbered Asset Value, such excess shall be excluded.
“Unencumbered Leverage Increase Period” has the meaning given that term in Section 9.1.(b).
“Unencumbered Leverage Ratio” has the meaning given that term in Section 9.1.(b).
“Unencumbered NOI” means, for any period, the Net Operating Income from all Eligible Properties for such period.
“Unimproved Land” means land on which no development (other than improvements that are not material and are temporary in nature) has occurred.
“Unrestricted Cash and Cash Equivalents” means the aggregate amount of unrestricted cash and Cash Equivalents of the Borrower and its Subsidiaries (other than Excluded Subsidiaries); provided that Unrestricted Cash and Cash Equivalents shall exclude cash and Cash Equivalents subject to a Lien (other than customary rights of set-off and statutory or common law provisions relating to bankers’ liens).
“Unsecured Indebtedness” means, with respect to a Person, Indebtedness of such Person that is not Secured Indebtedness; provided, however, that any Indebtedness that is secured only by a pledge of Equity Interests shall be deemed to be Unsecured Indebtedness.
“Unsecured Indebtedness Subsidiary” means any Subsidiary of the Borrower that is a borrower or a guarantor, or otherwise has a payment obligation in respect of, any Unsecured Indebtedness (other than (a) obligations arising under the Loan Documents, or (b) subordinated intercompany Indebtedness between or among any of the Borrower and its Subsidiaries); provided, however, that any non-Wholly Owned Subsidiary of the Borrower that guarantees Unsecured Indebtedness of the Borrower or any Wholly Owned Subsidiary shall be an Unsecured Indebtedness Subsidiary.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.
“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 3.10.(g)(ii)(B)(III).
“Wells Fargo” means Wells Fargo Bank, National Association, and its successors and assigns.
“Wells Fargo Fee Letter” has the meaning assigned to such term in the definition of “Fee Letters”.
“Wholly Owned Subsidiary” means any Subsidiary of a Person in respect of which all of the Equity Interests (other than, in the case of a corporation, directors’ qualifying shares) are at the time directly or indirectly owned or controlled by such Person or one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person.
“Withdrawal Liability” means any liability as a result of a complete or partial withdrawal from a Multiemployer Plan as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Withholding Agent” means (a) the Borrower, (b) any other Loan Party and (c) the Administrative Agent, as applicable.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.2.	General; References to Eastern Time.
Unless otherwise indicated, all accounting terms, ratios and measurements shall be interpreted or determined in accordance with GAAP from time to time; provided that, if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Requisite Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the appropriate Lenders pursuant to Section 12.6.); provided further that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding the preceding sentence, the calculation of liabilities shall not include any fair value adjustments to the carrying value of liabilities to record such liabilities at fair value pursuant to electing the fair value option election under FASB ASC 825-10-25 (formerly known as FAS 159, The Fair Value Option for Financial Assets and Financial Liabilities) or other FASB standards allowing entities to elect fair value option for financial liabilities. References in this Agreement to “Sections”, “Articles”, “Exhibits” and “Schedules” are to sections, articles, exhibits and schedules herein and hereto unless otherwise indicated. References in this Agreement to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, (b) except as expressly provided otherwise in any Loan Document, shall include all documents, instruments or agreements issued or executed in replacement thereof, to the extent permitted hereby and (c) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, supplemented, restated or otherwise modified from time to time to the extent not otherwise stated herein or prohibited hereby and in effect at any given time. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter. Except as expressly provided otherwise in any Loan Document, (i) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified, extended, restated, replaced or supplemented from time to time and (ii) any reference to any Person shall be construed to include such Person’s permitted successors and permitted assigns. Titles and captions of Articles, Sections, subsections and clauses in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement. Unless otherwise indicated, (a) all references to time are references to Eastern time daylight or standard, as applicable and (b) when any date specified herein as the due date for a payment, notice or other deliverable is not a Business Day, such due date shall be extended to the next following Business Day.

Section 1.3.	Financial Attributes of Non-Wholly Owned Subsidiaries.
When determining the Applicable Margin and compliance by the Parent (from and after the Permitted UPREIT Reorganization) or the Borrower with any financial covenant contained in any of the Loan Documents (a) only the Ownership Share of the Parent or the Borrower, as applicable, of the financial attributes of a Subsidiary that is not a Wholly Owned Subsidiary shall be included and (b) the Parent’s Ownership Share of the Borrower shall be deemed to be 100.0%.

Section 1.4.	Rates.
The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the rates in the definition of “LIBOR”.
ARTICLE II.    Credit Facility

Section 2.1.	[Reserved].

Section 2.2.	Term Loans.
(a)    Making of Term Loans. Subject to the terms and conditions hereof, on the Effective Date, each Lender severally and not jointly agrees to make a Term Loan denominated in Dollars to the Borrower in the aggregate principal amount equal to the amount of such Lender’s Term Loan Commitment. Upon a Lender’s funding of its Term Loan, the Term Loan Commitment of such Lender shall be reduced to zero and terminate. Any unused Term Loan Commitments shall be reduced to zero and terminate at 5:00 p.m. Eastern time on the Effective Date.
(b)    Requests for Term Loans. Not later than 11:00 a.m. Eastern time on the anticipated Effective Date for Term Loans that are to be Base Rate Loans and not later than 11:00 a.m. Eastern time at least 3 Business Days prior to the anticipated Effective Date for Term Loans that are to be LIBOR Loans, the Borrower shall deliver to the Administrative Agent a Notice of Borrowing, in form and substance reasonably acceptable to the Administrative Agent, requesting that the Lenders make the Term Loans on the Effective Date and specifying the aggregate principal amount of Term Loans to be borrowed, the Type of the Term Loans, and if such Term Loans are to be LIBOR Loans, the initial Interest Period for the Term Loans. Such notice shall be irrevocable once given and binding on the Borrower. Upon receipt of such notice the Administrative Agent shall promptly notify each Lender.
(c)    Funding of Term Loans. Each Lender shall deposit an amount equal to the Term Loan to be made by such Lender to the Borrower with the Administrative Agent at the Principal Office, in immediately available funds, not later than 1:00 p.m. Eastern time on the Effective Date. Subject to fulfillment of all applicable conditions set forth herein, the Administrative Agent shall make available to the Borrower in the account specified by the Borrower in the Disbursement Instruction Agreement, not later than 2:00 p.m. Eastern time on the Effective Date, the proceeds of such amounts received by the Administrative Agent. The Borrower may not reborrow any portion of the Term Loans once repaid.

Section 2.3.	[Reserved].

Section 2.4.	[Reserved].

Section 2.5.	Rates and Payment of Interest on Loans.
(a)    Rates. The Borrower promises to pay to the Administrative Agent for the account of each Lender interest on the unpaid principal amount of each Loan made by such Lender for the period from and including the date of the making of such Loan to but excluding the date such Loan shall be paid in full, at the following per annum rates:
(i)    during such periods as such Loan is a Base Rate Loan, at the Base Rate (as in effect from time to time), plus the Applicable Margin for Base Rate Loans; and
(ii)    during such periods as such Loan is a LIBOR Loan, at LIBOR for such Loan for the Interest Period therefor, plus the Applicable Margin for LIBOR Loans.
Notwithstanding the foregoing, (a) automatically upon any Event of Default under Section 10.1.(a), (e) or (f) or (b) at the option of the Requisite Lenders (upon notice to the Borrower), while any other Event of Default exists, the Borrower shall pay to the Administrative Agent for the account of each Lender interest at the Post-Default Rate on the outstanding principal amount of any Loan made by such Lender and on any other amount payable by the Borrower hereunder or under the Notes held by such Lender to or for the account of such Lender (including without limitation, accrued but unpaid interest to the extent permitted under Applicable Law).
(b)    Payment of Interest. All accrued and unpaid interest on the outstanding principal amount of each Loan shall be payable (i) with respect to any Base Rate Loan, quarterly in arrears on the first day of each calendar quarter, commencing with the first full calendar quarter occurring after the Effective Date, (ii) with respect to any LIBOR Loan, the last day of the Interest Period applicable thereto and, in the case of any LIBOR Loan with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at three months’ duration after the first day of such Interest Period and (iii) on any date on which the principal balance of such Loan is due and payable in full (whether at maturity, due to acceleration or otherwise). Interest payable at the Post-Default Rate shall be payable from time to time on demand. All determinations by the Administrative Agent of an interest rate hereunder shall be conclusive and binding on the Lenders and the Borrower for all purposes, absent manifest error.
(c)    Borrower Information Used to Determine Applicable Interest Rates. The parties understand that the applicable interest rate for the Obligations and certain fees set forth herein may be determined and/or adjusted from time to time based upon certain financial ratios and/or other information to be provided or certified to the Lenders by the Borrower (the “Borrower Information”). If it is subsequently determined that any such Borrower Information was incorrect (for whatever reason, including, without limitation, because of a subsequent restatement of earnings by the Borrower) at the time it was delivered to the Administrative Agent, and if the applicable interest rate or fees calculated for any period were lower than they should have been had the correct information been timely provided, then, such interest rate and such fees for such period shall be automatically recalculated using correct Borrower Information. The Administrative Agent shall promptly notify the Borrower in writing of any additional interest and fees due because of such recalculation, and the Borrower shall pay such additional interest or fees due to the Administrative Agent, for the account of each Lender, within 5 Business Days of receipt of such written notice. Any recalculation of interest or fees required by this provision shall survive the termination of this Agreement, and this provision shall not in any way limit any of the Administrative Agent’s or any Lender’s other rights under this Agreement.

Section 2.6.	Number of Interest Periods.
There may be no more than ten (10) different Interest Periods outstanding at the same time.

Section 2.7.	Repayment of Loans.
(a)    [Reserved].
(b)    Term Loans. The Borrower promises to repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Term Loans on the Termination Date (or such earlier date on which the Term Loan becomes due or is declared due in accordance with this Agreement).

Section 2.8.	Prepayments.
(a)    Optional. Subject to Section 4.4., the Borrower may prepay any Loan at any time without premium or penalty. The Borrower shall give the Administrative Agent at least 3 Business Days prior written notice of the prepayment of any Loan. Each voluntary prepayment of Loans shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess thereof.
(b)    [Reserved].
(c)    No Effect on Derivatives Contracts. No repayment or prepayment of the Loans pursuant to this Section shall affect any of the Borrower’s obligations under any Derivatives Contracts entered into with respect to the Loans.

Section 2.9.	Continuation.
So long as no Default or Event of Default exists, the Borrower may, on any Business Day, with respect to any LIBOR Loan, elect to maintain such LIBOR Loan or any portion thereof as a LIBOR Loan by selecting a new Interest Period for such LIBOR Loan. Each Continuation of a LIBOR Loan shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $500,000 in excess of that amount, and each new Interest Period selected under this Section shall commence on the last day of the immediately preceding Interest Period. Each selection of a new Interest Period shall be made by the Borrower giving to the Administrative Agent a Notice of Continuation not later than 11:00 a.m. Eastern time on the third Business Day prior to the date of any such Continuation. Such notice by the Borrower of a Continuation shall be by telecopy, electronic mail or other similar form of communication in the form of a Notice of Continuation, specifying (a) the proposed date of such Continuation, (b) the LIBOR Loans and portions thereof subject to such Continuation and (c) the duration of the selected Interest Period, all of which shall be specified in such manner as is necessary to comply with all limitations on Loans outstanding hereunder. Each Notice of Continuation shall be irrevocable by and binding on the Borrower once given. Promptly after receipt of a Notice of Continuation, the Administrative Agent shall notify each Lender of the proposed Continuation. If the Borrower shall fail to select in a timely manner a new Interest Period for any LIBOR Loan in accordance with this Section, such Loan will automatically, on the last day of the current Interest Period therefor, continue as a LIBOR Loan with an Interest Period of one month; provided, however that if a Default or Event of Default exists, unless repaid such Loan will automatically, on the last day of the current Interest Period therefor, Convert into a Base Rate Loan notwithstanding the first sentence of Section 2.10. or the Borrower’s failure to comply with any of the terms of such Section.

Section 2.10.	Conversion.
The Borrower may, on any Business Day, upon the Borrower’s giving of a Notice of Conversion to the Administrative Agent by telecopy, electronic mail or other similar form of communication, Convert all or a portion of a Loan of one Type into a Loan of another Type; provided, however, a Base Rate Loan may not be Converted into a LIBOR Loan if a Default or Event of Default exists. Each Conversion of Base Rate Loans into LIBOR Loans shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $500,000 in excess of that amount. Any Conversion of a LIBOR Loan into a Base Rate Loan shall be made on, and only on, the last day of an Interest Period for such LIBOR Loan. Each such Notice of Conversion shall be given not later than 11:00 a.m. Eastern time 3 Business Days prior to the date of any proposed Conversion. Promptly after receipt of a Notice of Conversion, the Administrative Agent shall notify each Lender of the proposed Conversion. Subject to the restrictions specified above, each Notice of Conversion shall be by telecopy, electronic mail or other similar form of communication in the form of a Notice of Conversion specifying (a) the requested date of such Conversion, (b) the Type of Loan to be Converted, (c) the portion of such Type of Loan to be Converted, (d) the Type of Loan such Loan is to be Converted into and (e) if such Conversion is into a LIBOR Loan, the requested duration of the Interest Period of such Loan. If the Borrower shall elect a conversion to LIBOR Loans but fails to select an Interest Period for any LIBOR Loan in accordance with this Section, the Borrower shall be deemed to have selected an Interest Period of one month. Each Notice of Conversion shall be irrevocable by and binding on the Borrower once given.

Section 2.11.	Notes.
(a)    Notes. To the extent requested by any Lender, the Term Loan made by such Lender shall, in addition to this Agreement, also be evidenced by a Note, payable to the order of such Lender in a principal amount equal to the amount of its Term Loan and otherwise duly completed.
(b)    Records. The date, amount, interest rate, Type and duration of Interest Periods (if applicable) of each Loan made by each Lender to the Borrower, and each payment made on account of the principal thereof, shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
(c)    Lost, Stolen, Destroyed or Mutilated Notes. Upon receipt by the Borrower of (i) written notice from a Lender that a Note of such Lender has been lost, stolen, destroyed or mutilated, and (ii)(A) in the case of loss, theft or destruction, an unsecured agreement of indemnity from such Lender in form reasonably satisfactory to the Borrower, or (B) in the case of mutilation, upon surrender and cancellation of such Note, the Borrower shall at its own expense execute and deliver to such Lender a new Note dated the date of such lost, stolen, destroyed or mutilated Note.

Section 2.12.	[Reserved].

Section 2.13.	[Reserved].

Section 2.14.	[Reserved].

Section 2.15.	[Reserved].

Section 2.16.	Additional Term Loan Advances.
(a)    The Borrower shall have the right to request Additional Term Loan Advances in respect of the Term Loan Facility (the “Incremental Term Loans” or the “Incremental Facility”) by providing written notice to the Administrative Agent, which notice shall be irrevocable once given; provided, however, that the aggregate amount of all Incremental Facilities shall not exceed $300,000,000. Each such Incremental Facility must be an aggregate minimum amount of $25,000,000 and integral multiples of $5,000,000 in excess thereof. The Administrative Agent, in consultation with the Borrower, shall manage all aspects of the syndication of such Incremental Facility, including decisions as to the selection of the existing Lenders and/or other banks, financial institutions and other institutional lenders to be approached with respect to such Incremental Facility and the allocations of the Commitments under such Incremental Facility among such existing Lenders and/or other banks, financial institutions and other institutional lenders. Notwithstanding the foregoing, participation in all or any portion of such Incremental Facility may be offered by the Administrative Agent to any existing Lender selected by the Borrower or to any other bank, financial institution or other institutional lender selected by the Borrower, subject to the approval of the Administrative Agent, in each case to the extent set forth in clause (w) of subsection (f) below. No Lender shall be obligated in any way whatsoever to provide any Incremental Facility, and any new Lender becoming a party to this Agreement in connection with any such Incremental Facility must be an Eligible Assignee.
(b)    [Reserved].
(c)    If pursuant to this Section 2.16. one or more Additional Lenders shall agree to make an applicable Additional Term Loan Advance, such Additional Term Loan Advance shall be made, on a date agreed to by the Borrower, the Administrative Agent and the Additional Lenders, in accordance with the following conditions and procedures:
(i)    Not later than 11:00 a.m. Eastern time on the proposed date of a borrowing of Base Rate Loans comprising all or a portion of an Additional Term Loan Advance and not later than 11:00 a.m. Eastern time at least three (3) Business Days prior to a borrowing of LIBOR Loans comprising all or a portion of an Additional Term Loan Advance, the Borrower shall deliver to the Administrative Agent (A) a Notice of Borrowing with respect to such Additional Term Loan Advance and (B) Notices of Continuation and/or Notices of Conversion with respect to the then outstanding Term Loans, such that, on the date of such Additional Term Loan Advance, the Term Loans then outstanding and such Additional Term Loan Advance shall be combined so that all Lenders (including such Additional Lenders) hold pro rata amounts of each portion of the Term Loans (including such Additional Term Loan Advance) of each Type and Interest Period. Each such Notice of Borrowing, Notice of Conversion and Notice of Continuation shall specify the Type of such Term Loan (or Additional Term Loan Advance, as applicable), and if such portion of such Term Loan (or Additional Term Loan Advance, as applicable), is to be a LIBOR Loan, the Interest Period therefor, all in accordance with the provisions of the immediately preceding sentence. Such notices shall be irrevocable once given and binding on the Borrower.
(ii)    Each Additional Lender shall deposit an amount equal to its applicable Additional Term Loan Advances with the Administrative Agent at the Principal Office, in immediately available funds not later than 1:00 p.m. Eastern time on the date on which it has agreed to make such Additional Term Loan Advance.  Subject to fulfillment of all applicable conditions set forth herein, the Administrative Agent shall make available to the Borrower at the Principal Office, not later than 2:00 p.m. Eastern time on such date the proceeds of such amounts received by the Administrative Agent.
(iii)    The Borrower shall pay to the Lenders amounts payable, if any, to such Lenders under Section 4.4. as a result of the Conversion of any portion of the Term Loans as provided above.
(d)    Incremental Term Loans may be made hereunder pursuant to an amendment or an amendment and restatement (an “Incremental Facility Amendment”) of this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Lender participating in such Incremental Facility and the Administrative Agent. Notwithstanding anything to the contrary in Section 12.6., the Incremental Facility Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section 2.16. Each Incremental Term Loan will mature and amortize in a manner reasonably acceptable to the Administrative Agent, each Lender participating in such Incremental Facility and the Borrower, but will not in any event have a shorter weighted average life to maturity than the remaining weighted average life to maturity of the initial Term Loans hereunder or a maturity date earlier than the Termination Date.
(e)    Loans made pursuant to any Incremental Facility shall rank pari passu in right of payment, and shall be guaranteed on a pari passu basis, with the Term Loans.
(f)    The effectiveness of Incremental Facilities under this Section are subject to the following conditions precedent: (w) the approval of any new Lender (other than an Eligible Assignee) by the Administrative Agent, (x) no Default or Event of Default shall be in existence on the effective date of such Incremental Facility, (y) the representations and warranties made or deemed made by the Borrower and any other Loan Party in any Loan Document to which such Loan Party is a party shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on the effective date of such increase except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of such earlier date), and (z) the Administrative Agent shall have received each of the following, in form and substance reasonably satisfactory to the Administrative Agent: (i) if not previously delivered to the Administrative Agent, copies certified by the Secretary or Assistant Secretary of (A) all corporate or other necessary action taken by the Borrower to authorize such Incremental Facility and (B) all corporate or other necessary action taken by each Guarantor authorizing the guaranty of such Incremental Facility; (ii) a supplement to this Agreement executed by the Borrower and any Lender providing such Incremental Facility which supplement may include such amendments to this Agreement as the Administrative Agent deems reasonably necessary or appropriate to implement the transactions contemplated by this Section 2.16., together with the consent of the Guarantors thereto; (iii) an opinion of counsel to the Borrower and the Guarantors, and addressed to the Administrative Agent and the Lenders covering such matters as reasonably requested by the Administrative Agent; and (iv) if requested by any Additional Lender, a new Note or replacement Note executed by the Borrower payable to such Additional Lender in the amount of such Lender’s Term Loans. In connection with any Incremental Facility pursuant to this Section 2.16., any Lender becoming a party hereto shall (1) execute such documents and agreements as the Administrative Agent may reasonably request and (2) in the case of any Lender that is organized under the laws of a jurisdiction outside of the United States of America, provide to the Administrative Agent, its name, address, tax identification number and/or such other information as shall be necessary for the Administrative Agent to comply with “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act.

Section 2.17.	Funds Transfer Disbursements.
The Borrower hereby authorizes the Administrative Agent to disburse the proceeds of any Loan made by the Lenders or any of their Affiliates pursuant to the Loan Documents as requested by an authorized representative of the Borrower to any of the accounts designated in the Disbursement Instruction Agreement.
ARTICLE III.    Payments, Fees and Other General Provisions

Section 3.1.	Payments.
(a)    Payments by Borrower. Except to the extent otherwise provided herein, all payments of principal, interest, Fees and other amounts to be made by the Borrower under this Agreement, the Notes or any other Loan Document shall be made in Dollars, in immediately available funds, without setoff, deduction or counterclaim (excluding Taxes required to be withheld pursuant to Section 3.10.), to the Administrative Agent at the Principal Office, not later than 1:00 p.m. Eastern time on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). Subject to Section 10.5., the Borrower shall, at the time of making each payment under this Agreement or any other Loan Document, specify to the Administrative Agent the amounts payable by the Borrower hereunder to which such payment is to be applied. Each payment received by the Administrative Agent for the account of a Lender under this Agreement or any Note shall be paid to such Lender by wire transfer of immediately available funds in accordance with the wiring instructions provided by such Lender to the Administrative Agent from time to time, for the account of such Lender at the applicable Lending Office of such Lender. If the due date of any payment under this Agreement or any other Loan Document would otherwise fall on a day which is not a Business Day, such date shall be extended to the next succeeding Business Day and interest shall continue to accrue at the rate, if any, applicable to such payment for the period of such extension.
(b)    Presumptions Regarding Payments by Borrower. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may (but shall not be obligated to), in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent on demand that amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 3.2.	Pro Rata Treatment.
Except to the extent otherwise provided herein: (a) [reserved]; (b) [reserved]; (c) the making of Term Loans under Section 2.2.(a) shall be made from the Lenders, pro rata according to the amounts of their respective Term Loan Commitments; (d) each payment or prepayment of principal of Term Loans shall be made for the account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Term Loans held by them; (e) each payment of interest on Term Loans shall be made for the account of the Lenders, pro rata in accordance with the amounts of interest on such Term Loans then due and payable to the respective Lenders; and (f) the Conversion and Continuation of Term Loans of a particular Type (other than Conversions provided for by Sections 4.1.(c) and 4.5.) shall be made pro rata among the Lenders, according to the amounts of their respective Term Loans, and the then current Interest Period for each Lender’s portion of each such Loan of such Type shall be coterminous.

Section 3.3.	Sharing of Payments by Lenders.
If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other Obligations owing to such Lender (other than Specified Derivatives Obligations) resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such Obligation greater than the share thereof as provided in Section 3.2. or Section 10.5., as applicable, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other Obligations owing to the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the applicable Lenders ratably in accordance with Section 3.2. or Section 10.5., as applicable; provided that:
(i)    if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(ii)    the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Lender as consideration for the assignment of, or sale of a participation in, any of its Loans to any assignee or participant, other than to the Borrower or any of its Subsidiaries or Affiliates (as to which the provisions of this Section shall apply).
The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may, subject to Section 12.3., exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

Section 3.4.	Several Obligations.
No Lender shall be responsible for the failure of any other Lender to make a Loan or to perform any other obligation to be made or performed by such other Lender hereunder, and the failure of any Lender to make a Loan or to perform any other obligation to be made or performed by it hereunder shall not relieve the obligation of any other Lender to make any Loan or to perform any other obligation to be made or performed by such other Lender.

Section 3.5.	Fees.
(a)    Closing Fee. On the Effective Date, the Borrower agrees to pay to the Administrative Agent, each Arranger and each Lender all fees then due and payable as have been agreed to in writing by the Borrower, the Arrangers and the Administrative Agent in the Fee Letters or otherwise.
(b)    [Reserved].
(c)    [Reserved].
(d)    [Reserved].
(e)    Administrative and Other Fees. The Borrower agrees to pay the administrative and other fees of the Administrative Agent as provided in the Wells Fargo Fee Letter and as may be otherwise agreed to in writing from time to time by the Borrower and the Administrative Agent.

Section 3.6.	Computations.
Unless otherwise expressly set forth herein, any accrued interest on any Loan, any Fees or any other Obligations due hereunder shall be computed for the actual number of days elapsed on the basis of a year of 365 days, except interest on Base Rate Loans shall be computed on the basis of a year of 365 or 366 days, as applicable.

Section 3.7.	Usury.
In no event shall the amount of interest due or payable on the Loans or other Obligations exceed the maximum rate of interest allowed by Applicable Law and, if any such payment is paid by the Borrower or any other Loan Party or received by any Lender, then such excess sum shall be credited as a payment of principal, unless the Borrower shall notify the respective Lender in writing that the Borrower elects to have such excess sum returned to it forthwith. It is the express intent of the parties hereto that the Borrower not pay and the Lenders not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may be lawfully paid by the Borrower under Applicable Law. The parties hereto hereby agree and stipulate that the only charge imposed upon the Borrower for the use of money in connection with this Agreement is and shall be the interest specifically described in Section 2.5.(a)(i) and (ii). Notwithstanding the foregoing, the parties hereto further agree and stipulate that all agency fees, syndication fees, facility fees, closing fees, underwriting fees, default charges, late charges, funding or “breakage” charges, increased cost charges, attorneys’ fees and reimbursement for costs and expenses paid by the Administrative Agent or any Lender to third parties or for damages incurred by the Administrative Agent or any Lender, in each case, in connection with the transactions contemplated by this Agreement and the other Loan Documents, are charges made to compensate the Administrative Agent or any such Lender for underwriting or administrative services and costs or losses performed or incurred, and to be performed or incurred, by the Administrative Agent and the Lenders in connection with this Agreement and shall under no circumstances be deemed to be charges for the use of money. All charges other than charges for the use of money shall be fully earned and nonrefundable when due.

Section 3.8.	Statements of Account.
The Administrative Agent will account to the Borrower monthly with a statement of Loans, accrued interest and Fees, charges and payments made pursuant to this Agreement and the other Loan Documents, and such account rendered by the Administrative Agent shall be deemed conclusive upon the Borrower absent manifest error. The failure of the Administrative Agent to deliver such a statement of accounts shall not relieve or discharge the Borrower from any of its obligations hereunder.

Section 3.9.	Defaulting Lenders.
Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:
(a)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Requisite Lenders and in Section 12.6.
(b)    Defaulting Lender Waterfall. Any payment of principal, interest, Fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article X. or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 12.3. shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fourth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans, in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Article V. were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Term Loans are held by the Lenders pro rata as if there had been no Lenders that are Defaulting Lenders. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this subsection shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents thereto.
(c)    [Reserved].
(d)    [Reserved].
(e)    [Reserved].
(f)    Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Term Loans to be held by the Lenders pro rata as if there had been no Lenders that were Defaulting Lenders, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to Fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that, subject to Section 12.19., except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
(g)    [Reserved].
(h)    Purchase of Defaulting Lender’s Commitment/Loans. During any period that a Lender is a Defaulting Lender, the Borrower may, by the Borrower’s giving written notice thereof to the Administrative Agent, such Defaulting Lender and the other Lenders, demand that such Defaulting Lender, and upon such demand such Defaulting Lender shall promptly, so long as such assignment shall not conflict with Applicable Law, assign its Commitment and Loans and all of its other interests, rights and obligations under this Agreement and the Loan Documents to an Eligible Assignee subject to and in accordance with the provisions of Section 12.5.(b). No party hereto shall have any obligation whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee. In addition, any Lender who is not a Defaulting Lender may, but shall not be obligated, in its sole discretion, to acquire the face amount of all or a portion of such Defaulting Lender’s Commitment and Loans via an assignment subject to and in accordance with the provisions of Section 12.5.(b). In connection with any such assignment, such Defaulting Lender shall promptly execute all documents reasonably requested to effect such assignment, including an appropriate Assignment and Assumption and, notwithstanding Section 12.5.(b), shall pay to the Administrative Agent an assignment fee in the amount of $7,500. The exercise by the Borrower of its rights under this Section shall be at the Borrower’s sole cost and expense and at no cost or expense to the Administrative Agent or any of the Lenders.

Section 3.10.	Taxes.
(a)    [Reserved].
(b)    Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower or any other Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower or other applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)    Payment of Other Taxes by the Borrower. The Borrower and the other Loan Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(d)    Indemnification by the Borrower. The Borrower and the other Loan Parties shall jointly and severally indemnify each Recipient, within 15 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower or another Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower and the other Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.5. relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this subsection. The provisions of this subsection shall continue to inure to the benefit of an Administrative Agent following its resignation as Administrative Agent.
(f)    Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower or any other Loan Party to a Governmental Authority pursuant to this Section, the Borrower or such other Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(g)    Status of Lenders.
(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in the immediately following clauses (ii)(A), (ii)(B) and (ii)(D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing:
(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of an executed IRS Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(I)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of an executed IRS Form W-8BEN, or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W‑8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(II)    an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of an executed IRS Form W-8ECI;
(III)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit K-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of IRS Form W‑8BEN or W-8BEN-E, as applicable; or
(IV)    to the extent a Foreign Lender is not the beneficial owner, an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of an executed IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-2 or Exhibit K-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-4 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(h)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(i)    Survival. Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
ARTICLE IV.    Yield Protection, Etc.

Section 4.1.	Additional Costs; Capital Adequacy.
(a)    Capital Adequacy. If any Lender determines that any Regulatory Change affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity ratios or requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Regulatory Change (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
(b)    Additional Costs. In addition to, and not in limitation of the immediately preceding subsection (a), the Borrower shall promptly pay to the Administrative Agent on its own account or for the account of a Lender from time to time such amounts as the Administrative Agent or such Lender may determine to be necessary to compensate the Administrative Agent or such Lender for any costs incurred by the Administrative Agent or such Lender that it determines are attributable to its making of or maintaining, continuing or converting any Loans or its obligation to make, maintain, continue or convert any Loans hereunder, any reduction in any amount receivable by the Administrative Agent or such Lender under this Agreement or any of the other Loan Documents in respect of any of such Loans or such obligation or the maintenance by the Administrative Agent or such Lender of capital or liquidity in respect of its Loans or its Commitments (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), resulting from any Regulatory Change that:
(i)    changes the basis of taxation of any amounts payable to the Administrative Agent or such Lender under this Agreement or any of the other Loan Documents in respect of any of such Loans or its Commitments (other than Indemnified Taxes, Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and Connection Income Taxes);
(ii)    imposes or modifies any reserve, special deposit, compulsory loan, insurance charge or similar requirements (other than Regulation D of the Board of Governors of the Federal Reserve System or other similar reserve requirement applicable to any other category of liabilities or category of extensions of credit or other assets by reference to which the interest rate on LIBOR Loans is determined to the extent utilized when determining LIBOR for such Loans) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, or other credit extended by, or any other acquisition of funds by such Lender (or its parent corporation), or any commitment of such Lender (including, without limitation, the Commitments of such Lender hereunder); or
(iii)    imposes on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or the Loans made by such Lender.
(c)    Lender’s Suspension of LIBOR Loans. Without limiting the effect of the provisions of the immediately preceding subsections (a) and (b), if by reason of any Regulatory Change, any Lender either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Lender that includes deposits by reference to which the interest rate on LIBOR Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of such Lender that includes LIBOR Loans or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets that it may hold, then, if such Lender so elects by notice to the Borrower (with a copy to the Administrative Agent), the obligation of such Lender to make or Continue, or to Convert Base Rate Loans into, LIBOR Loans hereunder shall be suspended until such Regulatory Change ceases to be in effect (in which case the provisions of Section 4.5. shall apply).
(d)    [Reserved].
(e)    Notification and Determination of Additional Costs. Each of the Administrative Agent and the Lenders, as the case may be, agrees to notify the Borrower (and in the case of a Lender, to notify the Administrative Agent) of any event occurring after the Agreement Date entitling the Administrative Agent or such Lender to compensation under any of the preceding subsections of this Section as promptly as practicable. The failure of the Administrative Agent or any Lender to give such notice shall not release the Borrower from any of its obligations hereunder; provided, however, that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Regulatory Change giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Regulatory Change giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof). The Administrative Agent and each Lender, as the case may be, agrees to furnish to the Borrower (and in the case of a Lender, to the Administrative Agent as well) a certificate setting forth the basis and amount of each request for compensation under this Section. Determinations by the Administrative Agent or such Lender, as the case may be, of the effect of any Regulatory Change shall be conclusive and binding for all purposes, absent manifest error. The Borrower shall pay the Administrative Agent and/or any such Lender, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 4.2.	Suspension of LIBOR Loans.
(a)    Anything herein to the contrary notwithstanding, if, on or prior to the determination of LIBOR for any Interest Period:
(i)    the Administrative Agent shall determine (which determination shall be conclusive) that reasonable and adequate means do not exist for ascertaining LIBOR for such Interest Period;
(ii)    the Administrative Agent reasonably determines (which determination shall be conclusive) that quotations of interest rates for the relevant deposits referred to in the definition of LIBOR are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for LIBOR Loans as provided herein; or
(iii)    the Administrative Agent reasonably determines (which determination shall be conclusive) that the relevant rates of interest referred to in the definition of LIBOR upon the basis of which the rate of interest for LIBOR Loans for such Interest Period is to be determined are not likely to adequately cover the cost to any Lender of making or maintaining LIBOR Loans for such Interest Period;
then the Administrative Agent shall give the Borrower and each Lender prompt notice thereof and, so long as such condition remains in effect, the Lenders shall be under no obligation to, and shall not, make additional LIBOR Loans, Continue LIBOR Loans or Convert Loans into LIBOR Loans and the Borrower shall, on the last day of each current Interest Period for each outstanding LIBOR Loan, either prepay such Loan or Convert such Loan into a Base Rate Loan.
(b)    Notwithstanding anything to the contrary in Section 4.2.(a) above, if the Administrative Agent has made the determination (such determination to be conclusive absent manifest error) that (i) the circumstances described in Section 4.2.(a)(i) or (a)(ii) have arisen and that such circumstances are unlikely to be temporary, (ii) any applicable interest rate specified herein is no longer a widely recognized benchmark rate for newly originated loans in the U.S. syndicated loan market in the applicable currency or (iii) the applicable supervisor or administrator (if any) of any applicable interest rate specified herein or any Governmental Authority having, or purporting to have, jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which any applicable interest rate specified herein shall no longer be used for determining interest rates for loans in the U.S. syndicated loan market in the applicable currency, then the Administrative Agent may, to the extent practicable (as determined by the Administrative Agent to be generally in accordance with similar situations in other transactions in which it is serving as administrative agent or otherwise consistent with market practice generally), in good faith consultation with the Borrower following notice to the Borrower, establish a replacement interest rate (the “Replacement Rate”), in which case, the Replacement Rate shall, subject to the next two sentences, replace such applicable interest rate for all purposes under the Loan Documents unless and until (A) an event described in Section 4.2.(a)(i), (a)(ii), (b)(i), (b)(ii) or (b)(iii) occurs with respect to the Replacement Rate or (B) the Requisite Lenders (directly, or through the Administrative Agent) notify the Borrower that the Replacement Rate does not adequately and fairly reflect the cost to the Lenders of funding the Loans bearing interest at the Replacement Rate. In connection with the establishment and application of the Replacement Rate, this Agreement and the other Loan Documents shall be amended solely with the consent of the Administrative Agent and the Borrower, as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section 4.2.(b). Notwithstanding anything to the contrary in this Agreement or the other Loan Documents (including, without limitation, Section 12.6.), such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five (5) Business Days of the delivery of such amendment to the Lenders, written notices from such Lenders that in the aggregate constitute Requisite Lenders, with each such notice stating that such Lender objects to such amendment. To the extent the Replacement Rate is approved by the Administrative Agent and the Borrower in connection with this clause (b), the Replacement Rate shall consist of an interest rate consistent with and shall be applied in a manner consistent with market practice; provided that, in each case, to the extent such market practice is not administratively feasible for the Administrative Agent, such Replacement Rate shall be applied as otherwise reasonably determined by the Administrative Agent in good faith consultation with the Borrower (it being understood that any such modification by the Administrative Agent shall not require the consent of, or consultation with, any of the Lenders).

Section 4.3.	Illegality.
Notwithstanding any other provision of this Agreement, if any Lender shall determine (which determination shall be conclusive and binding) that it is unlawful for such Lender to honor its obligation to make or maintain LIBOR Loans hereunder, then such Lender shall promptly notify the Borrower thereof (with a copy of such notice to the Administrative Agent) and such Lender’s obligation to make or Continue, or to Convert Loans of any other Type into, LIBOR Loans shall be suspended until such time as such Lender may again make and maintain LIBOR Loans (in which case the provisions of Section 4.5. shall be applicable).

Section 4.4.	Compensation.
The Borrower shall pay to the Administrative Agent for the account of each Lender, upon the request of the Administrative Agent, such amount or amounts as the Administrative Agent shall determine in its sole discretion shall be sufficient to compensate such Lender for any loss, cost or expense attributable to (or reasonably expected to be incurred in connection with):
(i)    any payment or prepayment (whether mandatory or optional) of a LIBOR Loan, or Conversion of a LIBOR Loan, made by such Lender for any reason (including, without limitation, acceleration or the exercise by the Borrower of its rights under Section 4.6.) on a date other than the last day of the Interest Period for such Loan; or
(ii)    any failure by the Borrower for any reason (including, without limitation, the failure of any of the applicable conditions precedent specified in Section 5.2. to be satisfied) to borrow a LIBOR Loan from such Lender on the date for such borrowing, or to Convert a Base Rate Loan into a LIBOR Loan or Continue a LIBOR Loan on the requested date of such Conversion or Continuation.
Not in limitation of the foregoing, such compensation shall include, without limitation, in the case of a LIBOR Loan, an amount equal to the then present value of (A) the amount of interest that would have accrued on such LIBOR Loan for the remainder of the Interest Period at the rate applicable to such LIBOR Loan, less (B) the amount of interest that would accrue on the same LIBOR Loan for the same period if LIBOR were set on the date on which such LIBOR Loan was repaid, prepaid or Converted or the date on which the Borrower failed to borrow, Convert or Continue such LIBOR Loan, as applicable, calculating present value by using as a discount rate LIBOR quoted on such date. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing. Upon the Borrower’s request, the Administrative Agent shall provide the Borrower with a statement setting forth the basis for requesting such compensation and the method for determining the amount thereof. Any such statement shall be conclusive absent manifest error.

Section 4.5.	Treatment of Affected Loans.
If the obligation of any Lender to make LIBOR Loans or to Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended pursuant to Section 4.1.(c), Section 4.2., or Section 4.3., then such Lender’s LIBOR Loans shall be automatically Converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for LIBOR Loans (or, in the case of a Conversion required by Section 4.1.(c), Section 4.2., or Section 4.3., on such earlier date as such Lender or the Administrative Agent, as applicable, may specify to the Borrower (with a copy to the Administrative Agent, as applicable)) and, unless and until such Lender or the Administrative Agent, as applicable, gives notice as provided below that the circumstances specified in Section 4.1., Section 4.2. or Section 4.3. that gave rise to such Conversion no longer exist:
(i)    to the extent that such Lender’s LIBOR Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s LIBOR Loans shall be applied instead to its Base Rate Loans; and
(ii)    all Loans that would otherwise be made or Continued by such Lender as LIBOR Loans shall be made or Continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be Converted into LIBOR Loans shall remain as Base Rate Loans.
If such Lender or the Administrative Agent, as applicable, gives notice to the Borrower (with a copy to the Administrative Agent, as applicable) that the circumstances specified in Section 4.1.(c), Section 4.2. or Section 4.3. that gave rise to the Conversion of such Lender’s LIBOR Loans pursuant to this Section no longer exist (which such Lender or the Administrative Agent, as applicable, agrees to do promptly upon such circumstances ceasing to exist) at a time when LIBOR Loans made by other Lenders are outstanding, then such Lender’s Base Rate Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding LIBOR Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding LIBOR Loans and by such Lender are held pro rata (as to principal amounts, Types and Interest Periods) in accordance with their respective Pro Rata Shares.

Section 4.6.	Replacement of Lenders.
If (a) a Lender requests compensation pursuant to Section 3.10. or 4.1., and the Requisite Lenders are not also doing the same or (b) the obligation of any Lender to make LIBOR Loans or to Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended pursuant to Section 4.1.(c) or 4.3. but the obligation of the Requisite Lenders shall not have been suspended under such Sections, and in the case of clause (a) or (b) such Lender has declined or is unable to designate a different Lending Office in accordance with Section 4.7., or (c) a Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, so long as there does not then exist any Default or Event of Default, demand that such Lender, and upon such demand such Lender shall promptly, assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.5.(b)), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.10. or Section 4.1. and rights to indemnification under Section 12.9.) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:
(i)    the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 12.5.(b)(iv);
(ii)    such Lender shall have received payment of (x) the aggregate principal balance of all Loans then owing to such Lender, plus (y) any accrued but unpaid interest thereon and accrued but unpaid fees owing to such Lender, or any other amount as may be mutually agreed upon by such Lender and Eligible Assignee;
(iii)    in the case of any such assignment resulting from a claim for compensation under Section 4.1. or payments required to be made pursuant to Section 3.10., such assignment will result in a reduction in such compensation or payments thereafter;
(iv)    such assignment does not conflict with Applicable Law; and
(v)    in the case of any assignment resulting from a Lender becoming a Non‑Consenting Lender, the applicable assignee shall have consented to the applicable consent, approval, amendment or waiver.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 4.7.	Change of Lending Office.
If any Lender (i) requests compensation under Section 4.1., (ii) requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.10., or (iii) determines pursuant to Section 4.3. that it is unlawful for such Lender to make LIBOR Loans hereunder, then such Lender shall (at the written request of the Borrower) use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (a) would eliminate or reduce amounts payable pursuant to Section 3.10. or Section 4.1. or avoid such illegality pursuant to Section 4.3., as the case may be, in the future, and (b) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender. In the event that the Borrower desires to request that any such affected Lender designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, the Borrower may request and such Lender shall provide the Borrower with a good faith estimate of the reasonable costs and expenses that such Lender expects to incur in connection with any such designation or assignment. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

Section 4.8.	Assumptions Concerning Funding of LIBOR Loans.
Calculation of all amounts payable to a Lender under this Article shall be made as though such Lender had actually funded LIBOR Loans through the purchase of deposits in the relevant market bearing interest at the rate applicable to such LIBOR Loans in an amount equal to the amount of such LIBOR Loans and having a maturity comparable to the relevant Interest Period; provided, however, that each Lender may fund each of its LIBOR Loans in any manner it sees fit and the foregoing assumption shall be used only for calculation of amounts payable under this Article.
ARTICLE V.    Conditions Precedent

Section 5.1.	Initial Conditions Precedent.
The obligation of the Lenders to effect or permit the occurrence of the first Credit Event hereunder, including the making of a Loan, is subject to the satisfaction or waiver of the following conditions precedent:
(a)    The Administrative Agent shall have received each of the following, in form and substance satisfactory to the Administrative Agent:
(i)    counterparts of this Agreement executed by each of the parties hereto;
(ii)    Notes executed by the Borrower, payable to each applicable Lender that has requested that it receive Notes, complying with the terms of Section 2.11.(a);
(iii)    the Guaranty executed by each of the Guarantors initially to be a party thereto;
(iv)    an opinion of Dentons US LLP, counsel to the Borrower and the other Loan Parties, addressed to the Administrative Agent and the Lenders and covering such matters as the Administrative Agent may reasonably request;
(v)    the certificate or articles of incorporation or formation, articles of organization, certificate of limited partnership, declaration of trust or other comparable organizational instrument (if any) of each Loan Party certified as of a recent date by the Secretary of State of the state of formation of such Loan Party;
(vi)    a certificate of good standing (or certificate of similar meaning) with respect to each Loan Party issued as of a recent date by the Secretary of State of the state of formation of each such Loan Party and certificates of qualification to transact business or other comparable certificates issued as of a recent date by each Secretary of State (and any state department of taxation, as applicable) of each state in which such Loan Party is required to be so qualified and where failure to be so qualified could reasonably be expected to have a Material Adverse Effect;
(vii)    a certificate of incumbency signed by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party with respect to each of the officers of such Loan Party authorized to execute and deliver the Loan Documents to which such Loan Party is a party, and in the case of the Borrower, authorized to execute and deliver on behalf of the Borrower Notices of Borrowing, Notices of Conversion and Notices of Continuation;
(viii)    copies certified by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party of (A) the by-laws of such Loan Party, if a corporation, the operating agreement, if a limited liability company, the partnership agreement, if a limited or general partnership, or other comparable document in the case of any other form of legal entity and (B) all corporate, partnership, member or other necessary action taken by such Loan Party to authorize the execution, delivery and performance of the Loan Documents to which it is a party;
(ix)    a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 5.1.(b)-(g) and 5.2. have been satisfied and (B) that the Properties identified in Schedule 6.1.(f)(ii) satisfy the requirements for inclusion in the calculation of Unencumbered Asset Value under this Agreement;
(x)    a Compliance Certificate calculated on a pro forma basis for the Borrower’s fiscal quarter ending June 30, 2018;
(xi)    a Disbursement Instruction Agreement effective as of the Agreement Date;
(xii)    [reserved];
(xiii)    to the extent reasonably requested by the Administrative Agent, copies of all Material Contracts, Specified Derivatives Contracts and Specified Cash Management Agreements, in existence on the Agreement Date;
(xiv)    evidence that the Fees, if any, then due and payable under Section 3.5., together with all other fees, expenses and reimbursement amounts due and payable to the Administrative Agent, the Arrangers and any of the Lenders, including, without limitation, the fees and expenses of counsel to the Administrative Agent, have been paid; and
(xv)    such other documents, agreements and instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably request;
(b)    there shall not have occurred or become known to the Administrative Agent or any of the Lenders any event, condition, situation or status, or any change in status of any previously written disclosed event, condition or situation, since the date of the information contained in the financial and business projections, budgets, pro forma data and forecasts concerning the Borrower and its Subsidiaries delivered to the Administrative Agent and the Lenders prior to the Agreement Date that has had or could reasonably be expected to result in a Material Adverse Effect;
(c)    no litigation, action, suit, investigation or other arbitral, administrative or judicial proceeding shall be pending or threatened in writing which could reasonably be expected to (i) result in a Material Adverse Effect or (ii) restrain or enjoin, impose materially burdensome conditions on, or otherwise materially and adversely affect, the ability of the Borrower and the other Loan Parties taken as a whole to fulfill their obligations under the Loan Documents;
(d)    the Borrower, the other Loan Parties and the other Subsidiaries shall have received all approvals, consents and waivers, and shall have made or given all necessary filings and notices as shall be required to consummate the transactions contemplated hereby without the occurrence of any default under, conflict with or violation of (i) any Applicable Law or (ii) any agreement, document or instrument to which any Loan Party is a party or by which any of them or their respective properties is bound;
(e)    the Borrower and each other Loan Party shall have provided all information requested by the Administrative Agent and each Lender in order to comply with applicable “know your customer” and Anti-Money Laundering Laws, including, without limitation, the Patriot Act, as determined in the good faith judgment of the Administrative Agent;
(f)    at least five (5) days prior to the Agreement Date, the Borrower shall deliver, on behalf of itself and any Guarantor that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to itself and to such Guarantor, to each Lender that so requests such a Beneficial Ownership Certification; and
(g)    there shall not have occurred or exist any material disruption of financial or capital markets that could reasonably be expected to materially and adversely affect the transactions contemplated by the Loan Documents.

Section 5.2.	Conditions Precedent to All Loans.
In addition to satisfaction or waiver of the conditions precedent to the first Credit Event contained in Section 5.1., the obligations of the Lenders to make any Loans are subject to the further conditions precedent that: (a) no Default or Event of Default shall exist as of the date of the making of such Loan or would exist immediately after giving effect thereto; and (b) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of the date of the making of such Loan with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of such earlier date). Each Credit Event shall constitute a certification by the Borrower to the effect set forth in the preceding sentence (both as of the date of the giving of notice relating to such Credit Event and, unless the Borrower otherwise notifies the Administrative Agent prior to the date of such Credit Event, as of the date of the occurrence of such Credit Event). In addition, the Borrower shall be deemed to have represented to the Administrative Agent and the Lenders at the time any Loan is made that all conditions to the making of such Loan contained in this Article V. have been satisfied. Unless set forth in writing to the contrary, the making of its initial Loan by a Lender shall constitute a certification by such Lender to the Administrative Agent for the benefit of the Administrative Agent and the Lenders that the conditions precedent for initial Loans set forth in Sections 5.1. and 5.2. that have not previously been waived by the Lenders in accordance with the terms of this Agreement have been satisfied.
ARTICLE VI.    Representations and Warranties

Section 6.1.	Representations and Warranties.
In order to induce the Administrative Agent and each Lender to enter into this Agreement and to make Loans, the Borrower represents and warrants to the Administrative Agent and each Lender as follows:
(a)    Organization; Power; Qualification. Each of the Borrower, the other Loan Parties and the other Subsidiaries is a corporation, limited liability company, partnership or other legal entity, duly organized or formed, validly existing and in good standing under the jurisdiction of its incorporation or formation, has the power and authority to own or lease its respective properties and to carry on its respective business as now being and hereafter proposed to be conducted and is duly qualified and is in good standing as a foreign corporation, partnership or other legal entity, and authorized to do business, in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization and where the failure to be so qualified or authorized could reasonably be expected to have, in each instance, a Material Adverse Effect. None of the Borrower, any other Loan Party or any other Subsidiary is an EEA Financial Institution.
(b)    Ownership Structure. Part I of Schedule 6.1.(b) is, as of the Agreement Date, a complete and correct list of all Subsidiaries of the Borrower setting forth for each such Subsidiary, (i) the jurisdiction of organization of such Subsidiary, (ii) each Person holding any Equity Interest in such Subsidiary, (iii) the nature of the Equity Interests held by each such Person and (iv) the percentage of ownership of such Subsidiary represented by such Equity Interests. As of the Agreement Date, except as disclosed in such Schedule, (A) each of the Borrower and its Subsidiaries owns, free and clear of all Liens, and has the unencumbered right to vote, all outstanding Equity Interests in each Person shown to be held by it on such Schedule, (B) all of the issued and outstanding capital stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable and (C) there are no outstanding subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including, without limitation, any stockholders’ or voting trust agreements) for the issuance, sale, registration or voting of, or outstanding securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in, any such Person. As of the Agreement Date, Part II of Schedule 6.1.(b) correctly sets forth all Unconsolidated Affiliates of the Borrower, including the correct legal name of such Person, the type of legal entity which each such Person is, and all Equity Interests in such Person held directly or indirectly by the Borrower.
(c)    Authorization of Loan Documents and Borrowings. The Borrower has the right and power, and has taken all necessary action to authorize it, to borrow and obtain other extensions of credit hereunder. The Borrower and each other Loan Party has the right and power, and has taken all necessary action to authorize it, to execute, deliver and perform each of the Loan Documents to which it is a party in accordance with their respective terms and to consummate the transactions contemplated hereby and thereby. The Loan Documents to which the Borrower or any other Loan Party is a party have been duly executed and delivered by the duly authorized officers of such Person and each is a legal, valid and binding obligation of such Person enforceable against such Person in accordance with its respective terms, except as the same may be limited by bankruptcy, insolvency, and other similar laws affecting the rights of creditors generally and the availability of equitable remedies for the enforcement of certain obligations (other than the payment of principal) contained herein or therein and as may be limited by equitable principles generally.
(d)    Compliance of Loan Documents with Laws. The execution, delivery and performance of this Agreement and the other Loan Documents to which any Loan Party is a party in accordance with their respective terms and the borrowings and other extensions of credit hereunder do not and will not, by the passage of time, the giving of notice, or both: (i) require any Governmental Approval or violate any Applicable Law (including all Environmental Laws) relating to the Borrower, any other Loan Party or any Eligible Property Subsidiary; (ii) conflict with, result in a breach of or constitute a default under the organizational documents of any Loan Party or any Eligible Property Subsidiary, or any indenture, agreement or other instrument to which the Borrower or any other Loan Party is a party or by which it or any of its respective properties may be bound; or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by any Loan Party, any Eligible Property Subsidiary or any other Subsidiary other than in favor of the Administrative Agent for its benefit and the benefit of the other Lender Parties.
(e)    Compliance with Law; Governmental Approvals. Each of the Borrower, the other Loan Parties and the other Subsidiaries is in compliance with each Governmental Approval and all other Applicable Laws (including, without limitation, Environmental Laws) relating to it except for noncompliances which, and Governmental Approvals the failure to possess which, could not, individually or in the aggregate, reasonably be expected to cause a Default or Event of Default or have a Material Adverse Effect.
(f)    Title to Properties; Liens.
(i)    Schedule 6.1.(f) is, as of the Agreement Date, a complete and correct listing of all real estate assets of the Borrower, each other Loan Party and each other Subsidiary, setting forth, for each such Property, the current occupancy status of such Property and whether such Property is a Development Property and, if such Property is a Development Property, the status of completion of such Property.
(ii)    Schedule 6.1.(f)(ii) is, as of the Agreement Date, a complete and correct listing of all Properties designated by the Borrower as Eligible Properties.
(iii)    Each of the Borrower, each other Loan Party and each other Subsidiary has good, marketable and legal title to, or a valid leasehold interest in, its respective assets.
(iv)    Unless otherwise waived in accordance with the terms of this Agreement, each Eligible Property satisfies all applicable requirements under the definition of “Eligible Property”.
(g)    Existing Indebtedness. Schedule 6.1.(g) is, as of the Agreement Date, a complete and correct listing of all Indebtedness (including all Guarantees) of each of the Borrower, the other Loan Parties and the other Subsidiaries, and if such Indebtedness is secured by any Lien, a description of all of the property subject to such Lien. As of the Agreement Date, the Borrower, the other Loan Parties and the other Subsidiaries have performed and are in compliance with all of the terms of such Indebtedness and all instruments and agreements relating thereto, and no default or event of default, or event or condition which with the giving of notice, the lapse of time, or both, would constitute a default or event of default, exists with respect to any such Indebtedness.
(h)    Litigation. Except as set forth on Schedule 6.1.(h), there are no actions, suits, investigations or proceedings pending (or, to the knowledge of the Responsible Officers of the Borrower, any actions, suits or proceedings threatened) against the Borrower, any other Loan Party, any other Subsidiary or any of their respective property or relating to this Agreement or any other Loan Document in any court or before any arbitrator of any kind or before or by any other Governmental Authority that (i) purport to affect the legality, validity or enforceability of this Agreement or any other Loan Document or (ii) could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There are no strikes, slowdowns, work stoppages or walkouts or other labor disputes in progress or threatened relating to, any Loan Party or any other Subsidiary.
(i)    Taxes. All federal, state and other material tax returns of the Borrower, each other Loan Party and each other Subsidiary required by Applicable Law to be filed have been duly filed, and all federal, state and other material taxes, assessments and other governmental charges or levies upon, each Loan Party, each other Subsidiary and their respective properties, income, profits and assets which are due and payable have been paid, except any such nonpayment or non-filing which is at the time permitted under Section 7.6. As of the Agreement Date, none of the United States income tax returns of the Borrower, any other Loan Party or any other Subsidiary is under audit.
(j)    Financial Statements. The Borrower has furnished to each Lender copies of (i) the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries for the fiscal years ended December 31, 2016 and December 31, 2017, and the related audited consolidated statements of income, shareholders’ equity and cash flows for the fiscal years ended on such dates, with the opinion thereon of BDO USA, LLP, and (ii) the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries for the fiscal quarter ended June 30, 2018, and the related unaudited consolidated statements of income, shareholders’ equity and cash flows of the Borrower and its consolidated Subsidiaries for the two-fiscal quarter period ended on such date. Such financial statements (including in each case related schedules and notes) are complete and correct in all material respects and present fairly, in accordance with GAAP consistently applied throughout the periods involved, the consolidated financial position of the Borrower and its consolidated Subsidiaries as at their respective dates and the results of operations and the cash flows for such periods (subject, as to interim statements, to changes resulting from normal year‑end audit adjustments). Neither the Borrower nor any of its Subsidiaries has on the Agreement Date any material contingent liabilities, liabilities, liabilities for taxes, unusual or long-term commitments or unrealized or forward anticipated losses from any unfavorable commitments that would be required to be set forth in its financial statements or notes thereto, except as referred to or reflected or provided for in said financial statements.
(k)    No Material Adverse Change. Since December 31, 2017, there has been no event, change, circumstance or occurrence that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each of the Borrower, the other Loan Parties and the other Subsidiaries is Solvent.
(l)    ERISA.
(i)    Each Benefit Arrangement is in compliance with the applicable provisions of ERISA, the Internal Revenue Code and other Applicable Laws in all material respects. Except with respect to Multiemployer Plans, each Qualified Plan (A) has received a favorable determination from the Internal Revenue Service applicable to such Qualified Plan’s current remedial amendment cycle (as defined in Revenue Procedure 2007-44 or “2007-44” for short), (B) has timely filed for a favorable determination letter from the Internal Revenue Service during its staggered remedial amendment cycle (as defined in 2007-44) and such application is currently being processed by the Internal Revenue Service, (C) had filed for a determination letter prior to its “GUST remedial amendment period” (as defined in 2007-44) and received such determination letter and the staggered remedial amendment cycle first following the GUST remedial amendment period for such Qualified Plan has not yet expired, or (D) is maintained under a prototype plan and may rely upon a favorable opinion letter issued by the Internal Revenue Service with respect to such prototype plan. To the best knowledge of the Responsible Officers of the Borrower, nothing has occurred which would cause the loss of its reliance on each Qualified Plan’s favorable determination letter or opinion letter.
(ii)    With respect to any Benefit Arrangement that is a retiree welfare benefit arrangement, all amounts have been accrued on the applicable ERISA Group’s financial statements in accordance with FASB ASC 715. The “benefit obligation” of all Plans does not exceed the “fair market value of plan assets” for such Plans by more than $10,000,000 all as determined by and with such terms defined in accordance with FASB ASC 715.
(iii)    Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (A) no ERISA Event has occurred or is expected to occur; (B) there are no pending, or to the best knowledge of the Responsible Officers of the Borrower, threatened, claims, actions or lawsuits or other action by any Governmental Authority, plan participant or beneficiary with respect to a Benefit Arrangement; (C) there are no violations of the fiduciary responsibility rules with respect to any Benefit Arrangement; (D) no member of the ERISA Group has engaged in a non-exempt “prohibited transaction,” as defined in Section 406 of ERISA and Section 4975 of the Internal Revenue Code, in connection with any Plan, that would subject any member of the ERISA Group to a tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the Internal Revenue Code; and (E) no assessment or tax has arisen under Section 4980H of the Internal Revenue Code.
(iv)    As of the Effective Date, the Borrower is not and will not be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans or the Commitments.
(m)    Absence of Default. None of the Loan Parties or any of the other Subsidiaries is in default under its certificate or articles of incorporation or formation, bylaws, partnership agreement or other similar organizational documents, and no event has occurred, which has not been remedied, cured or waived: (i) which constitutes a Default or an Event of Default; or (ii) which constitutes, or which with the passage of time, the giving of notice, or both, would constitute, a default or event of default by, any Loan Party or any other Subsidiary under any agreement (other than this Agreement) or judgment, decree or order to which any such Person is a party or by which any such Person or any of its respective properties may be bound where such default or event of default could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(n)    Environmental Laws. In the ordinary course of business and from time to time, each of the Borrower, each other Loan Party and each other Subsidiary conducts reviews of the effect of Environmental Laws on its respective business, operations and properties, including, without limitation, its respective Properties, in the course of which the Borrower, such other Loan Party or such other Subsidiary identifies and evaluates associated actual and potential liabilities and costs (including, without limitation, determining whether any capital or operating expenditures are required for clean-up or closure of properties presently or previously owned, determining whether any capital or operating expenditures are required to achieve or maintain compliance in all material respects with Environmental Laws or required as a condition of any Governmental Approval, any contract, or any related constraints on operating activities, determining whether any costs or liabilities exist in connection with on-site or off-site treatment, storage, handling and disposal of wastes or Hazardous Materials, and determining whether any actual or potential liabilities to third parties, including employees, and any related costs and expenses exist). Each of the Borrower, each other Loan Party and each other Subsidiary: (i) is in compliance with all Environmental Laws applicable to its business, operations and the Properties, (ii) has obtained all Governmental Approvals which are required under Environmental Laws, and each such Governmental Approval is in full force and effect, and (iii) is in compliance with all terms and conditions of such Governmental Approvals, where with respect to each of the immediately preceding clauses (i) through (iii) the failure to obtain or to comply with could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except for any of the following matters that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no Loan Party has any knowledge of, nor has any Loan Party received notice of, any past, present, or pending releases, events, conditions, circumstances, activities, practices, incidents, facts, occurrences, actions, or plans that, with respect to any Loan Party or any other Subsidiary, their respective businesses, operations or with respect to the Properties, may: (x) cause or contribute to an actual or alleged violation of or noncompliance with Environmental Laws, (y) cause or contribute to any other potential common‑law or legal claim or other liability, or (z) cause any of the Properties to become subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law or require the filing or recording of any notice, approval or disclosure document under any Environmental Law and, with respect to the immediately preceding clauses (x) through (z), is based on or related to the on-site or off-site manufacture, generation, processing, distribution, use, treatment, storage, disposal, transport, removal, clean up or handling, or the emission, discharge, release or threatened release of any Hazardous Material, or any other requirement under Environmental Law. There is no civil, criminal, or administrative action, suit, demand, claim, hearing, notice, or demand letter, mandate, order, lien, request, investigation, or proceeding pending or, to the knowledge of the Responsible Officers of the Borrower after due inquiry, threatened, against the Borrower, any other Loan Party or any other Subsidiary relating in any way to Environmental Laws which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. None of the Properties is listed on or proposed for listing on the National Priority List promulgated pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 and its implementing regulations, or any state or local priority list promulgated pursuant to any analogous state or local law. To the knowledge of the Responsible Officers of the Borrower, no Hazardous Materials generated at or transported from the Properties are or have been transported to, or disposed of at, any location that is listed or proposed for listing on the National Priority List or any analogous state or local priority list, or any other location that is or has been the subject of a clean-up, removal or remedial action pursuant to any Environmental Law, except to the extent that such transportation or disposal could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.
(o)    Investment Company. None of the Borrower, any other Loan Party or any other Subsidiary is (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940 or (ii) subject to any other Applicable Law which purports to regulate or restrict its ability to borrow money or obtain other extensions of credit or to consummate the transactions contemplated by this Agreement or to perform its obligations under any Loan Document to which it is a party.
(p)    Margin Stock. None of the Borrower, any other Loan Party or any other Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.
(q)    Affiliate Transactions. Except as permitted by Section 9.9. or as otherwise set forth on Schedule 6.1.(q), none of the Borrower, any other Loan Party or any other Subsidiary is a party to or bound by any agreement or arrangement with any Affiliate.
(r)    Intellectual Property. Each of the Loan Parties and each other Subsidiary owns or has the right to use, under valid license agreements or otherwise, all patents, licenses, franchises, trademarks, trademark rights, service marks, service mark rights, trade names, trade name rights, trade secrets and copyrights (collectively, “Intellectual Property”) necessary to the conduct of its businesses, without known conflict with any patent, license, franchise, trademark, trademark right, service mark, service mark right, trade secret, trade name, copyright, or other proprietary right of any other Person. All such Intellectual Property is fully protected and/or duly and properly registered, filed or issued in the appropriate office and jurisdictions for such registrations, filing or issuances. Neither the Borrower nor any other Loan Party has received notice of any material claim that has been asserted by any Person with respect to the use of any such Intellectual Property by the Borrower, any other Loan Party or any other Subsidiary, or challenging or questioning the validity or effectiveness of any such Intellectual Property. The use of such Intellectual Property by the Borrower, the other Loan Parties and the other Subsidiaries does not infringe on the rights of any Person, subject to such claims and infringements as do not, in the aggregate, give rise to any liabilities on the part of the Borrower, any other Loan Party or any other Subsidiary that could reasonably be expected to have a Material Adverse Effect.
(s)    Business. As of the Agreement Date, the Borrower, the other Loan Parties and the other Subsidiaries are engaged in the business of acquiring, developing, owning, operating, and leasing Healthcare Facilities and other healthcare investments and other properties ancillary to the operation thereof, together with other business activities incidental thereto.
(t)    Broker’s Fees. No broker’s or finder’s fee, commission or similar compensation will be payable with respect to the transactions contemplated hereby. No other similar fees or commissions will be payable by any Loan Party for any other services rendered to the Borrower, any other Loan Party or any other Subsidiary ancillary to the transactions contemplated hereby.
(u)    Accuracy and Completeness of Information.
(i)    The Borrower and its Subsidiaries have disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which the Borrower, any other Loan Party or any other Subsidiary is subject, and all other matters known to them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No financial statement, material report, material certificate or other material information furnished (whether in writing or orally) by or on behalf of the Borrower, any other Loan Party or any other Subsidiary to the Administrative Agent or any Lender in connection with the transactions contemplated by the Loan Documents and the negotiation of the Loan Documents or delivered hereunder or thereunder (as modified or supplemented by other information so furnished), taken together as a whole, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, pro forma financial information, estimated financial information and other projected or estimated information, such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being recognized by the Lenders that projections are not to be viewed as facts and that the actual results during the period or periods covered by such projections may vary from such projections) and with the understanding that certain of such information is prepared or provided by the Borrower or such Loan Party based upon information and assumptions provided to such Loan Parties by tenants of such Loan Parties and is reasonably believed by the Borrower to have been prepared or provided by such tenants in good faith.
(ii)    As of the Agreement Date, the information included in each Beneficial Ownership Certification is true and correct in all respects.
(v)    Not Plan Assets; No Prohibited Transactions. None of the assets of the Borrower, any other Loan Party or any other Subsidiary constitute “plan assets” within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder. Assuming that no Lender funds any amount payable by it hereunder with “plan assets,” as that term is defined in 29 C.F.R. 2510.3-101, the execution, delivery and performance of this Agreement and the other Loan Documents, and the extensions of credit and repayment of amounts hereunder and thereunder, do not and will not constitute “prohibited transactions” under ERISA or the Internal Revenue Code. No transactions between the Borrower or any other Loan Party or Subsidiary, on the one hand, and the Administrative Agent or any Lender, on the other hand, pursuant to or in connection with any Loan Document are or will be subject to federal, state or local statutes applicable to the Borrower or such Loan Party or Subsidiary regulating investments of fiduciaries with respect to governmental plans.
(w)    Anti-Corruption Laws and Sanctions. None of the Borrower, any Subsidiary, any of their respective employees, officers, or, to the knowledge of the Borrower or such Subsidiary, directors, Affiliates or any agent or representative of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from this Agreement, (i) is a Sanctioned Person or currently the subject or target of any Sanctions, (ii) has its assets located in a Sanctioned Country, (iii) directly or indirectly derives revenues from investments in, or transactions with, Sanctioned Persons or (iv) has violated any Anti-Money Laundering Law in any material respect. Each of the Borrower and its Subsidiaries, and to the knowledge of the Borrower, each director, officer, employee, agent and Affiliate of the Borrower and each such Subsidiary, is in compliance with the Anti‑Corruption Laws in all material respects. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance with the Anti-Corruption Laws and applicable Sanctions by the Borrower, its Subsidiaries, their respective directors, officers, employees, Affiliates and agents and representatives of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from this Agreement.
(x)    REIT Status. The Borrower qualifies as, and has elected to be treated as, a REIT and is in compliance with all requirements and conditions imposed under the Internal Revenue Code to allow the Borrower to maintain its status as a REIT.

Section 6.2.	Survival of Representations and Warranties, Etc.
All representations and warranties made under this Agreement and the other Loan Documents shall be deemed to be made at and as of the Agreement Date, the Effective Date, the date on which any Incremental Facility is effectuated pursuant to Section 2.16., the effective date of the Permitted UPREIT Reorganization and at and as of the date of the occurrence of each Credit Event, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of such earlier date). All such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the Loan Documents and the making of the Loans.
ARTICLE VII.    Affirmative Covenants
For so long as this Agreement is in effect, the Borrower shall, and, as applicable, shall cause the other Loan Parties to, comply with the following covenants:

Section 7.1.	Preservation of Existence and Similar Matters.
Except as otherwise permitted under Section 9.4., the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, (a) preserve and maintain its respective existence in the jurisdiction of its incorporation or formation, (b) preserve and maintain its respective rights, franchises, licenses and privileges in the jurisdiction of its incorporation or formation and (c) qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization except in the case of clauses (a) (solely with respect to Subsidiaries that are not Loan Parties and Eligible Property Subsidiaries), (b) and (c), to the extent that the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 7.2.	Compliance with Applicable Law.
The Borrower shall comply, and shall cause each other Loan Party and each other Subsidiary to comply, and the Borrower shall use, and shall cause each other Loan Party and each other Subsidiary to use, commercially reasonable efforts to cause all other Persons occupying, using or present on the Properties to comply, with all Applicable Law, including the obtaining of all Governmental Approvals, the failure with which to comply could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Borrower shall maintain in effect and enforce policies and procedures designed to ensure compliance with the Anti-Corruption Laws and applicable Sanctions by the Borrower, its Subsidiaries, their respective directors, officers, employees, Affiliates and agents and representatives of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from this Agreement.

Section 7.3.	Maintenance of Property.
In addition to the requirements of any of the other Loan Documents, the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, (i) protect and preserve (or cause to be protected and preserved) all of its respective material properties, including, but not limited to, all Intellectual Property necessary to the conduct of its respective business, and (ii) maintain in good repair, working order and condition all tangible properties, ordinary wear and tear excepted, except where the failure to do so under this clause (ii) could not reasonably be expected to have a Material Adverse Effect.

Section 7.4.	Conduct of Business.
The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, carry on its respective businesses as described in Section 6.1.(s).

Section 7.5.	Insurance.
In addition to the requirements of any of the other Loan Documents, the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, maintain insurance (on a replacement cost basis) with financially sound and reputable insurance companies against such risks and in such amounts as is customarily maintained by Persons engaged in similar businesses or as may be required by Applicable Law. The Borrower shall from time to time deliver to the Administrative Agent upon request a detailed list, together with copies of all policies of the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.

Section 7.6.	Payment of Taxes and Claims.
The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, pay and discharge when due (a) all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, and (b) all lawful claims of materialmen, mechanics, carriers, warehousemen and landlords for labor, materials, supplies and rentals which, if unpaid, might become a Lien on any properties of such Person; provided, however, that this Section shall not require the payment or discharge of any such tax, assessment, charge, levy or claim which is being contested in good faith by appropriate proceedings which operate to suspend the collection thereof and for which adequate reserves have been established on the books of such Person in accordance with GAAP.

Section 7.7.	Books and Records; Inspections.
The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities. The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, permit representatives of the Administrative Agent or any Lender to visit and inspect any of their respective properties (subject to the rights of tenants), to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective principal officers and independent public accountants (in the presence of an officer of the Borrower if an Event of Default does not then exist), all at such reasonable times during business hours and, so long as no Event of Default exists, with reasonable prior notice and not more than twice annually. The Lenders shall use good faith efforts to coordinate such visits and inspections so as to minimize the interference with and disruption to the normal business operations of the Borrower, each other Loan Party and each other Subsidiary. The Borrower shall be obligated to reimburse the Administrative Agent and the Lenders for their costs and expenses incurred in connection with the exercise of their rights under this Section only if such exercise occurs while a Default or Event of Default exists. The Borrower hereby authorizes and instructs its accountants to discuss the financial affairs of the Borrower, any other Loan Party or any other Subsidiary with the Administrative Agent or any Lender.

Section 7.8.	Use of Proceeds.
The Borrower will use the proceeds of Loans only (a) for the payment of pre-development and development costs incurred in connection with Properties owned by the Borrower or any Subsidiary; (b) to finance acquisitions permitted under this Agreement; (c) to finance capital expenditures, equity investments and the repayment of Indebtedness of the Borrower and its Subsidiaries; and (d) to provide for the working capital needs of the Borrower and its Subsidiaries and for other general corporate purposes (including making loans and other extensions of credit in the ordinary course of business consistent with past practice) of the Borrower and its Subsidiaries.

Section 7.9.	Environmental Matters.
The Borrower shall comply, and shall cause each other Loan Party and each other Subsidiary to comply, and the Borrower shall use, and shall cause each other Loan Party and each other Subsidiary to use, commercially reasonable efforts to cause all other Persons occupying, using or present on the Properties to comply, with all Environmental Laws the failure with which to comply could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, promptly take all actions and pay or arrange to pay all costs necessary for it and for the Properties to comply in all material respects with all Environmental Laws and all Governmental Approvals, including actions to remove and dispose of all Hazardous Materials and to clean up the Properties as required under Environmental Laws; provided, however, that neither any of the Loan Parties nor any of the Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances. The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, promptly take all actions necessary to prevent the imposition of any Liens on any of their respective properties arising out of or related to any Environmental Laws. Nothing in this Section shall impose any obligation or liability whatsoever on the Administrative Agent or any Lender.

Section 7.10.	Further Assurances.
At the Borrower’s cost and expense and upon request of the Administrative Agent, the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, duly execute and deliver or cause to be duly executed and delivered, to the Administrative Agent such further instruments, documents and certificates, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of the Administrative Agent to carry out more effectively the provisions and purposes of this Agreement and the other Loan Documents.

Section 7.11.	REIT Status.
The Borrower or, from and after the Permitted UPREIT Reorganization, the Parent, shall operate its business so as to satisfy all requirements necessary to qualify and maintain the Borrower’s qualification and election as a REIT under the Internal Revenue Code.

Section 7.12.	Exchange Listing.
The Borrower shall maintain at least one class of common shares of the Borrower having trading privileges on the New York Stock Exchange or NYSE Amex Equities or which is subject to price quotations on The NASDAQ Stock Market’s National Market System.

Section 7.13.	Guarantors.
(a)    Unsecured Indebtedness Subsidiaries as Guarantors.
(i)    Unsecured Indebtedness Subsidiary Guarantee Requirement. At all times, not later than the date on which any Subsidiary of the Borrower becomes an Unsecured Indebtedness Subsidiary, the Borrower shall cause such Unsecured Indebtedness Subsidiary to become a Guarantor and deliver or cause to be delivered to the Administrative Agent the applicable Subsidiary Guaranty Documents. Notwithstanding anything to the contrary in this Section 7.13.(a) or otherwise in this Agreement, in no event shall any Excluded Subsidiary be required to become a Guarantor.
(ii)    Release of Unsecured Indebtedness Subsidiary Guarantors. The Borrower may request in writing that the Administrative Agent release, and upon receipt of such request the Administrative Agent shall promptly release, an Unsecured Indebtedness Subsidiary from the Guaranty, if: (i) such Subsidiary has ceased to be, or simultaneously with its release from the Guaranty will cease to be, a Subsidiary or an Unsecured Indebtedness Subsidiary; (ii) such Subsidiary Guarantor is not otherwise required to be a party to the Guaranty under this Section 7.13.; (iii) no Default or Event of Default shall then be in existence or would occur as a result of such release, including, without limitation, a Default or Event of Default resulting from a violation of any of the covenants contained in Section 9.1.; and (iv) the Administrative Agent shall have received such written request at least ten (10) Business Days (or such shorter period as may be acceptable to the Administrative Agent) prior to the requested date of release. Delivery by the Borrower to the Administrative Agent of any such request shall constitute a representation by the Borrower that the matters set forth in the preceding sentence (both as of the date of the giving of such request and as of the date of the effectiveness of such request) are true and correct with respect to such request. The Administrative Agent agrees to furnish to the Borrower, promptly after the Borrower’s request and at the Borrower’s sole cost and expense, any release, termination, or other agreement or document as is reasonably satisfactory to the Administrative Agent and necessary or advisable to evidence the foregoing release as may be reasonably requested by the Borrower.
(b)    Required Subsidiaries as Guarantors. At all times prior to the Investment Grade Release, within 5 Business Days after (i) any Person becoming a Required Subsidiary after the Agreement Date or (ii) the Guaranty Requirement shall cease to be satisfied, the Borrower shall deliver to the Administrative Agent the applicable Subsidiary Guaranty Documents in respect of each applicable Subsidiary; provided, however, promptly (and in any event within 5 Business Days) upon any Excluded Subsidiary ceasing to be subject to the restriction which prevented it from becoming a Guarantor on the Effective Date or delivering an Accession Agreement pursuant to this Section, as the case may be, such Subsidiary shall comply with the provisions of this Section.
(c)    Guaranty Requirement. At all times prior to the Investment Grade Release, after giving pro forma effect to any Subsidiary that shall become a Subsidiary Guarantor in accordance with Section 7.13.(b), the Borrower shall not permit Adjusted Total Asset Value attributable to assets owned directly by the Borrower and the Guarantors to be less than 90% of the Adjusted Total Asset Value (the “Guaranty Requirement”).
(d)    Release of Subsidiary Guarantors Prior to Investment Grade Release. The Borrower may request in writing that the Administrative Agent release, and upon receipt of such request the Administrative Agent shall release, a Subsidiary Guarantor from the Guaranty so long as: (i) such Subsidiary Guarantor meets, or will meet simultaneously with its release from the Guaranty, all of the provisions of the definition of the term “Excluded Subsidiary” or has ceased to be, or simultaneously with its release from the Guaranty will cease to be, a Subsidiary; (ii) such Guarantor is not (or simultaneously upon its release as a Guarantor will not be) required to be a party to the Guaranty under the immediately preceding subsection (b); (iii) no Default or Event of Default shall then be in existence or would occur as a result of such release, including, without limitation, a Default or Event of Default resulting from a violation of any of the covenants contained in Section 9.1.; (iv) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of the date of such release with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of such earlier date); and (v) the Administrative Agent shall have received such written request at least 10 Business Days (or such shorter period as may be acceptable to the Administrative Agent) prior to the requested date of release. Delivery by the Borrower to the Administrative Agent of any such request shall constitute a representation by the Borrower that the matters set forth in the preceding sentence (both as of the date of the giving of such request and as of the date of the effectiveness of such request) are true and correct with respect to such request. The Administrative Agent agrees to furnish to the Borrower, promptly after the Borrower’s request and at the Borrower’s sole cost and expense, any release, termination, or other agreement or document as is reasonably satisfactory to the Administrative Agent and necessary or advisable to evidence the foregoing release as may be reasonably requested by the Borrower.

Section 7.14.	Investment Grade Release.
If at any time the Investment Grade Ratings Criteria is satisfied, the Administrative Agent shall promptly release all of the Subsidiary Guarantors (which, for the avoidance of doubt, shall not include any Unsecured Indebtedness Subsidiary) from their obligations under the Guaranty (the “Investment Grade Release”), subject to satisfaction of the following conditions:
(a)    The Borrower shall have delivered to the Administrative Agent, on or prior to the date that is five (5) Business Days (or such shorter period of time as agreed to by the Administrative Agent) before the date on which the Investment Grade Release is to be effected, written notice (the “Investment Grade Release Request”) that it is requesting the Investment Grade Release, which notice shall identify the Subsidiary Guarantors to be released and the proposed effective date for the Investment Grade Release; and
(b)    On the date the Investment Grade Release is to become effective, the Administrative Agent shall have received a certificate signed by a Responsible Officer of the Borrower, certifying that:
(i)    the Investment Grade Ratings Criteria have been satisfied and certifying as to the Credit Ratings then in effect;
(ii)    no Subsidiary Guarantor to be released is an Unsecured Indebtedness Subsidiary or is otherwise required to remain as a Guarantor; and
(iii)    at the time of the delivery of notice requesting such release, on the proposed effective date of the Investment Grade Release and immediately before and immediately after giving effect to the Investment Grade Release, (x) no Default or Event of Default has occurred and is continuing as of the date of the Investment Grade Release Request and as of the proposed effective date of the Investment Grade Release or would result therefrom and (y) the representations and warranties contained in Article VI. and in the other Loan Documents are true and correct in all material respects (unless in the case of a representation and warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of the effective date of the Investment Grade Release with the same force and effect as if made on and as of such date, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall have been true and correct in all respects) on and as of such earlier date), and except that for purposes of this Section 7.14., the representations and warranties contained in subsection (j) of Section 6.1. shall be deemed to refer to the most recent statements furnished pursuant to Sections 8.1. and 8.2.
Upon the release of any Person pursuant to this Section 7.14., the Administrative Agent shall (to the extent applicable) deliver to the Loan Parties, upon the Loan Parties’ request and at the Loan Parties’ expense, such documentation as is reasonably satisfactory to the Administrative Agent and necessary to evidence the release of such Person from its obligations under the Loan Documents.

Section 7.15.	Compliance with Anti-Corruption Laws and Sanctions.
The Borrower will maintain in effect and enforce policies and procedures (including policies and procedures implemented and maintained by the managers of Properties) reasonably designed to ensure compliance by the Borrower, its Subsidiaries and its directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

Section 7.16.	Most Favored Status.
If the Borrower or any Subsidiary maintains, enters into, assumes or otherwise is or becomes bound or obligated under any agreement creating, evidencing or governing any Material Facility containing one or more Additional Covenants or Additional Defaults, or amends or otherwise modifies any agreement creating, evidencing or governing such Material Facility to include any Additional Covenants or Additional Defaults, then for so long as the Borrower or such Subsidiary is bound by such Additional Covenants or Additional Defaults, the terms of this Agreement shall, without any further action on the part of the Borrower, any such Subsidiary, the Administrative Agent or any of the Lenders, be deemed to be amended automatically to include each Additional Covenant and each Additional Default contained in such agreement; provided, however, if and to the extent that the Borrower is no longer bound by any such Additional Covenants and/or Additional Defaults, this Agreement shall be deemed to be amended automatically as of the date that the Borrower ceases to be so bound to delete such Additional Covenants and/or Additional Defaults. The Borrower further covenants to promptly execute and deliver at its expense (including the fees and expenses of counsel for the Administrative Agent) an amendment to this Agreement in form and substance satisfactory to the Administrative Agent evidencing the amendment of this Agreement to include such Additional Covenants and Additional Defaults; provided that the execution and delivery of such amendment shall not be a precondition to the effectiveness of such amendment as provided for in this Section 7.16., but shall merely be for the convenience of the parties hereto. For the avoidance of doubt, with respect to the terms and conditions of the AIG Purchase Agreement or the Prudential Note Purchase Agreement, to the extent constituting Additional Covenants or Additional Defaults as of the Effective Date, this Agreement shall be deemed to be amended automatically as of the Effective Date to include such Additional Covenants and Additional Defaults and thereafter shall be deemed to be amended automatically to delete such Additional Covenants and/or Additional Defaults if and to the extent that the Borrower is no longer bound by such Additional Covenants and/or Additional Defaults. In such event, the Borrower will provide written notice together with a copy of any amendment or other evidence reasonably satisfactory to the Administrative Agent that, pursuant to this Section 7.16., the Borrower is no longer bound by such Additional Covenants and/or Additional Defaults.
ARTICLE VIII.    Information
For so long as this Agreement is in effect, the Borrower shall, or shall cause any other Loan Party, as applicable, to furnish to the Administrative Agent for distribution to each of the Lenders:

Section 8.1.	Quarterly Financial Statements.
As soon as available and in any event within 5 days after the same is required to be filed with the SEC (but in no event later than 45 days after the end of each of the first, second and third fiscal quarters of the Borrower), commencing with the fiscal quarter ending September 30, 2018, the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such period and the related unaudited consolidated statements of income and cash flows of the Borrower and its Subsidiaries for such period, setting forth in each case in comparative form the figures as of the end of and for the corresponding periods of the previous fiscal year, all of which shall be certified by the chief executive officer or chief accounting officer of the Borrower, in his or her opinion, to present fairly, in accordance with GAAP and in all material respects, the consolidated financial position of the Borrower and its Subsidiaries as at the date thereof and the results of operations for such period (subject to normal year‑end audit adjustments); provided, that, the Administrative Agent hereby agrees that a Form 10-Q of the Borrower in substantially the same form as that delivered to the SEC shall satisfy the requirements of this Section 8.1.

Section 8.2.	Year‑End Statements.
As soon as available and in any event within 5 days after the same is required to be filed with the SEC (but in no event later than 90 days after the end of each fiscal year of the Borrower), commencing with the fiscal year ending December 31, 2018, the audited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year and the related audited consolidated statements of income, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for such fiscal year, setting forth in comparative form the figures as at the end of and for the previous fiscal year, all of which shall be (a) certified by the chief executive officer or chief accounting officer of the Borrower, in his or her opinion, to present fairly, in accordance with GAAP and in all material respects, the financial position of the Borrower and its Subsidiaries as at the date thereof and the result of operations for such period and (b) accompanied by the report thereon of BDO USA, LLP or any other independent certified public accountants of recognized national standing acceptable to the Administrative Agent, whose report shall be prepared in accordance with generally accepted auditing standards and shall not be subject to (i) any “going concern” or like qualification or exception or (ii) any qualification or exception as to the scope of such audit; provided, that, the Administrative Agent hereby agrees that a Form 10-K of the Borrower in substantially the same form as that delivered to the SEC shall satisfy the requirements of this Section 8.2.

Section 8.3.	Compliance Certificate.
At the time the financial statements are furnished pursuant to Sections 8.1. and 8.2., a certificate substantially in the form of Exhibit L (a “Compliance Certificate”) executed on behalf of the Borrower by the chief accounting officer of the Borrower (i) setting forth in reasonable detail as of the end of such fiscal quarter or fiscal year, as the case may be, the calculations required to establish whether the Borrower was in compliance with the covenants contained in Section 9.1.; and (ii) stating that no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default and its nature, when it occurred and the steps being taken by the Borrower with respect to such event, condition or failure.

Section 8.4.	Other Information.
(a)    Promptly upon receipt thereof, copies of all reports, if any, submitted to the Borrower or its Board of Directors by its independent public accountants including, without limitation, any management report;
(b)    Within 5 Business Days of the filing thereof, copies of all registration statements (excluding the exhibits thereto (unless requested by the Administrative Agent) and any registration statements on Form S‑8 or its equivalent), reports on Forms 10‑K, 10‑Q and 8‑K (or their equivalents) and all other periodic reports which any Loan Party or any other Subsidiary shall file with the SEC or any national securities exchange;
(c)    Promptly upon the mailing thereof to the shareholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed and, promptly upon the issuance thereof, copies of all press releases issued by the Borrower, any other Loan Party or any other Subsidiary;
(d)    Upon request by the Administrative Agent, subject to limitations, if any, imposed under regulatory or confidentiality agreements to which the Borrower or any of its Subsidiaries is subject, all financial information in its possession maintained on the Borrower and its individual real estate projects;
(e)    No later than 60 days after the start of each fiscal year of the Borrower beginning prior to the Termination Date, projected balance sheets, income statements, profit and loss projections and cash flow budgets of the Borrower and its Subsidiaries on a consolidated basis for such fiscal year, all itemized in detail reasonably acceptable to the Administrative Agent;
(f)    If any ERISA Event shall occur that individually, or together with any other ERISA Event that has occurred, could reasonably be expected to have a Material Adverse Effect, a certificate of the chief executive officer or chief accounting officer of the Borrower setting forth details as to such occurrence and the action, if any, which the Borrower or applicable member of the ERISA Group is required or proposes to take;
(g)    To the extent any Loan Party or any other Subsidiary is aware of the same, prompt notice of the commencement of any proceeding or investigation by or before any Governmental Authority and any action or proceeding in any court or other tribunal or before any arbitrator, including any notice alleging any violation of or noncompliance with any Environmental Law, against or in any other way relating to, or affecting, any Loan Party or any other Subsidiary or any of their respective properties, assets or businesses which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and prompt notice of the receipt of notice that any United States income tax returns of any Loan Party or any other Subsidiary are being audited;
(h)    A copy of any amendment to the certificate or articles of incorporation or formation, bylaws, partnership agreement or other similar organizational documents of the Borrower, any other Loan Party or any other Subsidiary within 30 days after the effectiveness thereof;
(i)    Prompt notice of (i) any change in the senior management of the Borrower, any other Loan Party or any other Subsidiary, (ii) any change in the business, assets, liabilities, financial condition, results of operations or business prospects of any Loan Party or any other Subsidiary or (iii) the occurrence of any other event which, in the case of any of the immediately preceding clauses (i) through (iii), has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;
(j)    Prompt notice of the occurrence of any Default or Event of Default or any event which constitutes or which with the passage of time, the giving of notice, or otherwise, would constitute a default or event of default by any Loan Party or any other Subsidiary under any Material Contract to which any such Person is a party or by which any such Person or any of its respective properties may be bound;
(k)    To the extent reasonably requested by the Administrative Agent, promptly upon entering into any Material Contract, Specified Derivatives Contract or Specified Cash Management Agreement after the Agreement Date, a copy of such contract;
(l)    Prompt notice of any order, judgment or decree in excess of $15,000,000 having been entered against any Loan Party or any other Subsidiary or any of their respective properties or assets;
(m)    Any notification of a material violation of any Applicable Law or any inquiry shall have been received by any Loan Party or any other Subsidiary from any Governmental Authority;
(n)    Promptly upon the request of the Administrative Agent, evidence of the Borrower’s calculation of the Ownership Share with respect to a Subsidiary or an Unconsolidated Affiliate, such evidence to be in form and detail satisfactory to the Administrative Agent;
(o)    From and after the Investment Grade Pricing Effective Date, promptly, upon any change in any Credit Rating of the Borrower, a certificate stating that such Credit Rating of the Borrower has changed and the new Credit Rating that is in effect;
(p)    Promptly, upon each request, such information and documentation as a Lender may request in order to comply with applicable “know your customer” and Anti-Money Laundering Laws, including, without limitation, the Patriot Act and the Beneficial Ownership Regulation;
(q)    To the extent the Borrower, any Loan Party or any other Subsidiary is aware of the same, prompt notice of any matter that has had, or which could reasonably be expected to have, a Material Adverse Effect;
(r)    Promptly upon obtaining knowledge thereof, written notice of any change in the information provided in the Beneficial Ownership Certification delivered to any Lender that would result in a change to the list of beneficial owners identified in such certification; and
(s)    From time to time and promptly upon each request, such data, certificates, reports, statements, opinions of counsel, documents or further information regarding any Property or the business, assets, liabilities, financial condition, results of operations or business prospects of the Borrower, any other Loan Party or any other Subsidiary as the Administrative Agent or any Lender may reasonably request.

Section 8.5.	Electronic Delivery of Certain Information.
(a)    Documents required to be delivered pursuant to the Loan Documents may be delivered by electronic communication and delivery, including, without limitation, the Internet, e‑mail or intranet websites to which the Administrative Agent and each Lender have access (including a commercial, third-party website or a website sponsored or hosted by the Administrative Agent or the Borrower) provided that (i) the foregoing shall not apply to (A) notices to any Lender pursuant to Article II. and (B) any Lender that has notified the Administrative Agent and the Borrower that it cannot or does not want to receive electronic communications and (ii) documents required to be delivered pursuant to Sections 8.1., 8.2. and 8.4.(b) shall be deemed to have been delivered on the date on which such documents are filed for public availability on the SEC’s Electronic Data Gathering and Retrieval System (it being understood that the Borrower shall not be required to provide notice to the Administrative Agent or any Lender of such electronic filing of information (other than with respect to financial statements pursuant to Sections 8.1. and 8.2.) to satisfy its reporting obligations). The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic delivery pursuant to procedures approved by it for all or particular notices or communications. Documents or notices delivered electronically shall be deemed to have been delivered 24 hours after the date and time on which the Administrative Agent or the Borrower posts such documents or the documents become available on a commercial website and the Administrative Agent or Borrower notifies each Lender of said posting and provides a link thereto; provided that if such notice or other communication is not sent or posted during the normal business hours of the recipient, said posting date and time shall be deemed to have commenced as of 11:00 a.m. Eastern time on the opening of business on the next business day for the recipient. Notwithstanding anything contained herein, the Borrower shall deliver paper copies of any documents to the Administrative Agent or to any Lender that requests such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents delivered electronically, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery. Each Lender shall be solely responsible for requesting delivery to it of paper copies and maintaining its paper or electronic documents.
(b)    Documents required to be delivered pursuant to Article II. may be delivered electronically to a website provided for such purpose by the Administrative Agent pursuant to the procedures provided to the Borrower by the Administrative Agent.

Section 8.6.	Public/Private Information.
The Borrower shall cooperate with the Administrative Agent in connection with the publication of certain materials and/or information provided by or on behalf of the Borrower. Documents required to be delivered pursuant to the Loan Documents shall be delivered by or on behalf of the Borrower to the Administrative Agent and the Lenders (collectively, “Information Materials”) pursuant to this Article and the Borrower shall designate Information Materials (a) that are either available to the public or not material with respect to the Borrower and its Subsidiaries or any of their respective securities for purposes of United States federal and state securities laws as “Public Information” and (b) that are not Public Information as “Private Information”. Notwithstanding the foregoing, each Lender who does not wish to receive Private Information agrees to cause at least one individual at or on behalf of such Lender to at all times have selected the “Private Information” or similar designation on the content declaration screen of any website provided pursuant to Section 8.5. in order to enable such Lender or its delegate, in accordance with such Lender’s compliance procedures and Applicable Law, including United States federal and state securities laws, to make reference to Information Materials that are not made available through the “Public Information” portion of such website provided pursuant to Section 8.5. and that may contain material non‑public information with respect to the Borrower or its securities for purposes of United States federal and state securities laws.

Section 8.7.	USA Patriot Act Notice; Compliance.
The Patriot Act and federal regulations issued with respect thereto require all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution. Consequently, the Administrative Agent and a Lender (for itself and/or as agent for all Lenders hereunder) may from time to time request, and the Borrower shall, and shall cause the other Loan Parties to, provide promptly upon any such request to the Administrative Agent or such Lender, such Loan Party’s name, address, tax identification number and/or such other identification information as shall be necessary for the Administrative Agent or such Lender to comply with federal law. An “account” for this purpose may include, without limitation, a deposit account, a cash management service, a transaction or asset account, a credit account, a loan or other extension of credit, and/or other financial services product.
ARTICLE IX.    Negative Covenants
For so long as this Agreement is in effect, the Borrower shall comply with the following covenants:

Section 9.1.	Financial Covenants.
(a)    Maximum Leverage Ratio. The Borrower shall not permit the Leverage Ratio to exceed 0.60 to 1.00 at any time. Notwithstanding the foregoing, the Borrower may elect upon delivering written notice to the Administrative Agent, concurrently with or prior to the delivery of a Compliance Certificate pursuant to Section 8.3. for any fiscal quarter during which the Borrower shall have completed a Material Acquisition and provided that no Default or Event of Default has occurred and is continuing (other than as a result of the Leverage Ratio as of the end of such fiscal quarter being greater than 0.60 to 1.00 but less than or equal to 0.65 to 1.00), that the Leverage Ratio may exceed 0.60 to 1.00 but shall in no event exceed 0.65 to 1.00 for such fiscal quarter and the next succeeding fiscal quarter (the “Leverage Ratio Increase Period”); provided that (i) the Borrower may not elect more than two Leverage Ratio Increase Periods during the term of this Agreement and (ii) any such Leverage Ratio Increase Periods shall be non-consecutive.
(b)    Maximum Unencumbered Leverage Ratio. The Borrower shall not permit the ratio (the “Unencumbered Leverage Ratio”) of Unsecured Indebtedness to Unencumbered Asset Value to exceed 0.60 to 1.00 at any time. Notwithstanding the foregoing, the Borrower may elect upon delivering written notice to the Administrative Agent, concurrently with or prior to the delivery of a Compliance Certificate pursuant to Section 8.3. for any fiscal quarter during which the Borrower shall have completed a Material Acquisition and provided that no Default or Event of Default has occurred and is continuing (other than as a result of the Unencumbered Leverage Ratio as of the end of such fiscal quarter being greater than 0.60 to 1.00 but less than or equal to 0.65 to 1.00), that the Unencumbered Leverage Ratio may exceed 0.60 to 1.00 but shall in no event exceed 0.65 to 1.00 for such fiscal quarter and the next succeeding fiscal quarter (the “Unencumbered Leverage Increase Period”); provided that (i) the Borrower may not elect more than two Unencumbered Leverage Increase Periods during the term of this Agreement and (ii) any such Unencumbered Leverage Increase Periods shall be non-consecutive.
(c)    Ratio of Consolidated EBITDA to Fixed Charges. The Borrower shall not permit the ratio of (i) Consolidated EBITDA of the Borrower and its Subsidiaries for the period of four consecutive fiscal quarters most recently ending to (ii) Fixed Charges of the Borrower and its Subsidiaries for such period, to be less than 1.75 to 1.00 as of the last day of such period.
(d)    Ratio of Secured Indebtedness to Total Asset Value. The Borrower shall not permit the ratio of (i) Secured Indebtedness of the Borrower and its Subsidiaries to (ii) Total Asset Value to exceed 0.30 to 1.00 at any time.
(e)    Ratio of Secured Recourse Indebtedness to Total Asset Value. The Borrower shall not permit the ratio of (i) Recourse Indebtedness constituting Secured Indebtedness (exclusive of the Obligations) of the Borrower and its Subsidiaries to (ii) Total Asset Value to exceed 0.10 to 1.00 at any time.
(f)    Minimum Tangible Net Worth. The Borrower shall not permit Tangible Net Worth at any time to be less than (i) $965,463,000 plus (ii) 75% of the Net Proceeds of all Equity Issuances effected at any time after March 31, 2017 by the Borrower or any of its Subsidiaries to any Person other than the Borrower or any of its Subsidiaries.
(g)    Dividends and Other Restricted Payments. The Borrower shall not, and shall not permit any of its Subsidiaries to, declare or make any Restricted Payment; provided, however, that the Borrower and its Subsidiaries may declare and make the following Restricted Payments so long as no Default or Event of Default would result therefrom:
(i)    the Borrower may declare or make cash distributions to holders of Equity Interests of the Borrower;
(ii)    the Borrower may declare and make dividend payments or other distributions payable solely in its common stock;
(iii)    the Borrower may make cash distributions to its shareholders of capital gains resulting from gains from certain asset sales to the extent necessary to avoid payment of taxes on such asset sales imposed under Sections 857(b)(3) and 4981 of the Internal Revenue Code;
(iv)    a Subsidiary that is not a Wholly Owned Subsidiary may make cash distributions to holders of Equity Interests issued by such Subsidiary so long as such distributions are made ratably according to the holders’ respective holdings of the type of Equity Interest in respect of which such distributions are being made (or to the extent otherwise required pursuant to the organizational documents of such Subsidiary);
(v)    Subsidiaries may pay Restricted Payments to the Borrower or any other Subsidiary that is a Guarantor;
(vi)    from and after the Permitted UPREIT Reorganization, the Borrower may pay cash dividends to the Parent and other holders of Equity Interests in the Borrower with respect to any fiscal year ending during the term of this Agreement to the extent necessary for the Parent to distribute, and the Parent may so distribute, cash dividends to holders of Equity Interests of the Parent; and
(vii)    the Borrower may from time to time purchase shares of its common stock and the Senior Notes subject to the proviso in the first sentence of Section 9.8. and, from and after the Permitted UPREIT Reorganization, the Borrower may make cash distributions to the Parent to the extent necessary to enable the Parent to make such purchases of its common stock;
Notwithstanding the foregoing, but subject to the following sentence, if a Default or Event of Default exists, (x) prior to the Permitted UPREIT Reorganization, the Borrower may only declare or make cash distributions to its shareholders during any fiscal year in an aggregate amount not to exceed the minimum amount necessary for the Borrower to remain in compliance with Section 7.11. and Subsidiaries may make the Restricted Payments described in the immediately preceding clause (v) and (y) from and after the Permitted UPREIT Reorganization, the Borrower may only declare and make cash distributions to the Parent and other holders of Equity Interests in the Borrower with respect to any fiscal year to the extent necessary for the Parent to distribute, and the Parent may so distribute, an aggregate amount not to exceed the minimum amount necessary for the Parent to remain in compliance with Section 7.11. If a Default or Event of Default specified in Section 10.1.(a), Section 10.1.(e) or Section 10.1.(f) shall exist, or if as a result of the occurrence of any other Event of Default any of the Obligations have been accelerated pursuant to Section 10.2.(a), the Borrower shall not make any Restricted Payments to any Person.
(h)    Calculation of Financial Covenants. For purposes of the financial covenants set forth in this Section 9.1., all references to the Borrower shall mean the Borrower and its Subsidiaries on a consolidated basis. Only the Borrower’s Ownership Share of the financial attributes of a non-Wholly Owned Subsidiary of the Borrower shall be considered when determining compliance with financial covenants.

Section 9.2.	Negative Pledge.
(a)    The Borrower shall not, and shall not permit any other Loan Party or Subsidiary to, (a) create, assume, incur, permit or suffer to exist any Lien on any Eligible Property or any direct or indirect ownership interest of the Borrower in any Person owning any Eligible Property, now owned or hereafter acquired, except for Permitted Liens (other than Permitted Liens described in clause (h) of the definition of Permitted Liens) or (b) permit any Eligible Property or any direct or indirect ownership interest of the Borrower or in any Person owning an Eligible Property, to be subject to a Negative Pledge.
(b)    The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary (other than an Excluded Subsidiary) to, enter into, assume or otherwise be bound by any Negative Pledge except for a Negative Pledge contained in (i) an agreement (x) evidencing Indebtedness which the Borrower, such Loan Party or such Subsidiary may create, incur, assume, or permit or suffer to exist under this Agreement, (y) which Indebtedness is secured by a Lien permitted to exist under the Loan Documents, and (z) which prohibits the creation of any other Lien on only the property securing such Indebtedness as of the date such agreement was entered into; (ii) an agreement relating to the sale of a Subsidiary or assets pending such sale, provided that in any such case the Negative Pledge applies only to the Subsidiary or the assets that are the subject of such sale; or (iii) a Negative Pledge contained in any agreement that evidences Unsecured Indebtedness which contains restrictions on encumbering assets that are substantially similar to or not more restrictive than those restrictions contained in the Loan Documents.

Section 9.3.	Restrictions on Intercompany Transfers.
The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary (other than an Excluded Subsidiary) to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary to: (a) pay dividends or make any other distribution on any of such Subsidiary’s Equity Interests owned by the Borrower or any Subsidiary; (b) pay any Indebtedness owed to the Borrower or any Subsidiary; (c) make loans or advances to the Borrower or any Subsidiary; or (d) transfer any of its property or assets to the Borrower or any Subsidiary; other than (i) with respect to clauses (a) through (d), those encumbrances or restrictions contained in any Loan Document or in any agreement that evidences Unsecured Indebtedness containing encumbrances or restrictions on the actions described above that are substantially similar to, or, taken as a whole, not more restrictive than, those contained in the Loan Documents (as determined in good faith by the Borrower) or, (ii) with respect to clause (d), customary provisions restricting assignment of any agreement entered into by the Borrower, any other Loan Party or any other Subsidiary in the ordinary course of business.

Section 9.4.	Merger, Consolidation, Sales of Assets and Other Arrangements.
The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, (a) enter into any transaction of merger or consolidation; (b) liquidate, windup or dissolve itself (or suffer any liquidation or dissolution); (c) convey, sell, lease, sublease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its business or assets, or the capital stock of or other Equity Interests in any of its Subsidiaries, whether now owned or hereafter acquired; or (d) acquire the assets of, or make an Investment in, any other Person; provided, however, that:
(i)    any Subsidiary may merge with a Loan Party so long as such Loan Party is the survivor (or the surviving entity shall become a Guarantor in accordance with the applicable requirements of Section 7.13.);
(ii)    any Subsidiary may sell, transfer or dispose of its assets to a Loan Party;
(iii)    a Loan Party (other than the Borrower or any Loan Party that owns an Eligible Property) and any Subsidiary that is not (and is not required to be) a Loan Party may convey, sell, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its business or assets, or the capital stock of or other Equity Interests in any of its Subsidiaries, and immediately thereafter liquidate; provided that immediately prior to any such conveyance, sale, transfer, disposition or liquidation and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence;
(iv)    any Loan Party and any other Subsidiary may, directly or indirectly, (A) acquire (whether by purchase, acquisition of Equity Interests of a Person, or as a result of a merger or consolidation) the assets of, or make an Investment in, any other Person and (B) sell, lease or otherwise transfer, whether by one or a series of transactions, assets (including capital stock or other securities of Subsidiaries) to any other Person, so long as, in each case, if the aggregate consideration with respect to any such consolidation, merger, acquisition, Investment, sale, lease or other transfer is greater than or equal to a Substantial Amount, (1) the Borrower shall have given the Administrative Agent and the Lenders at least 30‑days’ prior written notice of such consolidation, merger, acquisition, Investment, sale, lease or other transfer; (2) immediately prior thereto, and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence, including, without limitation, a Default or Event of Default resulting from a breach of Section 9.1.; (3) in the case of a consolidation or merger involving the Borrower or a Loan Party that owns an Eligible Property, the Borrower or such Loan Party shall be the survivor thereof; and (4) at the time the Borrower gives notice pursuant to clause (1) of this subsection, the Borrower shall have delivered to the Administrative Agent for distribution to each of the Lenders a Compliance Certificate, calculated on a pro forma basis, evidencing the continued compliance by the Loan Parties with the terms and conditions of this Agreement and the other Loan Documents, including, without limitation, the financial covenants contained in Section 9.1., after giving effect to such consolidation, merger, acquisition, Investment, sale, lease or other transfer;
(v)    the Borrower, the other Loan Parties and the other Subsidiaries may lease and sublease their respective assets, as lessor or sublessor (as the case may be), in the ordinary course of their business; and
(vi)    the Borrower may consummate the Permitted UPREIT Reorganization.
Further, no Loan Party nor any Subsidiary, shall enter into any sale‑leaseback transactions or other transaction by which such Person shall remain liable as lessee (or the economic equivalent thereof) of any real or personal property that it has sold or leased to another Person.

Section 9.5.	Plans.
The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, permit any of its respective assets to become or be deemed to be “plan assets” within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder. The Borrower shall not cause or permit to occur, and shall not permit any other member of the ERISA Group to cause or permit to occur, any ERISA Event if such ERISA Event could reasonably be expected to have a Material Adverse Effect.

Section 9.6.	Fiscal Year.
The Borrower shall not, and shall not permit any other Loan Party or other Subsidiary to, change its fiscal year from that in effect as of the Agreement Date.

Section 9.7.	Modifications of Organizational Documents.
The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, amend, supplement, restate or otherwise modify or waive the application of any provision of its certificate or articles of incorporation or formation, by-laws, operating agreement, declaration of trust, partnership agreement or other applicable organizational document if such amendment, supplement, restatement or other modification (a) is adverse in any material respect to the interest of the Administrative Agent or the Lenders or (b) could reasonably be expected to have a Material Adverse Effect.

Section 9.8.	Use of Proceeds.
The Borrower shall not, and shall not permit any other Loan Party, any other Subsidiary or any of its or their respective directors, officers, employees and agents to, use any proceeds of the Loans to purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any margin stock (within the meaning of Regulation U or Regulation X of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any such margin stock; provided, however, to the extent not otherwise prohibited by this Agreement or the other Loan Documents, the Borrower may use proceeds of the Loans to purchase the Borrower’s common stock and to purchase the Senior Notes so long as such use will not result in any of the Loans or other Obligations being considered to be “purpose credit” directly or indirectly secured by margin stock within the meaning of Regulation U or Regulation X of the Board of Governors of the Federal Reserve System. The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, use any proceeds of the Loans (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 9.9.	Transactions with Affiliates.
The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, permit to exist or enter into any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate, except (a) as set forth on Schedule 6.1.(q) or (b) transactions in the ordinary course of and pursuant to the reasonable requirements of the business of the Borrower, such other Loan Party or such other Subsidiary and upon fair and reasonable terms which are no less favorable to the Borrower, such other Loan Party or such other Subsidiary than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate. Notwithstanding the foregoing, no payments may be made with respect to any items set forth on such Schedule 6.1.(q) if a Default or Event of Default exists or would result therefrom.

Section 9.10.	Derivatives Contracts.
The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, enter into or become obligated in respect of Derivatives Contracts other than Derivatives Contracts entered into by the Borrower, any such Loan Party or any such Subsidiary in the ordinary course of business and which establish an effective hedge in respect of liabilities, commitments or assets held or reasonably anticipated by the Borrower, such other Loan Party or such other Subsidiary.
ARTICLE X.    Default

Section 10.1.	Events of Default.
Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of Applicable Law or pursuant to any judgment or order of any Governmental Authority:
(a)    Default in Payment. The Borrower shall fail to pay when due under this Agreement or any other Loan Document (whether upon demand, at maturity, by reason of acceleration or otherwise) (i) the principal of any of the Loans or (ii) any interest or fees on any of the Loans or any of the other payment Obligations owing by the Borrower under this Agreement or any other Loan Document, or any other Loan Party shall fail to pay when due any payment obligation owing by such Loan Party under any Loan Document to which it is a party, and such failure under this clause (ii) shall continue for a period of five (5) calendar days after the due date thereof.
(b)    Default in Performance.
(i)    Any Loan Party shall fail to perform or observe any term, covenant, condition or agreement on its part to be performed or observed and contained in Section 7.1.(a) (solely with respect to the existence of the Borrower), Section 7.11., Section 7.13., Section 7.15., Article VIII. or Article IX.; or
(ii)    Any Loan Party shall fail to perform or observe any term, covenant, condition or agreement contained in this Agreement or any other Loan Document to which it is a party and not otherwise mentioned in this Section, and in the case of this subsection (b)(ii) only, such failure shall continue for a period of 30 days after the earlier of (x) the date upon which a Responsible Officer of the Borrower or such other Loan Party obtains knowledge of such failure or (y) the date upon which the Borrower has received written notice of such failure from the Administrative Agent.
(c)    Misrepresentations. Any written statement, representation or warranty made or deemed made by or on behalf of any Loan Party under this Agreement or under any other Loan Document, or any amendment hereto or thereto, or in any other writing or statement at any time furnished by, or at the direction of, any Loan Party to the Administrative Agent or any Lender, shall at any time prove to have been incorrect or misleading in any material respect when furnished or made or deemed made.
(d)    Indebtedness Cross‑Default.
(i)    The Borrower, any other Loan Party or any other Subsidiary shall fail to make any payment when due and payable (beyond the applicable grace or cure period with respect thereto, if any) in respect of (x) the AIG Purchase Agreement, (y) the Prudential Note Purchase Agreement or (z) any other Indebtedness (other than the Loans) having an aggregate outstanding principal amount (including undrawn committed or available amounts) (or, in the case of any Derivatives Contract, having, without regard to the effect of any close-out netting provision, a Derivatives Termination Value), in each case individually or in the aggregate with all other Indebtedness as to which such a failure exists, of $25,000,000 or more (collectively under clauses (x) through (z), “Material Indebtedness”);
(ii)     (x) The maturity of any Material Indebtedness shall have been accelerated in accordance with the provisions of any indenture, contract or instrument evidencing, providing for the creation of or otherwise concerning such Material Indebtedness or (y) any Material Indebtedness shall have been required to be prepaid, repurchased, redeemed or defeased prior to the stated maturity thereof; or
(iii)    Any other event shall have occurred and be continuing which permits any holder or holders of any Material Indebtedness, any trustee or agent acting on behalf of such holder or holders or any other Person, to accelerate the maturity of any such Material Indebtedness or require any such Material Indebtedness to be prepaid, repurchased, redeemed or defeased prior to its stated maturity.
(e)    Voluntary Bankruptcy Proceeding. (A) The Borrower, any other Loan Party, any Eligible Property Subsidiary, any other Material Subsidiary or any other Subsidiaries of the Borrower having assets (including any Equity Interests in any direct or indirect subsidiaries) with a Fair Market Value greater than or equal to $40,000,000 in the aggregate shall: (i) commence a voluntary case under the Bankruptcy Code or other federal bankruptcy laws (as now or hereafter in effect); (ii) file a petition seeking to take advantage of any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding‑up, or composition or adjustment of debts; (iii) consent to, or fail to contest in a timely and appropriate manner, any petition filed against it in an involuntary case under such bankruptcy laws or other Applicable Laws or consent to any proceeding or action described in the immediately following subsection (f); (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign; (v) admit in writing its inability to pay its debts as they become due; (vi) make a general assignment for the benefit of creditors; (vii) make a conveyance fraudulent as to creditors under any Applicable Law; or (viii) take any corporate or partnership or other similar action for the purpose of effecting any of the foregoing or (B) the Borrower or any other Loan Party shall generally not pay its debts as such debts become due.
(f)    Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against the Borrower, any other Loan Party, any Eligible Property Subsidiary, any other Material Subsidiary or any other Subsidiaries of the Borrower having assets (including any Equity Interests in any direct or indirect subsidiaries) with a Fair Market Value greater than or equal to $40,000,000 in the aggregate in any court of competent jurisdiction seeking: (i) relief under the Bankruptcy Code or other federal bankruptcy laws (as now or hereafter in effect) or under any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding‑up, or composition or adjustment of debts; or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of such Person, or of all or any substantial part of the assets, domestic or foreign, of such Person, and in the case of either clause (i) or (ii), such case or proceeding shall continue undismissed or unstayed for a period of 60 consecutive days, or an order granting the remedy or other relief requested in such case or proceeding (including, but not limited to, an order for relief under such Bankruptcy Code or such other federal bankruptcy laws) shall be entered.
(g)    Revocation of Loan Documents. Any Loan Party shall (or shall attempt to) disavow, revoke or terminate any Loan Document to which it is a party (except for (i) release of a Subsidiary Guarantor pursuant to Section 7.13. or 7.14. and (ii) termination of any Loan Document in accordance with its terms) or shall otherwise challenge or contest any action, suit or proceeding in any court or before any Governmental Authority the validity or enforceability of any Loan Document or any Loan Document shall cease to be in full force and effect (except as a result of the express terms thereof).
(h)    Judgment. A judgment or order for the payment of money or for an injunction or other non-monetary relief shall be entered against the Borrower, any other Loan Party, or any other Subsidiary by any court or other tribunal and (i) such judgment or order shall continue for a period of 30 days without being paid, stayed or dismissed through appropriate appellate proceedings and (ii) either (A) the amount of such judgment or order for which insurance coverage has not been acknowledged in writing by the applicable insurance carrier (or the amount as to which the insurer has denied liability) exceeds, individually or together with all other such judgments or orders entered against the Borrower, any other Loan Party or any other Subsidiary, $25,000,000 or (B) in the case of an injunction or other non-monetary relief, such injunction or judgment or order could reasonably be expected to have a Material Adverse Effect.
(i)    Attachment. A warrant, writ of attachment, execution or similar process shall be issued against any property of the Borrower, any other Loan Party or any other Subsidiary, which exceeds, individually or together with all other such warrants, writs, executions and processes, $25,000,000 in amount and such warrant, writ, execution or process shall not be paid, discharged, vacated, stayed or bonded for a period of 30 days; provided, however, that if a bond has been issued in favor of the claimant or other Person obtaining such warrant, writ, execution or process, the issuer of such bond shall execute a waiver or subordination agreement in form and substance satisfactory to the Administrative Agent pursuant to which the issuer of such bond subordinates its right of reimbursement, contribution or subrogation to the Obligations and waives or subordinates any Lien it may have on the assets of the Borrower, any other Loan Party or any other Subsidiary.
(j)    ERISA.
(i)    Any ERISA Event shall have occurred that results or could reasonably be expected to result in liability to any member of the ERISA Group aggregating in excess of $25,000,000; or
(ii)    The “benefit obligation” of all Plans exceeds the “fair market value of plan assets” for such Plans by more than $25,000,000, all as determined, and with such terms defined, in accordance with FASB ASC 715.
(k)    Loan Documents. An Event of Default (as defined therein) shall occur under any of the other Loan Documents.
(l)    Change of Control/Change in Management.
(i)    Any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person will be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the Equity Interests of the Borrower entitled to vote in the election of members of the board of directors (or equivalent governing body) of the Borrower;
(ii)    During any period of 12 consecutive months ending after the Agreement Date, individuals who at the beginning of any such 12‑month period constituted the Board of Directors of the Borrower (together with any new directors whose election by such Board or whose nomination for election by the shareholders of the Borrower was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Borrower then in office;
(iii)    The Borrower shall fail to own and control, directly or indirectly, 100% of the outstanding Equity Interests of each Eligible Property Subsidiary, free and clear of any Liens (other than those Permitted Liens described in clause (h) of the definition of Permitted Liens); or
(iv)    From and after the Permitted UPREIT Reorganization, (x) the Parent shall cease to own and control, directly or indirectly, 100% of the outstanding Equity Interests of the Borrower, free and clear of any Liens or (y) the Parent, or a Wholly Owned Subsidiary of the Parent, shall cease to be the sole general partner of the Borrower or shall cease to have the sole and exclusive power to exercise all management and control over the Borrower.
(m)    Damage; Strike; Casualty. Any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than 30 consecutive days beyond the coverage period of any applicable business interruption insurance, the cessation or substantial curtailment of revenue producing activities of the Borrower, any other Loan Party, or any other Subsidiary taken as a whole and only if any such event or circumstance could reasonably be expected to have a Material Adverse Effect.

Section 10.2.	Remedies Upon Event of Default.
Upon the occurrence of an Event of Default the following provisions shall apply:
(a)    Acceleration; Termination of Term Loan Facility.
(i)    Automatic. Upon the occurrence of an Event of Default specified in Sections 10.1.(e) or 10.1.(f), (1)(A) the principal of, and all accrued interest on, the Loans and the Notes at the time outstanding and (B) all of the other Obligations, including, but not limited to, the other amounts owed to the Lenders and the Administrative Agent under this Agreement, the Notes or any of the other Loan Documents, in each case, shall become immediately and automatically due and payable without presentment, demand, protest, or other notice of any kind, all of which are expressly waived by the Borrower on behalf of itself and the other Loan Parties, and (2) the Commitments hereunder shall all immediately and automatically terminate.
(ii)    Optional. If any other Event of Default shall exist, the Administrative Agent may, and at the direction of the Requisite Lenders, shall: (1) declare (A) the principal of, and accrued interest on, the Loans and the Notes at the time outstanding and (B) all of the other Obligations, including, but not limited to, the other amounts owed to the Lenders and the Administrative Agent under this Agreement, the Notes or any of the other Loan Documents, in each case, to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Borrower on behalf of itself and the other Loan Parties, and (2) terminate the Commitments hereunder.
(b)    Loan Documents. The Requisite Lenders may direct the Administrative Agent to, and the Administrative Agent if so directed shall, exercise any and all of its rights under any and all of the other Loan Documents.
(c)    Applicable Law. The Requisite Lenders may direct the Administrative Agent to, and the Administrative Agent if so directed shall, exercise all other rights and remedies it may have under any Applicable Law.
(d)    Appointment of Receiver. To the extent permitted by Applicable Law, the Administrative Agent and the Lenders shall be entitled to the appointment of a receiver for the assets and properties of the Borrower and its Subsidiaries, without notice of any kind whatsoever and without regard to the adequacy of any security for the Obligations or the solvency of any party bound for its payment, to take possession of all or any portion of the property and/or the business operations of the Borrower and its Subsidiaries and to exercise such power as the court shall confer upon such receiver.
(e)    Remedies in Respect of Specified Derivatives Contracts and Specified Cash Management Agreements. Notwithstanding any other provision of this Agreement or other Loan Document, each Specified Derivatives Provider and Specified Cash Management Bank shall have the right, with prompt notice to the Administrative Agent, but without the approval or consent of or other action by the Administrative Agent or the Lenders, and without limitation of other remedies available to such Specified Derivatives Provider or Specified Cash Management Bank, as applicable, under contract or Applicable Law, to undertake any of the following: (a) in the case of a Specified Derivatives Provider, to declare an event of default, termination event or other similar event under any Specified Derivatives Contract and to create an “Early Termination Date” (as defined therein) in respect thereof, (b) in the case of a Specified Derivatives Provider, to determine net termination amounts in respect of any and all Specified Derivatives Contracts in accordance with the terms thereof, and to set off amounts among such contracts, (c) in the case of a Specified Derivatives Provider, to set off or proceed against deposit account balances, securities account balances and other property and amounts held by such Specified Derivatives Provider and (d) to prosecute any legal action against the Borrower, any Loan Party or other Subsidiary to enforce or collect net amounts owing to such Specified Derivatives Provider or Specified Cash Management Bank, as applicable, pursuant to any Specified Derivatives Contract or Specified Cash Management Agreement, as applicable.

Section 10.3.	Remedies Upon Default.
Upon the occurrence of a Default specified in Section 10.1.(f), the Commitments shall immediately and automatically terminate.

Section 10.4.	Marshaling; Payments Set Aside.
No Lender Party shall be under any obligation to marshal any assets in favor of any Loan Party or any other party or against or in payment of any or all of the Guaranteed Obligations. To the extent that any Loan Party makes a payment or payments to a Lender Party, or a Lender Party enforces its security interest or exercises its right of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the Guaranteed Obligations, or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

Section 10.5.	Allocation of Proceeds.
If an Event of Default exists, all payments received by the Administrative Agent (or any Lender as a result of its exercise of remedies permitted under Section 12.3.) under any of the Loan Documents in respect of any Guaranteed Obligations shall be applied in the following order and priority:
(i)    to payment of that portion of the Guaranteed Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such;
(ii)    to payment of that portion of the Guaranteed Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders under the Loan Documents, including attorney fees, ratably among the Lenders in proportion to the respective amounts described in this clause (ii) payable to them;
(iii)    [reserved];
(iv)    to payment of that portion of the Guaranteed Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause (iv) payable to them;
(v)    [reserved];
(vi)    to payment of that portion of the Guaranteed Obligations constituting unpaid principal of the Loans and payment obligations then owing under Specified Derivatives Contracts and Specified Cash Management Agreements, ratably among the Lenders, the Specified Derivatives Providers and the Specified Cash Management Banks in proportion to the respective amounts described in this clause (vi) payable to them; and
(vii)    the balance, if any, after all of the Guaranteed Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Applicable Law.
Notwithstanding the foregoing, Guaranteed Obligations arising under Specified Cash Management Agreements and Specified Derivatives Contracts shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Specified Cash Management Bank or Specified Derivatives Provider, as the case may be. Each Specified Cash Management Bank or Specified Derivatives Provider not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article XI. for itself and its Affiliates as if a “Lender” party hereto.

Section 10.6.	[Reserved].

Section 10.7.	Rescission of Acceleration by Requisite Lenders.
If at any time after acceleration of the maturity of the Loans and the other Obligations, the Borrower shall pay all arrears of interest and all payments on account of principal of the Obligations which shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by Applicable Law, on overdue interest, at the rates specified in this Agreement) and all Events of Default and Defaults (other than nonpayment of principal of and accrued interest on the Obligations due and payable solely by virtue of acceleration) shall become remedied or waived to the satisfaction of the Requisite Lenders, then by written notice to the Borrower, the Requisite Lenders may elect, in the sole discretion of such Requisite Lenders, to rescind and annul the acceleration and its consequences. The provisions of the preceding sentence are intended merely to bind all of the Lenders to a decision which may be made at the election of the Requisite Lenders, and are not intended to benefit the Borrower and do not give the Borrower the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are satisfied.

Section 10.8.	Performance by Administrative Agent.
If the Borrower or any other Loan Party shall fail to perform any covenant, duty or agreement contained in any of the Loan Documents, the Administrative Agent may, after notice to the Borrower, perform or attempt to perform such covenant, duty or agreement on behalf of the Borrower or such other Loan Party after the expiration of any cure or grace periods set forth herein. In such event, the Borrower shall, at the request of the Administrative Agent, promptly pay any amount reasonably expended by the Administrative Agent in such performance or attempted performance to the Administrative Agent, together with interest thereon at the applicable Post-Default Rate from the date of such expenditure until paid. Notwithstanding the foregoing, neither the Administrative Agent nor any Lender shall have any liability or responsibility whatsoever for the performance of any obligation of the Borrower under this Agreement or any other Loan Document.

Section 10.9.	Rights Cumulative.
(a)    Generally. The rights and remedies of the Administrative Agent and the Lenders under this Agreement and each of the other Loan Documents, of the Specified Derivatives Providers under the Specified Derivatives Contracts, and of the Specified Cash Management Banks under the Specified Cash Management Agreements, shall be cumulative and not exclusive of any rights or remedies which any of them may otherwise have under Applicable Law. In exercising their respective rights and remedies the Administrative Agent, the Lenders, the Specified Derivatives Providers and the Specified Cash Management Banks may be selective and no failure or delay by any such Lender Party in exercising any right shall operate as a waiver of it, nor shall any single or partial exercise of any power or right preclude its other or further exercise or the exercise of any other power or right.
(b)    Enforcement by Administrative Agent. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Article X. for the benefit of all the Lenders; provided that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (ii) any Specified Derivatives Provider or Specified Cash Management Bank from exercising the rights and remedies that inure to its benefit under any Specified Derivatives Contract or Specified Cash Management Agreement, as applicable, (iii) any Lender from exercising setoff rights in accordance with Section 12.3. (subject to the terms of Section 3.3.), or (iv) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (x) the Requisite Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Article X. and (y) in addition to the matters set forth in clauses (ii), (iii) and (iv) of the preceding proviso and subject to Section 3.3., any Lender may, with the consent of the Requisite Lenders, enforce any rights and remedies available to it and as authorized by the Requisite Lenders.
ARTICLE XI.    The Administrative Agent

Section 11.1.	Appointment and Authorization.
Each Lender hereby irrevocably appoints and authorizes the Administrative Agent to take such action as contractual representative on such Lender’s behalf and to exercise such powers under this Agreement and the other Loan Documents as are specifically delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Not in limitation of the foregoing, each Lender authorizes and directs the Administrative Agent to enter into the Loan Documents for the benefit of the Lenders. Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by the Requisite Lenders in accordance with the provisions of this Agreement or the Loan Documents, and the exercise by the Requisite Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. Nothing herein shall be construed to deem the Administrative Agent a trustee or fiduciary for any Lender or to impose on the Administrative Agent duties or obligations other than those expressly provided for herein. Without limiting the generality of the foregoing, the use of the terms “Agent”, “Administrative Agent”, “agent” and similar terms in the Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, use of such terms is merely a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The Administrative Agent shall deliver or otherwise make available to each Lender, promptly upon receipt thereof by the Administrative Agent, copies of each of the financial statements, certificates, notices and other documents delivered to the Administrative Agent pursuant to Article VIII. that the Borrower is not otherwise required to deliver directly to the Lenders. The Administrative Agent will furnish to any Lender, upon the request of such Lender, a copy (or, where appropriate, an original) of any document, instrument, agreement, certificate or notice furnished to the Administrative Agent by the Borrower, any other Loan Party or any other Affiliate of the Borrower, pursuant to this Agreement or any other Loan Document not already delivered or otherwise made available to such Lender pursuant to the terms of this Agreement or any such other Loan Document. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of any of the Obligations), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders (or all of the Lenders if explicitly required under any other provision of this Agreement), and such instructions shall be binding upon all Lenders and all holders of any of the Obligations; provided, however, that, notwithstanding anything in this Agreement to the contrary, the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement or any other Loan Document or Applicable Law. Not in limitation of the foregoing, the Administrative Agent may exercise any right or remedy it or the Lenders may have under any Loan Document upon the occurrence of a Default or an Event of Default unless the Requisite Lenders have directed the Administrative Agent otherwise. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Requisite Lenders, or where applicable, all the Lenders. The Lenders hereby authorize the Administrative Agent to release any Guarantor from the Guaranty (i) in the case of a Subsidiary Guarantor, upon satisfaction of the conditions to release set forth in Section 7.13. or Section 7.14.; (ii) if approved, authorized or ratified in writing by the Requisite Lenders or all of the Lenders hereunder, as required under the circumstances; or (iii) on the Termination Date. In connection with any such release of a Guarantor pursuant to the preceding sentence, the Administrative Agent shall (and is hereby irrevocably authorized by each Lender to) execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release (any execution and delivery of such documents being without recourse to or warranty by the Administrative Agent).

Section 11.2.	Administrative Agent as Lender.
The Lender acting as Administrative Agent shall have the same rights and powers as a Lender, a Specified Derivatives Provider or a Specified Cash Management Bank, as the case may be, under this Agreement, any other Loan Document, any Specified Derivatives Contract or any Specified Cash Management Agreement, as the case may be, as any other Lender, Specified Derivatives Provider or any Specified Cash Management Bank and may exercise the same as though it were not the Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include the Lender acting as Administrative Agent in each case in its individual capacity. Such Lender and its Affiliates may each accept deposits from, maintain deposits or credit balances for, invest in, lend money to, act as trustee under indentures of, serve as financial advisor to, and generally engage in any kind of business with the Borrower, any other Loan Party or any other Affiliate thereof as if it were any other bank and without any duty to account therefor to the other Lenders, any Specified Derivatives Providers or any Specified Cash Management Banks. Further, the Administrative Agent and any Affiliate may accept fees and other consideration from the Borrower for services in connection with this Agreement, any Specified Derivatives Contract or any Specified Cash Management Agreement, or otherwise without having to account for the same to the other Lenders, any Specified Derivatives Providers or any Specified Cash Management Banks. The Lenders acknowledge that, pursuant to such activities, the Lender acting as Administrative Agent or its Affiliates may receive information regarding the Borrower, other Loan Parties, other Subsidiaries and other Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them.

Section 11.3.	Approvals of Lenders.
All communications from the Administrative Agent to any Lender requesting such Lender’s determination, consent or approval (a) shall be given in the form of a written notice to such Lender, (b) shall be accompanied by a description of the matter or issue as to which such determination, consent or approval is requested, or shall advise such Lender where information, if any, regarding such matter or issue may be inspected, or shall otherwise describe the matter or issue to be resolved and (c) shall include, if reasonably requested by such Lender and to the extent not previously provided to such Lender, written materials provided to the Administrative Agent by the Borrower in respect of the matter or issue to be resolved. Unless a Lender shall give written notice to the Administrative Agent that it specifically objects to the requested determination, consent or approval within 10 Business Days (or such lesser or greater period as may be specifically required under the express terms of the Loan Documents) of receipt of such communication, such Lender shall be deemed to have conclusively approved such requested determination, consent or approval.

Section 11.4.	Notice of Events of Default.
The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing with reasonable specificity such Default or Event of Default and stating that such notice is a “notice of default.” If any Lender (excluding the Lender which is also serving as the Administrative Agent) becomes aware of any Default or Event of Default, it shall promptly send to the Administrative Agent such a “notice of default”; provided, a Lender’s failure to provide such a “notice of default” to the Administrative Agent shall not result in any liability of such Lender to any other party to any of the Loan Documents. Further, if the Administrative Agent receives such a “notice of default,” the Administrative Agent shall give prompt notice thereof to the Lenders.

Section 11.5.	Administrative Agent’s Reliance.
Notwithstanding any other provisions of this Agreement or any other Loan Documents, neither the Administrative Agent nor any of its Related Parties shall be liable for any action taken or not taken by it under or in connection with this Agreement or any other Loan Document, except for its or their own gross negligence or willful misconduct in connection with its duties expressly set forth herein or therein as determined by a court of competent jurisdiction in a final non‑appealable judgment. Without limiting the generality of the foregoing, the Administrative Agent may consult with legal counsel (including its own counsel or counsel for the Borrower or any other Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts. Neither the Administrative Agent nor any of its Related Parties: (a) makes any warranty or representation to any Lender or any other Person, or shall be responsible to any Lender or any other Person for any statement, warranty or representation made or deemed made by the Borrower, any other Loan Party or any other Person in or in connection with this Agreement or any other Loan Document; (b) shall have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Loan Document or the satisfaction of any conditions precedent under this Agreement or any Loan Document on the part of the Borrower or other Persons, or to inspect the property, books or records of the Borrower or any other Person; (c) shall be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document, any other instrument or document furnished pursuant thereto or any collateral covered thereby or the perfection or priority of any Lien in favor of the Administrative Agent on behalf of the Lender Parties in any such collateral; (d) shall have any liability in respect of any recitals, statements, certifications, representations or warranties contained in any of the Loan Documents or any other document, instrument, agreement, certificate or statement delivered in connection therewith; and (e) shall incur any liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telephone, telecopy or electronic mail) believed by it to be genuine and signed, sent or given by the proper party or parties. The Administrative Agent may execute any of its duties under the Loan Documents by or through agents, employees or attorneys-in-fact and shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct in the selection of such agent or attorney-in-fact as determined by a court of competent jurisdiction in a final non-appealable judgment.

Section 11.6.	Indemnification of Administrative Agent.
Each Lender agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) pro rata in accordance with such Lender’s respective Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits and reasonable out-of-pocket costs and expenses of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against the Administrative Agent (in its capacity as Administrative Agent but not as a Lender) in any way relating to or arising out of the Loan Documents, any transaction contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under the Loan Documents (collectively, “Indemnifiable Amounts”); provided, however, that no Lender shall be liable for any portion of such Indemnifiable Amounts to the extent resulting from the Administrative Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment; provided, further, that no action taken in accordance with the directions of the Requisite Lenders (or all of the Lenders, if expressly required hereunder) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limiting the generality of the foregoing, each Lender agrees to reimburse the Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) promptly upon demand for its Pro Rata Share (determined as of the time that the applicable reimbursement is sought) of any out‑of‑pocket expenses (including the reasonable fees and expenses of the counsel to the Administrative Agent) incurred by the Administrative Agent in connection with the preparation, negotiation, execution, administration, or enforcement (whether through negotiations, legal proceedings, or otherwise) of, or legal advice with respect to the rights or responsibilities of the parties under, the Loan Documents, any suit or action brought by the Administrative Agent to enforce the terms of the Loan Documents and/or collect any Obligations, any “lender liability” suit or claim brought against the Administrative Agent and/or the Lenders, and any claim or suit brought against the Administrative Agent and/or the Lenders arising under any Environmental Laws. Such out‑of‑pocket expenses (including counsel fees) shall be advanced by the Lenders on the request of the Administrative Agent notwithstanding any claim or assertion that the Administrative Agent is not entitled to indemnification hereunder upon receipt of an undertaking by the Administrative Agent that the Administrative Agent will reimburse the Lenders if it is actually and finally determined by a court of competent jurisdiction that the Administrative Agent is not so entitled to indemnification. The agreements in this Section shall survive the payment of the Loans and all other Obligations and the termination of this Agreement. If the Borrower shall reimburse the Administrative Agent for any Indemnifiable Amount following payment by any Lender to the Administrative Agent in respect of such Indemnifiable Amount pursuant to this Section, the Administrative Agent shall share such reimbursement on a ratable basis with each Lender making any such payment.

Section 11.7.	Lender Credit Decision, Etc.
Each of the Lenders expressly acknowledges and agrees that neither the Administrative Agent nor any of its Related Parties has made any representations or warranties to such Lender and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Borrower, any other Loan Party or any other Subsidiary or Affiliate, shall be deemed to constitute any such representation or warranty by the Administrative Agent to any Lender. Each of the Lenders acknowledges that it has made its own credit and legal analysis and decision to enter into this Agreement and the transactions contemplated hereby, independently and without reliance upon the Administrative Agent, the Titled Agents (as defined in Section 11.9.), any other Lender or counsel to the Administrative Agent, or any of their respective Related Parties, and based on the financial statements of the Borrower, the other Loan Parties, the other Subsidiaries and other Affiliates, and inquiries of such Persons, its independent due diligence of the business and affairs of the Borrower, the other Loan Parties, the other Subsidiaries and other Persons, its review of the Loan Documents, the legal opinions required to be delivered to it hereunder, the advice of its own counsel and such other documents and information as it has deemed appropriate. Each of the Lenders also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Titled Agents (as defined in Section 11.9.), any other Lender or counsel to the Administrative Agent or any of their respective Related Parties, and based on such review, advice, documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under the Loan Documents. The Administrative Agent shall not be required to keep itself informed as to the performance or observance by the Borrower or any other Loan Party of the Loan Documents or any other document referred to or provided for therein or to inspect the properties or books of, or make any other investigation of, the Borrower, any other Loan Party or any other Subsidiary. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent under this Agreement or any of the other Loan Documents, the Administrative Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrower, any other Loan Party or any other Affiliate thereof which may come into possession of the Administrative Agent or any of its Related Parties. Each of the Lenders acknowledges that the Administrative Agent’s legal counsel in connection with the transactions contemplated by this Agreement is only acting as counsel to the Administrative Agent and is not acting as counsel to any Lender.

Section 11.8.	Successor Administrative Agent.
The Administrative Agent may resign at any time as Administrative Agent under the Loan Documents by giving written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor Administrative Agent which appointment shall, provided no Default or Event of Default exists, be subject to the Borrower’s approval, which approval shall not be unreasonably withheld or delayed (except that the Borrower shall, in all events, be deemed to have approved each Lender and any of its Affiliates as a successor Administrative Agent). If no successor Administrative Agent shall have been so appointed in accordance with the immediately preceding sentence, and shall have accepted such appointment, within 30 days after the current Administrative Agent’s giving of notice of resignation, then the current Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be an Eligible Assignee (but in no event shall any such successor Administrative Agent be a Defaulting Lender or an Affiliate of a Defaulting Lender); provided that if the Administrative Agent shall notify the Borrower and the Lenders that no Lender has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made to each Lender directly, until such time as a successor Administrative Agent has been appointed as provided for above in this Section; provided, further that such Lenders so acting directly shall be and be deemed to be protected by all indemnities and other provisions herein for the benefit and protection of the Administrative Agent as if each such Lender were itself the Administrative Agent. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the current Administrative Agent, and the current Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. After any Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article XI. shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Loan Documents. Notwithstanding anything contained herein to the contrary, the Administrative Agent may assign its rights and duties under the Loan Documents to any of its Affiliates by giving the Borrower and each Lender prior written notice.

Section 11.9.	Titled Agents.
Each of the Arrangers, Syndication Agents and Documentation Agents (each a “Titled Agent”) in each such respective capacity, assumes no responsibility or obligation hereunder, including, without limitation, for servicing, enforcement or collection of any of the Loans, nor any duties as an agent hereunder for the Lenders. The titles given to the Titled Agents are solely honorific and imply no fiduciary responsibility on the part of the Titled Agents to the Administrative Agent, any Lender, the Borrower or any other Loan Party and the use of such titles does not impose on the Titled Agents any duties or obligations greater than those of any other Lender or entitle the Titled Agents to any rights other than those to which any other Lender is entitled.

Section 11.10.	Specified Derivatives Contracts and Specified Cash Management Agreements.
No Specified Cash Management Bank or Specified Derivatives Provider that obtains the benefits of Section 10.5. by virtue of the provisions hereof or of any Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of any Loan Document other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Specified Cash Management Agreements and Specified Derivatives Contracts unless the Administrative Agent has received written notice of such Specified Cash Management Agreements and Specified Derivatives Contracts, together with such supporting documentation as the Administrative Agent may request, from the applicable Specified Cash Management Bank or Specified Derivatives Provider, as the case may be.

Section 11.11.	Additional ERISA Matters.
(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)	such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans or the Commitments;

(ii)
the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement;

(iii)
(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement; or

(iv)	such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that:

(i)
none of the Administrative Agent or any Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto);

(ii)
the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E);

(iii)
the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations);

(iv)
the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is a fiduciary under ERISA or the Internal Revenue Code, or both, with respect to the Loans, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder; and

(v)
no fee or other compensation is being paid directly to the Administrative Agent or any Arranger or any of their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Commitments or this Agreement.

(c)The Administrative Agent and each Arranger hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, or the Commitments for an amount less than the amount being paid for an interest in the Loans, or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.
ARTICLE XII.    Miscellaneous

Section 12.1.	Notices.
Unless otherwise provided herein (including, without limitation, as provided in Section 8.5.), communications provided for hereunder shall be in writing and shall be mailed, telecopied, or delivered as follows:
If to the Borrower:
National Health Investors, Inc.
225 Robert Rose Drive
Murfreesboro, TN 37129
Attention: Eric Mendelsohn, Chief Executive Officer
Telephone Number: (615) 203-6272
If to the Administrative Agent:
Wells Fargo Bank, National Association
301 S. College Street, 14th Floor
Charlotte, NC 28202
Attn: Darin Mullis
Telephone: (704) 715-4361
If to the Administrative Agent under Article II.:
Wells Fargo Bank, National Association
MAC D1109-019
1525 West W.T. Harris Blvd
Charlotte, NC 28262
Attn: Syndication Agency Services
Telephone: (704) 590-2703
If to any other Lender:
To such Lender’s address or telecopy number as set forth in the applicable Administrative Questionnaire or, as to each party at such other address as shall be designated by such party in a written notice to the other parties delivered in compliance with this Section; provided, that a Lender shall only be required to give notice of any such other address to the Administrative Agent and the Borrower. All such notices and other communications shall be effective (i) if mailed, upon the first to occur of receipt or the expiration of 3 days after the deposit in the United States Postal Service mail, postage prepaid and addressed to the address of the Borrower or the Administrative Agent and Lenders at the addresses specified; (ii) if telecopied, when transmitted; (iii) if hand delivered or sent by overnight courier, when delivered; or (iv) if delivered in accordance with Section 8.5. to the extent applicable; provided, however, that, in the case of the immediately preceding clauses (i), (ii) and (iii), non-receipt of any communication as of the result of any change of address of which the sending party was not notified or as the result of a refusal to accept delivery shall be deemed receipt of such communication. Notwithstanding the immediately preceding sentence, all notices or communications to the Administrative Agent or any Lender under Article II. shall be effective only when actually received. None of the Administrative Agent or any Lender shall incur any liability to any Loan Party (nor shall the Administrative Agent incur any liability to the Lenders) for acting upon any telephonic notice referred to in this Agreement which the Administrative Agent or such Lender, as the case may be, believes in good faith to have been given by a Person authorized to deliver such notice or for otherwise acting in good faith hereunder. Failure of a Person designated to receive a copy of a notice to receive such copy shall not affect the validity of notice properly given to another Person.

Section 12.2.	Expenses.
The Borrower agrees (a) to pay or reimburse each of the Administrative Agent and each Arranger, from time to time on demand, upon presentation of a summary statement, for all of its reasonable out-of-pocket costs and expenses incurred in connection with the preparation, negotiation and execution of, and any amendment, supplement or modification to, any of the Loan Documents (including due diligence expenses), and the consummation of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to the Administrative Agent and all costs and expenses of the Administrative Agent in connection with the use of IntraLinks, SyndTrak or other similar information transmission systems in connection with the Loan Documents and of the Administrative Agent in connection with the reasonable fees and disbursements of counsel to the Administrative Agent relating to all such activities, (b) to pay or reimburse the Administrative Agent and the Lenders for all their reasonable costs and expenses incurred in connection with the enforcement or preservation of any rights under the Loan Documents, including the reasonable fees and disbursements of their respective counsel (including the allocated fees and expenses of in-house counsel) and any payments in indemnification or otherwise payable by the Lenders to the Administrative Agent pursuant to the Loan Documents, (c) to pay, and indemnify and hold harmless the Administrative Agent and the Lenders from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any failure to pay or delay in paying, documentary, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of any of the Loan Documents, or consummation of any amendment, supplement or modification of, or any waiver or consent under or in respect of, any Loan Document and (d) to the extent not already covered by any of the preceding subsections, to pay or reimburse the fees and disbursements of counsel to the Administrative Agent or any Lender incurred in connection with the representation of the Administrative Agent or such Lender in any matter relating to or arising out of any bankruptcy or other proceeding of the type described in Sections 10.1.(e) or 10.1.(f), including, without limitation, (i) any motion for relief from any stay or similar order, (ii) the negotiation, preparation, execution and delivery of any document relating to the Obligations and (iii) the negotiation and preparation of any debtor‑in‑possession financing or any plan of reorganization of the Borrower or any other Loan Party, whether proposed by the Borrower, such Loan Party, the Lenders or any other Person, and whether such fees and expenses are incurred prior to, during or after the commencement of such proceeding or the confirmation or conclusion of any such proceeding. Notwithstanding the foregoing, the obligation to reimburse the Administrative Agent, the Arrangers and the Lenders for fees and expenses of counsel in connection with the matters described in the foregoing clauses (a), (c) and (d) shall be limited to the reasonable out-of-pocket costs and expenses of one primary counsel identified by the Administrative Agent, and, if necessary, one specialty counsel in each relevant specialty, one local counsel in each relevant local jurisdiction, and, in the case of an actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction to the affected Lender Parties similarly situated. If the Borrower shall fail to pay any amounts required to be paid by it pursuant to this Section within 15 days after written invoice therefor is received by the Borrower, the Administrative Agent and/or the Lenders may pay such amounts on behalf of the Borrower and such amounts shall be deemed to be Obligations owing hereunder.

Section 12.3.	Setoff.
Subject to Section 3.3. and in addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, the Borrower hereby authorizes the Administrative Agent, each Lender, each Affiliate of the Administrative Agent or any Lender, and each Participant, at any time or from time to time while an Event of Default exists, without notice to the Borrower or to any other Person, any such notice being hereby expressly waived, but in the case of a Lender, an Affiliate of a Lender, or a Participant, subject to receipt of the prior written consent of the Requisite Lenders exercised in their sole discretion, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Administrative Agent, such Lender, any Affiliate of the Administrative Agent or such Lender, or such Participant, to or for the credit or the account of the Borrower against and on account of any of the Obligations, irrespective of whether or not any or all of the Loans and all other Obligations have been declared to be, or have otherwise become, due and payable as permitted by Section 10.2., and although such Obligations shall be contingent or unmatured. Notwithstanding anything to the contrary in this Section, if any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 3.9. and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (y) such Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each of the Administrative Agent and each Lender, each Affiliate of the Administrative Agent or any Lender, and each Participant agrees promptly to notify the Borrower after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

Section 12.4.	Litigation; Jurisdiction; Other Matters; Waivers.
(a)    EACH PARTY HERETO ACKNOWLEDGES THAT ANY DISPUTE OR CONTROVERSY BETWEEN OR AMONG THE BORROWER, THE ADMINISTRATIVE AGENT OR ANY OF THE LENDERS WOULD BE BASED ON DIFFICULT AND COMPLEX ISSUES OF LAW AND FACT AND WOULD RESULT IN DELAY AND EXPENSE TO THE PARTIES. ACCORDINGLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE LENDERS, THE ADMINISTRATIVE AGENT AND THE BORROWER HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST ANY PARTY HERETO ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR BY REASON OF ANY OTHER SUIT, CAUSE OF ACTION OR DISPUTE WHATSOEVER BETWEEN OR AMONG THE BORROWER, THE ADMINISTRATIVE AGENT OR ANY OF THE LENDERS OF ANY KIND OR NATURE RELATING TO ANY OF THE LOAN DOCUMENTS.
(b)    THE BORROWER IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION. EACH PARTY FURTHER WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM AND EACH AGREES NOT TO PLEAD OR CLAIM THE SAME.
(c)    THE BORROWER HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS AND COMPLAINT, OR OTHER PROCESS OR PAPERS ISSUED THEREIN, AND AGREES THAT SERVICE OF SUCH SUMMONS AND COMPLAINT, OR OTHER PROCESS OR PAPERS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO THE BORROWER AT ITS ADDRESS FOR NOTICES PROVIDED FOR HEREIN. SHOULD THE BORROWER FAIL TO APPEAR OR ANSWER ANY SUMMONS, COMPLAINT, PROCESS OR PAPERS SO SERVED WITHIN 30 DAYS AFTER THE MAILING THEREOF, THE BORROWER SHALL BE DEEMED IN DEFAULT AND AN ORDER AND/OR JUDGMENT MAY BE ENTERED AGAINST IT AS DEMANDED OR PRAYED FOR IN SUCH SUMMONS, COMPLAINT, PROCESS OR PAPERS.
(d)    THE PROVISIONS OF THIS SECTION HAVE BEEN CONSIDERED BY EACH PARTY WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE LOANS AND ALL OTHER AMOUNTS PAYABLE HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS AND THE TERMINATION OF THIS AGREEMENT.

Section 12.5.	Successors and Assigns.
(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder or under any other Loan Document without the prior written consent of the Administrative Agent and each Lender except in connection with the Permitted UPREIT Reorganization, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of the immediately following subsection (b), (ii) by way of participation in accordance with the provisions of the immediately following subsection (d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of the immediately following subsection (e) (and, subject to the last sentence of the immediately following subsection (b), any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in the immediately following subsection (d) and, to the extent expressly contemplated hereby, the Related Parties of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement. The parties hereby agree that MLPF&S in its capacity as an Arranger and joint bookrunner may, without notice to the Borrower, assign its rights and obligations in such capacities under this Agreement to any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Agreement.
(b)    Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Term Loan Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts.
(A)    in the case of an assignment of the entire remaining amount of an assigning Lender’s Term Loans at the time owing to it, or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)    in any case not described in the immediately preceding subsection (A), the principal outstanding balance of the Term Loan subject to such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $1,000,000, unless each of the Administrative Agent and, so long as no Default or Event of Default shall exist, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that if, after giving effect to such assignment, the outstanding principal balance of the Loans of such assigning Lender would be less than $1,000,000, then such assigning Lender shall assign the entire amount of the Loans at the time owing to it.
(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan assigned.
(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by clause (i)(B) of this subsection (b) and, in addition:
(A)    the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) a Default or Event of Default shall exist at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof and provided, further, that the Borrower’s consent shall not be required during the primary syndication of the Term Loan Facility; and
(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of a Term Loan to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund with respect to a Lender.
(iv)    Assignment and Assumption; Notes. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $4,500 (or $7,500 in the event that such transferor Lender is a Defaulting Lender) for each assignment (which fee the Administrative Agent may, in its sole discretion, elect to waive), and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. If requested by the transferor Lender or the assignee, upon the consummation of any assignment, the transferor Lender, the Administrative Agent and the Borrower shall make appropriate arrangements so that, to the extent requested by the assignees or transferor Lender, new Notes are issued to the assignee and such transferor Lender, as appropriate.
(v)    No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or to any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary thereof.
(vi)    No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).
(vii)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each other Lender hereunder (and interest accrued thereon). Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to the immediately following subsection (c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 4.4., 12.2. and 12.9. and the other provisions of this Agreement and the other Loan Documents as provided in Section 12.10. with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with the immediately following subsection (d).
(c)    Register. The Administrative Agent, acting solely for this purpose as a non‑fiduciary agent of the Borrower, shall maintain at the Principal Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to (w) increase such Lender’s Commitment, (x) extend the date fixed for the payment of principal on the Loans or portions thereof owing to such Lender, (y) reduce the rate at which interest is payable thereon (other than a waiver of default interest and changes in calculation of the Leverage Ratio that may indirectly affect pricing) or (z) release any Guarantor from its Obligations under the Guaranty except as contemplated by Sections 7.13. and 7.14., in each case, as applicable to that portion of such Lender’s rights and/or obligations that are subject to the participation. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.10., 4.1. and 4.4. (subject to the requirements and limitations therein, including the requirements under Section 3.10.(g) (it being understood that the documentation required under Section 3.10.(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 3.9.(h) or 4.6. as if it were an assignee under subsection (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 3.10. or 4.1., with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Regulatory Change that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.9.(h) or 4.6. with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.3. as though it were a Lender; provided that such Participant agrees to be subject to Section 3.3. as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(f)    No Registration. Each Lender agrees that, without the prior written consent of the Borrower and the Administrative Agent, it will not make any assignment hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Loan or Note under the Securities Act or any other securities laws of the United States of America or of any other jurisdiction.
(g)    USA Patriot Act Notice; Compliance. In order for the Administrative Agent to comply with “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act, prior to any Lender that is organized under the laws of a jurisdiction outside of the United States of America becoming a party hereto, the Administrative Agent may request, and such Lender shall provide to the Administrative Agent, its name, address, tax identification number and/or such other identification information as shall be necessary for the Administrative Agent to comply with federal law.

Section 12.6.	Amendments and Waivers.
(a)    Generally. Except as otherwise expressly provided in this Agreement, (i) any consent or approval required or permitted by this Agreement or any other Loan Document to be given by the Lenders may be given, (ii) any term of this Agreement or of any other Loan Document may be amended, (iii) the performance or observance by the Borrower, any other Loan Party or any other Subsidiary of any terms of this Agreement or such other Loan Document may be waived, and (iv) the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Requisite Lenders (or the Administrative Agent at the written direction of the Requisite Lenders), and, in the case of an amendment to any Loan Document, the written consent of each Loan Party which is party thereto. Subject to the immediately following subsection (b), any term of this Agreement or of any other Loan Document relating to the rights or obligations of the Lenders, and not any other Lenders, may be amended, and the performance or observance by the Borrower or any other Loan Party or any Subsidiary of any such terms may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Requisite Lenders (and, in the case of an amendment to any Loan Document, the written consent of each Loan Party a party thereto). Notwithstanding anything to the contrary contained in this Section, a Fee Letter may only be amended, and the performance or observance by any Loan Party thereunder may only be waived, in a writing executed by the parties thereto.
(b)    Additional Lender Consents. In addition to the foregoing requirements, no amendment, waiver or consent shall:
(i)    increase, extend or reinstate the Commitments of a Lender or subject a Lender to any additional obligations without the written consent of such Lender;
(ii)    reduce the principal of, or interest that has accrued or the rates of interest that will be charged (subject to the last sentence of Section 12.6.(d)) on the outstanding principal amount of, any Loans or other Obligations (other than a waiver of default interest and changes in calculation of the Leverage Ratio that may indirectly affect pricing) without the written consent of each Lender directly affected thereby; provided, however, that only the written consent of the Requisite Lenders shall be required (x) for the waiver of interest payable at the Post-Default Rate, retraction of the imposition of interest at the Post‑Default Rate and amendment of the definition of “Post-Default Rate” and (y) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or to reduce any fee payable hereunder;
(iii)    reduce the amount of any Fees payable to a Lender without the written consent of such Lender;
(iv)    modify the definition of “Termination Date”, or otherwise postpone any date fixed for, or forgive, any payment of principal of, or interest on, any Term Loans or for the payment of Fees or any other Obligations owing to the Lenders, in each case, without the written consent of each Lender;
(v)    [reserved];
(vi)    modify the definition of “Pro Rata Share” or amend or otherwise modify the provisions of Section 3.2. or Section 10.5. without the written consent of each Lender;
(vii)    amend subsection (a) or this subsection (b) of this Section 12.6. or amend the definitions of the terms used in this Agreement or the other Loan Documents insofar as such definitions affect the substance of this Section without the written consent of each Lender;
(viii)    modify the definition of the term “Requisite Lenders” or modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof without the written consent of each Lender; or
(ix)    release any Guarantor from its obligations under the Guaranty (except as contemplated by Sections 7.13. and 7.14.) without the written consent of each Lender.
(c)    Amendment of Administrative Agent’s Duties, Etc. No amendment, waiver or consent unless in writing and signed by the Administrative Agent, in addition to the Lenders required hereinabove to take such action, shall affect the rights or duties of the Administrative Agent under this Agreement or any of the other Loan Documents or modify Section 11.11. Any amendment, waiver or consent with respect to any Loan Document that (i) diminishes the rights of a Specified Derivatives Provider or a Specified Cash Management Bank in a manner or to an extent dissimilar to that affecting the Lenders or (ii) increases the liabilities or obligations of a Specified Derivatives Provider or a Specified Cash Management Bank shall, in addition to the Lenders required hereinabove to take such action, require the consent of the Lender that is (or having an Affiliate that is) such Specified Derivatives Provider or such Specified Cash Management Bank, as applicable. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitments of any Defaulting Lender may not be increased, reinstated or extended without the written consent of such Defaulting Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the written consent of such Defaulting Lender. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon and any amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose set forth therein. No course of dealing or delay or omission on the part of the Administrative Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. Any Event of Default occurring hereunder shall continue to exist until such time as such Event of Default is waived in writing in accordance with the terms of this Section, notwithstanding any attempted cure or other action by the Borrower, any other Loan Party or any other Person subsequent to the occurrence of such Event of Default. Except as otherwise explicitly provided for herein or in any other Loan Document, no notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.
(d)    Technical Amendments. Notwithstanding anything to the contrary in this Section 12.6., if the Administrative Agent and the Borrower have jointly identified an ambiguity, omission, mistake or defect in any provision of this Agreement or an inconsistency between provisions of this Agreement, the Administrative Agent and the Borrower shall be permitted to amend such provision or provisions to cure such ambiguity, omission, mistake, defect or inconsistency so long as to do so would not adversely affect the interests of the Lenders. Any such amendment shall become effective without any further action or consent of any of other party to this Agreement. Notwithstanding the foregoing, the Administrative Agent and the Borrower may, without the consent of any Lender, (x) enter into amendments or modifications to this Agreement or any of the other Loan Documents or (y) enter into additional Loan Documents, in each case, as the Administrative Agent reasonably deems appropriate in order to implement any Replacement Rate or otherwise effectuate the terms of Section 4.2.(b) in accordance with the terms of Section 4.2.(b).
(e)    Amendments for Incremental Facilities, Permitted UPREIT Reorganization and Permitted Amendments. Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with only the written consent of the Administrative Agent and the Borrower (a) to provide for the making of any Incremental Facility as contemplated by Section 2.16. and to permit the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof, (b) to include appropriately the Lenders in respect of such Incremental Facilities in any determination of the Requisite Lenders and (c) to provide for the Permitted UPREIT Reorganization.

Section 12.7.	Nonliability of Administrative Agent and Lenders.
The relationship between the Borrower, on the one hand, and the Lenders and the Administrative Agent, on the other hand, shall be solely that of borrower and lender. None of the Administrative Agent, any Lender Party or any of their respective Affiliates shall have any fiduciary responsibilities to the Borrower or any other Loan Party and no provision in this Agreement or in any of the other Loan Documents, and no course of dealing between or among any of the parties hereto, shall be deemed to create any fiduciary duty owing by the Administrative Agent, any Lender Party or any of their respective Affiliates to any Lender, the Borrower, any Subsidiary or any other Loan Party. None of the Administrative Agent, any Lender Party or any of their respective Affiliates undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations. The Administrative Agent, each Lender Party and any of their respective Affiliates may have economic interests that conflict with those of the Loan Parties, their stockholders and partners and/or their Affiliates.

Section 12.8.	Confidentiality.
The Administrative Agent and each Lender shall maintain the confidentiality of all Information (as defined below) but in any event may make disclosure: (a) to its Affiliates and to its and its Affiliates’ other respective Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any actual or proposed assignee, Participant or other transferee in connection with a potential transfer of any Loan or participation therein as permitted hereunder, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations; (c) as required or requested by any Governmental Authority or representative thereof or pursuant to legal process or in connection with any legal proceedings, or as otherwise required by Applicable Law; (d) to the Administrative Agent’s or such Lender’s independent auditors, consultants, and other professional advisors (provided they shall be notified of the confidential nature of the information); (e) in connection with the exercise of any remedies under any Loan Document (or any Specified Derivatives Contract or Specified Cash Management Agreement) or any action or proceeding relating to any Loan Document (or any Specified Derivatives Contract or Specified Cash Management Agreement) or the enforcement of rights hereunder or thereunder; (f) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section actually known by the Administrative Agent or such Lender to be a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender or any Affiliate of the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower or any Affiliate of the Borrower; (g) to the extent requested by, or required to be disclosed to, any regulatory or similar authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (h) of deal terms and other information customarily reported to Thomson Reuters, other bank market data collectors and similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of the Loan Documents; (i) to any other party hereto; (j) on a confidential basis (1) upon the Borrower’s request, to any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facility provided for herein or (2) to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loan Documents; (k) for purposes of establishing a “due diligence” defense; and (l) with the consent of the Borrower (such consent not to be unreasonably withheld or delayed). Notwithstanding the foregoing, the Administrative Agent and each Lender may disclose any such confidential information, without notice to the Borrower or any other Loan Party, to Governmental Authorities in connection with any regulatory examination of the Administrative Agent or such Lender or in accordance with the regulatory compliance policy of the Administrative Agent or such Lender. As used in this Section, the term “Information” means all information received from the Borrower, any other Loan Party, any other Subsidiary or Affiliate relating to any Loan Party or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower, any other Loan Party, any other Subsidiary or any Affiliate, provided that, in the case of any such information received from the Borrower, any other Loan Party, any other Subsidiary or any Affiliate after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 12.9.	Indemnification.
(a)    The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Arranger, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnified Party”) against, and hold each Indemnified Party harmless from, and shall pay or reimburse promptly, and in any event within fifteen (15) Business Days following demand therefor, any such Indemnified Party for, any and all losses, claims (including without limitation, Environmental Claims), damages, liabilities and related reasonable and documented out-of-pocket expenses (including, without limitation, the reasonable and documented fees, charges and disbursements of one primary counsel to the Indemnified Parties, one specialty counsel to the Indemnified Parties in each relevant specialty, one local counsel to the Indemnified Parties in each relevant local jurisdiction, in the case of an actual or perceived conflict of interest, one additional counsel to the affected Indemnified Parties that are similarly situated in each relevant jurisdiction), incurred by any Indemnified Party or asserted against any Indemnified Party by any Person (including the Borrower, any other Loan Party or any other Subsidiary) other than such Indemnified Party and its Related Parties, arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower, any other Loan Party or any other Subsidiary, or any Environmental Claim related in any way to the Borrower, any other Loan Party or any other Subsidiary, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party, an Indemnified Party or by the Borrower, any other Loan Party or any other Subsidiary, and regardless of whether any Indemnified Party is a party thereto, or (v) any claim (including without limitation, any Environmental Claims), investigation, litigation or other proceeding (whether or not the Administrative Agent, any Arranger or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Loans, this Agreement, any other Loan Document, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, including without limitation, reasonable attorneys and consultant’s fees; provided, however, that such indemnity shall not, as to any Indemnified Party, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct or material breach of the obligations hereunder or under any other Loan Document of such Indemnified Party or (y) result from any dispute solely among the Indemnified Parties (except in connection with claims or disputes (1) against the Administrative Agent and/or the Arrangers in their respective capacities relating to whether the conditions to any Credit Event have been satisfied, (2) against the Administrative Agent and/or the Arrangers in their respective capacities with respect to a Defaulting Lender or the determination of whether a Lender is a Defaulting Lender, (3) against the Administrative Agent and/or the Arrangers in their respective capacities as such and (4) directly resulting from any act or omission on the part of the Borrower, any other Loan Parties or any other Subsidiary).
(b)    If and to the extent that the obligations of the Borrower under this Section are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under Applicable Law.
(c)    The Borrower’s obligations under this Section shall survive any termination of this Agreement and the other Loan Documents and the payment in full in cash of the Obligations, and are in addition to, and not in substitution of, any of the other obligations set forth in this Agreement or any other Loan Document to which it is a party.
References in this Section 12.9. to “Lender” or “Lenders” shall be deemed to include such Persons (and their Affiliates) in their capacity as Specified Derivatives Providers and Specified Cash Management Banks, as applicable.

Section 12.10.	Termination; Survival.
This Agreement shall terminate at such time as (a) all of the Commitments have been terminated, (b) none of the Lenders is obligated any longer under this Agreement to make any Loans and (c) all Obligations (other than obligations which survive as provided in the following sentence) have been paid and satisfied in full. The indemnities to which the Administrative Agent and the Lenders are entitled under the provisions of Sections 3.10., 4.1., 4.4., 11.6., 12.2. and 12.9. and any other provision of this Agreement and the other Loan Documents, and the provisions of Section 12.4., shall continue in full force and effect and shall protect the Administrative Agent and the Lenders (i) notwithstanding any termination of this Agreement, or of the other Loan Documents, against events arising after such termination as well as before and (ii) at all times after any such party ceases to be a party to this Agreement with respect to all matters and events existing on or prior to the date such party ceased to be a party to this Agreement.

Section 12.11.	Severability of Provisions.
If any provision of this Agreement or the other Loan Documents shall be determined by a court of competent jurisdiction to be invalid or unenforceable, that provision shall be deemed severed from the Loan Documents, and the validity, legality and enforceability of the remaining provisions shall remain in full force as though the invalid, illegal, or unenforceable provision had never been part of the Loan Documents.

Section 12.12.	GOVERNING LAW.
THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

Section 12.13.	Counterparts.
To facilitate execution, this Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts as may be convenient or required (which may be effectively delivered by facsimile, in portable document format (“PDF”) or other similar electronic means). It shall not be necessary that the signature of, or on behalf of, each party, or that the signature of all persons required to bind any party, appear on each counterpart. All counterparts shall collectively constitute a single document. It shall not be necessary in making proof of this document to produce or account for more than a single counterpart containing the respective signatures of, or on behalf of, each of the parties hereto.

Section 12.14.	Obligations with Respect to Loan Parties and Subsidiaries.
The obligations of the Borrower to direct or prohibit the taking of certain actions by the other Loan Parties and Subsidiaries as specified herein shall be absolute and not subject to any defense the Borrower may have that the Borrower does not control such Loan Parties or Subsidiaries.

Section 12.15.	Independence of Covenants.
All covenants hereunder shall be given in any jurisdiction independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

Section 12.16.	Limitation of Liability.
None of the Administrative Agent, any Lender, or any of their respective Related Parties shall have any liability with respect to, and the Borrower hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, consequential or punitive damages suffered or incurred by the Borrower in connection with, arising out of, or in any way related to, this Agreement, any of the other Loan Documents or any of the transactions contemplated by this Agreement or any of the other Loan Documents.

Section 12.17.	Entire Agreement.
This Agreement and the other Loan Documents embody the final, entire agreement among the parties hereto and supersede any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof and thereof and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto. To the extent any term of this Agreement is inconsistent with a term of any other Loan Document to which the parties of this Agreement are party, the term of this Agreement shall control to the extent of such inconsistency. There are no oral agreements among the parties hereto.

Section 12.18.	Construction.
The Administrative Agent, the Borrower and each Lender acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by the Administrative Agent, the Borrower and each Lender.

Section 12.19.	Acknowledgement and Consent to Bail-In of EEA Financial Institutions.
Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

Section 12.20.	Headings.
The paragraph and section headings in this Agreement are provided for convenience of reference only and shall not affect its construction or interpretation.
[Signatures on Following Pages]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their authorized officers all as of the day and year first above written.
NATIONAL HEALTH INVESTORS, INC.

By:	/s/ D. Eric Mendelsohn Name: D. Eric Mendelsohn Title: President and Chief Executive Officer
[Signatures Continued on Next Page]
[Signature Page to Term Loan Agreement with National Health Investors, Inc.]
WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent and as a Lender
By:     /s/ Darin Mullis
    Name:    Darin Mullis
    Title:     Managing Director
[Signatures Continued on Next Page]

[Signature Page to Term Loan Agreement with National Health Investors, Inc.]
BANK OF AMERICA, N.A., as a Syndication Agent and as a Lender
By:    /s/ H. Hope Walker
    Name:    H. Hope Walker
    Title:    Senior Vice President
[Signatures Continued on Next Page]
[Signature Page to Term Loan Agreement with National Health Investors, Inc.]
KEYBANK NATIONAL ASSOCIATION, as a Syndication Agent and as a Lender
By:    /s/ Laura Conway
    Name:    Laura Conway
    Title:    Senior Vice President
[Signatures Continued on Next Page]

[Signature Page to Term Loan Agreement with National Health Investors, Inc.]
REGIONS BANK, as a Syndication Agent and as a Lender

By:	/s/ John E. Boudler Name: John E. Boudler Title: Senior Vice President
[Signatures Continued on Next Page]

[Signature Page to Term Loan Agreement with National Health Investors, Inc.]
BANK OF MONTREAL, as a Lender

By:	/s/ Loyd Baron Name: Loyd Baron Title: Director
[Signatures Continued on Next Page]

[Signature Page to Term Loan Agreement with National Health Investors, Inc.]
CAPITAL ONE, N.A., as a Lender

By:	/s/ Jason LaGrippe Name: Jason LaGrippe Title: Duly Authorized Signatory
[Signatures Continued on Next Page]
[Signature Page to Term Loan Agreement with National Health Investors, Inc.]
GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Annie Carr Name: Annie Carr Title: Authorized Signatory
[Signatures Continued on Next Page]
[Signature Page to Term Loan Agreement with National Health Investors, Inc.]
JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Chiara Carter Name: Chiara Carter Title: Executive Director
[Signatures Continued on Next Page]
[Signature Page to Term Loan Agreement with National Health Investors, Inc.]
PINNACLE BANK, as a Lender

By:	/s/ Allison H. Jones Name: Allison H. Jones Title: Senior Vice President
[End of Signatures]
SCHEDULE I
Term Loan Commitments

Lender	Term Loan Commitment Amount
Wells Fargo Bank, National Association	$40,000,000
Bank of America, N.A.	$40,000,000
KeyBank National Association	$40,000,000
Regions Bank	$40,000,000
Bank of Montreal	$34,000,000
Capital One, N.A.	$34,000,000
Goldman Sachs Bank USA	$24,000,000
JPMorgan Chase Bank, N.A.	$24,000,000
Pinnacle Bank	$24,000,000

TOTAL	$300,000,000